AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                   JANUARY 14, 1997

                                                   REGISTRATION NO. 333-15477
     ===========================================================================
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                       ----------------------------------------

                                   AMENDMENT NO. 2

                                          TO
                                       FORM S-1
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                 ----------------------------------------------------
                             GENERAL BEARING CORPORATION
                (Exact Name of Registrant as Specified in its Charter)

          Delaware                 3562                     13-2796245
     ---------------------    -----------------------  -------------------
     (State of other       (Primary Standard Industrial     (I.R.S.
     jurisdiction of        Classification Code Number)     Employer
     of incorporation or                                    Identification
     organization)                                          Number)

                                    44 High Street
                              West Nyack, New York 10994
                                    (914) 358-6000
     (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
           --------------------------------------------------------------
                                   DAVID L. GUSSACK
                                      President
                             General Bearing Corporation
                                    44 High Street
                              West Nyack, New York 10994
                                    (914) 358-6000
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
          -------------------------------------------------------------
                   Please address a copy of all communications to:

     STEVEN L. WASSERMAN, ESQ.                   JAMES M. JENKINS, ESQ.
         Reid & Priest LLP                      Harter, Secrest & Emery
        40 West 57th Street                        700 Midtown Tower
     New York, New York  10019                    Rochester, New York
           (212) 603-2000                                14604
                                                     (716) 232-6500
                --------------------------------------------
          Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
                -------------------------------------------

                      CALCULATION OF REGISTRATION FEE
     --------------------------------------------------------------------------
      TITLE OF EACH                   PROPOSED        PROPOSED
      EACH CLASS OF     AMOUNT        MAXIMUM         MAXIMUM
      SECURITIES        TO BE         OFFERING        AGGREGATE    AMOUNT OF
      TO BE             REGISTERED    PRICE           OFFERING     REGISTRATION
      REGISTERED        (1)           PER SHARE(2)    PRICE(2)     FEE
     --------------------------------------------------------------------------

     Common Stock,
     par value
     $.01 per
     share .........  1,380,000         $9.00      $12,420,000       $3,764
     --------------------------------------------------------------------------
     Common Stock,
     $0.01 par
     value,
     issuable upon
     exercise of
     Representative's
     Warrant .......    120,000(4)     $12.60       $1,512,000         $458
     -------------------------------------------------------------------------
          Total ....  1,500,000                    $13,932,000       $4,222(3)

     -------------------------------------------------------------------------

     (1) Includes 180,000 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any, and 120,000 shares underlying the Representative's Warrant. See "Underwriting."

     (2) Estimated pursuant to Rule 457(a) solely for the purpose of calculating the registration fee.

     (3)  Including $3,849 previously paid.

     (4) Pursuant to Rule 416(a) under the Securities Act of 1933, there also are being registered such additional securities as may be issued pursuant to the antidilution provisions of the Representative's Warrant.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
     ===========================================================================

          Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


     PROSPECTUS                 Subject to Completion

                    Preliminary Prospectus dated January 14, 1997



                                   1,200,000 SHARES

                             GENERAL BEARING CORPORATION
                                     COMMON STOCK


          All of the shares of common stock, $.01 par value per share ("Common Stock"), offered hereby are being sold by General Bearing Corporation, a Delaware corporation ("Company"). Prior to this offering ("Offering"), there has been no public market for the Common Stock, and there can be no assurance that an active market will develop. It is currently estimated that the initial public offering price will be between $7.00 and $9.00 per share. The offering price of the Common Stock will be determined by negotiation between the Company and H.J. Meyers & Co., Inc., the representative ("Representative") of the several underwriters ("Underwriters"), and is not necessarily related to the Company's asset value or any other established criterion of value. For the method of determining the initial public offering price of the Common Stock see "Risk Factors" and "Underwriting." The Company has applied for listing of the Common Stock on the NASDAQ SmallCap Market and the Pacific Stock Exchange under the symbols "GNRL" and "GNB," respectively.


                    ------------------------------------------


         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK
             AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE
               LOSS OF THEIR ENTIRE INVESTMENT.  PERSONS WHO PURCHASE
                 THESE SECURITIES WILL INCUR SUBSTANTIAL DILUTION.
                       SEE "RISK FACTORS" BEGINNING ON PAGE 8.


                    ------------------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          ===============================================================

                                                 Underwriting    Proceeds
                                    Price to     Discounts and      to
                                     Public     Commissions(1)  Company(2)
          ---------------------------------------------------------------
          Per Share . . . . . .       $              $             $
          ---------------------------------------------------------------
          Total(3)  . . . . . .    $              $             $
          ===============================================================


     (1) Does not include additional compensation to be received by the Representative in the form of (i) a non-accountable expense allowance
          of $        (or $        if the Underwriters' over-allotment option
          described in footnote (3) is exercised in full); and (ii) warrants to
          purchase up to 120,000 shares of Common Stock at $     per share (that
          being 140% of the initial public offering price), exercisable over a period of four years, commencing one year from the date of this Prospectus ("Representative's Warrants"). In addition, the Company has agreed to indemnify the Underwriters against certain civil liabilities under the Securities Act of 1933, as amended ("Act"). See "Underwriting."



     (2)  Before deducting expenses of this Offering payable by the Company,
          estimated at $        , including the Representative's non-accountable
          expense allowance.



     (3) The Company has granted the Underwriters an option, exercisable within 45 business days of the date of this Prospectus, to purchase up to 180,000 additional shares of Common Stock on the same terms and conditions as set forth above to cover over-allotments, if any. If all such additional shares of Common Stock are purchased, the total price to public, underwriting discounts and commissions and proceeds
          to Company will be increased to $         , $        and $          ,
          respectively.  See "Underwriting."


          The shares of Common Stock are offered on a "firm commitment" basis by the Underwriters when, as and if delivered to and accepted by the Underwriters, and subject to prior sale, withdrawal or cancellation of the offer without notice. It is expected that delivery of the certificates representing the shares of Common Stock will be made at the offices of H.J. Meyers & Co., Inc., 1895 Mt. Hope Avenue, Rochester, New York 14620 on or
     about            , 1997.
                              -------------------------

                               H.J. MEYERS & CO., INC.

                   The date of this Prospectus is            , 1997
                                                   ----------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The General(R) is a trademark of, and Hyatt(R) is a trademark licensed to, the Company. This Prospectus also includes names, tradenames and trademarks of other companies.

                             PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors should consider carefully the information set forth under "Risk Factors." Unless otherwise indicated, (i) the information set forth in this Prospectus assumes no exercise of the Underwriters' over-allotment option and (ii) all share and per share data gives effect to a 3,000-for-one stock split effective as of October 10, 1996. Certain of the information contained in this Prospectus Summary and elsewhere in this Prospectus, including information with regard to the Company's strategy for expanding operations and market share and related financing requirements, are forward looking statements. For a discussion of important factors that could affect such matters, see "Risk Factors." All references to the Company's operations for a particular fiscal year refer to the 52-53 week period ended on the last Saturday in December of such year. The 39 week periods ended September 30, 1995 and September 28, 1996 are referred to herein as the "1995 Interim Period" and the "1996 Interim Period," respectively.



                                     THE COMPANY


          General Bearing Corporation ("Company") manufactures, sources, assembles and distributes a variety of bearing components and bearing products, including ball bearings, tapered roller bearings, spherical roller bearings and cylindrical roller bearings under the Hyatt(R) and The General(R) trademarks. The Company supplies original equipment manufacturers ("OEMs") and the industrial aftermarket principally in the United States ("U.S.") and Canada. The Company's products are used in a broad range of applications, including automobiles, railroad cars, locomotives, trucks, office equipment, machinery and appliances.

          The Company operates in two divisions: the OEM Division, which supplies OEMs, and the Distribution Division, which serves distributors that supply the repair and maintenance aftermarket and small OEMs. Current OEM Division customers include automotive and locomotive divisions of General Motors Corporation ("GM"), Gunite Corporation ("Gunite"), Strick Corporation ("Strick"), Trinity Industries, Inc. ("Trinity"), Burlington Northern Railroad Co. ("Burlington Northern") and Xerox Corporation ("Xerox"). The Distribution Division has customers ranging in size from Motion Industries Inc. ("Motion Industries") and Bearings, Inc., each of which has more than 400 outlets, to independent single outlet operations. The Distribution Division's individual shipments are typically smaller in volume but have higher gross margins.

          Through flexibility in manufacturing and sourcing, as well as attentive customer service, the Company strives to be a reliable, innovative and cost effective provider of bearing components and products to the approximately $5 billion per year U.S. bearing market. The Company's strategy to accomplish this objective includes the following:

          . PROVIDE HIGH QUALITY PRODUCTS AND SUPERIOR CUSTOMER SERVICE. The Company maintains a detailed and extensive Quality Assurance Program and has been certified to the M 1003 standard by the Association of American Railroads ("AAR") and the MIL-I-45208 standard by General Dynamics, a military contractor. The Company currently is taking steps to obtain ISO 9001 and QS 9000 registrations from the International Standards Organization ("ISO"). The Company also requires that both its affiliated and unaffiliated suppliers conform to Company and customer quality and engineering standards. Certain of the Company's products also have been specifically certified by the AAR for use in locomotives and railroad cars. In addition, the Company has been qualified as an authorized supplier by leading automobile and truck trailer manufacturers (including GM, Fruehauf, Gunite, Stoughton Trailers, Inc. ("Stoughton"), and Strick), railroads (including Burlington Northern, the Atchison, Topeka and Santa Fe Railway ("Santa Fe"), Missouri Pacific Railroad Company ("Missouri Pacific"), Southern Pacific Rail Corporation ("Southern Pacific") and Norfolk Southern Corp. ("Norfolk Southern")) and national distributors of bearings, including Motion Industries and Bearings, Inc.. These certifications and qualifications, which often take significant time to obtain because of testing and other requirements, enable the Company to supply large markets currently served by a limited number of competitors and to which the Company's access had been limited previously.


          . PRESENCE IN CHINA. In 1987, the Company formed a joint venture, Shanghai General Bearing Co. Ltd. ("SGBC"), in the People's Republic of China ("PRC") to establish a low cost, quality controlled source for bearings and bearing components. The Company has formed other joint ventures in the PRC, and it continues to investigate joint venture opportunities. The Company believes that potential customers in the U.S. intending to establish or expand manufacturing and other facilities in the PRC have, and will continue to have, an incentive to purchase bearings from the Company in order to satisfy Chinese counterpurchasing and local content requirements. In addition, the U.S. Department of Commerce ("Commerce") has granted a preliminary order with respect to SGBC revoking the applicability to it of an antidumping order covering tapered roller bearings ("TRBs") issued in 1987. A final determination revoking the antidumping order as it applies to SGBC would result in a direct benefit to the Company and SGBC by eliminating costs associated with antidumping duties, yearly antidumping investigations and other compliance requirements related thereto. There cannot be any assurance that Commerce will determine to revoke the antidumping order as it applies to SGBC. However, in each of the four annual reviews of the antidumping order in which SGBC was a respondent and Commerce issued a final order, Commerce imposed no antidumping margin on SGBC. The Company knows of no such revocations pending for other companies and believes its own revocation, if granted, will provide it with a competitive advantage.


          . MANUFACTURING AND SOURCING FLEXIBILITY. The Company operates on the principle that a flexible method of combining product and component purchasing with its own manufacturing and assembly capabilities can provide customers with high quality products and cost advantages. The Company uses its manufacturing, engineering and purchasing expertise to determine the highest quality and most cost effective methods of production. The Company currently sources bearing components and products from over 20 factories outside the U.S. In order to maintain the Company's flexibility to change with the market, the Company typically limits the term of its supply contracts to one year.

          . NICHE MARKET PRODUCTS. Since 1992, the Company increasingly has emphasized the sale of special and niche market bearings. Special bearings are manufactured according to the design specifications of a particular customer, often in cooperation with the Company's engineering staff. Niche market bearings are used in specific industries served by a limited number of manufacturers and are often sold at higher profit margins than standard bearings. Sales of special and niche market bearings by the Company have increased by approximately 40% from fiscal 1993 to fiscal 1995.


          . IMPROVED FINANCIAL POSITION AND CUSTOMER CONFIDENCE. In September 1991, the Company filed for bankruptcy protection as a result of its inability to meet its obligations under a loan it incurred to acquire the assets of Hyatt Clark Industries ("Hyatt"), formerly a division of GM. In connection with the Company's reorganization, the Company took significant steps to improve its operations and financial position and reestablish the well-known Hyatt(R) brand. As a result of these efforts, the Company increased its sales from approximately $27.3 million in fiscal 1993, the last year in which the Company operated in bankruptcy, to approximately $42.1 million in fiscal 1995, and reported operating income of $354,000 for fiscal 1995 compared to an operating loss of $387,000 for fiscal 1993. Primarily as a result of a charge due to customer damage claims connected with a product recall of certain tapered journal bearings, the Company incurred a loss of
          approximately $1.7 million for fiscal 1995.   However, during the 1996
          Interim Period, the Company recorded operating income of approximately $2.4 million. During the bankruptcy, the Company lost its status as an approved vendor to certain distributors of bearings and bearing products. Although there cannot be any assurance that it will be the case, and while the Company has no formal basis for determining the effect of the product recall on customer confidence, the Company believes that as a result of this Offering it may be redesignated as an approved vendor by certain of such distributors, enabling the

          Company to increase its distribution sales, and this Offering may enhance customer confidence in the Company's ability to undertake projects requiring greater capital commitments by the Company.


          As a result of the Company's improved financial condition, certifications and qualifications, a favorable operating environment for its Chinese joint ventures, its manufacturing and sourcing expertise and focus on niche markets, the Company believes it is well positioned to increase sales and profitability.

          The Company was incorporated in 1958 by Seymour I. Gussack, its current Chairman of the Board of Directors. The Company's principal executive offices are located at 44 High Street, West Nyack, New York 10994, and its telephone number is (914) 358-6000.

                                SUMMARY FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                    YEAR ENDED               NINE MONTHS ENDED
                          ------------------------------  ---------------------
                          DECEMBER   DECEMBER   DECEMBER   SEPTEMBER  SEPTEMBER
                             25,        31,        30,        30,        28,
                            1993       1994       1995       1995       1996
                          -------    -------    -------   ---------   ---------

     STATEMENT OF OPERATIONS DATA:

     Sales . . . . . .    $27,254    $37,032    $42,070    $31,963     $29,800

     Gross profit  . .      6,529      8,548     10,001      7,817       7,861

     Provision
     (recovery) -
     customer damage
     claims  . . . . .         --         --      2,152(2)   2,152(2)     (101)

     Operating income
     (loss)  . . . . .       (387)       874        354        117       2,394

     Income (loss)
     before income tax
     (benefit)
     and extraordinary
     item  . . . . . .       (365)       255     (2,229)    (1,983)      1,425

     Income tax
     (benefit) . . . .         --         --       (500)        --         500

     Income (loss)
     before
     extraordinary
     income  . . . . .       (365)       255     (1,729)    (1,983)        925

     Extraordinary item    15,836(1)     108         --         --          --

     Net income (loss)    $15,471    $   363   $ (1,729)   $(1,983)   $    925

     Net income (loss)
     per common share
     (before
     extraordinary
     item) . . . . . .    $  (.01)   $   .08   $   (.58)   $  (.66)   $    .31

     Net income (loss)
     per share . . . .    $   .67    $   .12   $   (.58)   $  (.66)   $    .31

     Shares used in
     calculating net
     income (loss) per
      share(3) . . . . 23,125,000  3,000,000  3,000,000  3,000,000   3,000,000


                                                      SEPTEMBER 28, 1996
                                                ----------------------------

        BALANCE SHEET DATA:                       ACTUAL      AS ADJUSTED(4)
                                                -----------   --------------

        Working capital . . . . . . . . . . . .   $3,740       $11,940

        Total assets  . . . . . . . . . . . . .   24,399        27,199

        Current liabilities . . . . . . . . . .   16,866        11,666

        Long-term debt
         (less current maturities)  . . . . . .    4,668         4,668

        Stockholders' equity  . . . . . . . . .    2,865        10,865



     (1) In December 1993, the Company emerged from a bankruptcy reorganization which commenced in September 1991. In connection with its Plan of Reorganization, the Company issued to World Machinery Company ("World"), which prior to this Offering owned all of the Common Stock:
          (i) a 6% Secured Promissory Note due 1998 in the original principal amount of $2.5 million ("Secured Note"), (ii) a non-interest bearing, Unsecured Promissory Note in the principal amount of $750,142 payable in annual installments of $125,000 commencing December 1993 ("Installment Note") and (iii) 1,000 shares of Common Stock (3,000,000 shares after giving effect to the 3000-for-one stock split effective October 10, 1996). The Secured Note, Installment Note and 1,000 shares of Common Stock were issued in exchange for a note in the original principal amount of $12.0 million, together with accrued interest thereon in the amount of $2,701,416 ("Discharged Obligation"). World acquired the Discharged Obligation from Wells Fargo Bank N.A.("Wells Fargo"), which provided financing for the Company's purchase of Hyatt in March 1987 and for working capital.
          The difference between the amount of the Discharged Obligation and the principal amounts of the notes and the value attributed to the Common Stock issued to World in exchange for the Discharged Obligation, $11,451,174, has been recorded as "Extraordinary Income - settlement of debts at a discount." In addition, unsecured creditors of the Company were offered a cash settlement equal to 5% of their outstanding pre-petition claims or, in the alternative, 10% of such claims, payable 2% per year for five years, which resulted in an additional reduction in obligations of $3,974,480. See "Risk Factors
          - Bankruptcy Reorganization," "Company History," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Notes to Consolidated Financial Statements.

     (2) In April 1995, three railroads reported to the AAR problems with a total of eight bearings which had overheated due to friction that was attributed to misplaced seals on the Company's tapered journal bearings. The Company agreed with the AAR to recall and replace all Company tapered journal bearings that had been shipped. In anticipation of the expenses related to the reimbursement, recall and rework, the Company accrued a one-time charge of approximately $2.2 million in fiscal 1995. See "Risk Factors - Product Recall."
     (3) For an explanation of the number of shares used to calculate net income (loss) per share, see "Consolidated financial statements - Summary of significant accounting policies."

     (4) Adjusted to reflect the application of the estimated net proceeds of this Offering, after deducting underwriting discounts and commissions and estimated Offering expenses. Pending the application of the net proceeds, the Company intends to use such proceeds to repay outstanding borrowings with the proceeds of this Offering. The Revolving Credit Facility currently terminates in June 1998 and will remain available through that date, with or without repayment of outstanding borrowings under the Revolving Credit Facility. The Revolving Credit Facility allows for borrowings, from time to time, not to exceed the lesser of $15.0 million or an amount equal to the sum of (i) 85% of receivables, as defined, (ii) 50% of eligible inventory, as defined, consisting of raw materials, (iii) 50% of eligible inventory, as defined, consisting of finished goods, and
          (iv) 50% of eligible inventory, as defined, in transit under letters of credit less the sum of (x) the aggregate amount of outstanding letters of credit and (y) such reserves as the lender may reasonably deem proper and necessary from time. See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of
          Results of Operations and Financial Condition."



                                    THIS OFFERING



          Common Stock Offered by
          the Company  . . . . . . . . . . . . . .    1,200,000 shares

          Common Stock to be Outstanding
          after this Offering(1) . . . . . . . . .   4,200,000 shares

          Use of Proceeds  . . . . . . . . . . . .   Expansion of manufacturing
                                                     capacity, marketing and
                                                     research and development;
                                                     working capital

          Proposed NASDAQ SmallCap Market and
          Pacific Stock Exchange Symbols . . . . .   "GNRL" and"GNB,"
                                                     respectively


     --------------------------------

     (1) Excludes: (i) 500,000 shares reserved for issuance pursuant to the Company's 1996 Stock Option and Performance Award Plan ("1996 Option Plan"), of which options to purchase 257,500 shares of Common Stock at the price offered to the public in this Offering have been granted subject to certain vesting periods; and (ii) 120,000 shares of Common Stock issuable upon exercise of the Representative's Warrants.

                                   RISK FACTORS

          An investment in the Common Stock offered hereby involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. Prospective investors, prior to making an investment decision, should consider carefully, in addition to the other information contained in this Prospectus (including the financial statements and notes thereto), the following factors. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

     BANKRUPTCY REORGANIZATION


           In 1987, the Company purchased the assets of Hyatt, a manufacturer of TRBs for automotive OEM and railway markets and cylindrical roller bearings for locomotive applications. In order to finance the purchase and related working capital requirements, the Company borrowed $12.0 million from Wells Fargo. As a result of a number of factors, including litigation between local residents and the Town of Orangetown, New York challenging the establishment of a Company production facility, the Company was delayed in reestablishing the production of Hyatt products. During the litigation, the Company continued to maintain the Hyatt assets and related executive, maintenance and production staff at the facility in New Jersey at which they had been located. However, the Company could not operate the facilities without potentially incurring liability as an operator under applicable environmental laws. The expenses incurred to maintain the assets and staff before production commenced at another location materially and adversely affected the Company's financial position. In addition, the delays adversely affected the Company's efforts to regain Hyatt's market share for journal boxes (locomotive axle bearings), traction motor bearings (part of the drive motor of a locomotive) and TRBs. Sales of journal boxes and traction motor bearings by the Company were limited to $776,000 in 1987 and approximately $2.0 million in 1988, compared to sales by Hyatt of approximately $11.0 million in 1986. In addition, Hyatt sales of TRBs aggregated approximately $70.3 million in 1985 and the Company did not have any sales of such Hyatt products for 1987 or 1988. As a result of a lack of sales, the Company became unable to meet its obligations under its loan agreement with Wells Fargo, and filed for protection under Chapter 11 of the U.S. Bankruptcy Code in September 1991. In connection with its reorganization in bankruptcy, the Company took significant steps to improve its operations and financial position, leading to profitability in 1994. The Company's long-term viability, however, will depend upon its ability to sustain profitable results of operations. There can be no assurance that such results can or will be sustained. See "Company History."


     PRODUCT RECALL


          In January 1995, the Company initiated shipments of Hyatt tapered journal bearings (a type of TRB), which are used in the manufacture and maintenance of railroad freight cars. Through April 1995, the Company shipped approximately 10,000 tapered journal bearings to five railroad car manufacturing customers: Trinity, National Steel Car Company, Thrall Car Manufacturing, TTX Company and American Allied Railway Equipment Company. During April 1995, three railroads, CSX, Burlington Northern and Southern Pacific, reported to the AAR problems with a total of eight bearings, which had overheated due to friction that was attributed to misplaced seals. The AAR and the Company investigated the reports and the AAR issued a warning notice to all railroads. The Company agreed with the AAR to recall and replace all Company bearings which had been shipped. Claims were submitted to the Company by railroad car manufacturers and railroads for replacement bearings and damages, including incidental damages, related to the recall. In anticipation of the expenses related to the reimbursement, recall and rework, the Company accrued a one-time charge of approximately $2.2 million in fiscal 1995, which resulted in the Company incurring a net loss of approximately $1.7 million for fiscal 1995. As of September 28, 1996, the Company had resolved more than 95% of the claims to the customers' satisfaction. The Company satisfied approximately 83% of the claims by shipping new tapered journal bearings. The Company's liability insurance carrier agreed to reimburse the Company approximately $450,000 for certain claims attributable to incidental damages, of which approximately $442,000 has been received by the Company through November 1996. After completing its investigation, in September 1995, the AAR approved the Company's tapered journal bearings for use in railroad freight cars, conditioned upon the Company providing information to the AAR about the number of bearings returned from service, submitting a written proposal for further handling of roller bearing components that were returned and making arrangements for an AAR representative to witness the teardown of a sample of the recalled roller bearings. The Company satisfied these conditions and, in addition to shipping bearings to replace those removed from railroad freight cars, has received orders for new tapered journal bearings from various customers. The Company has not received any additional claims relating to the recall since August 1996 and believes that no additional claims will be made. The Company further believes that its Quality Assurance system (See "Business - Quality and Customer Service Programs") has reduced the possibility of future recalls. However, any additional recalls could have a material adverse effect on the Company's reputation, business, results of operations and financial condition. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business."


     MANAGEMENT'S BROAD DISCRETION IN USE OF PROCEEDS; UNSPECIFIED ACQUISITIONS


          Approximately $5.0 million (62.5%) of the estimated $8.0 million of net proceeds from this Offering (along with any net proceeds derived from the exercise of the Underwriters' over-allotment option) will be used by the Company for working capital and applied to general corporate purposes, including the possible acquisition of the business or assets of other bearing manufacturers. In the event the proceeds from this Offering are used to acquire such business or assets, the stockholders purchasing in this Offering may not have the opportunity to review the financial statements of such businesses or to vote on such acquisitions. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. See "Use of Proceeds."


     LOSS OF CERTIFICATIONS AND QUALIFICATIONS


          In order to supply certain OEMs, particularly automotive manufacturers and manufacturers of railroad freight cars and locomotives, the Company is required to qualify with such customers and may have to obtain certifications and registrations from the ISO, as well as other certifying organizations. There can be no assurance that the Company will be successful in maintaining its certifications or qualifications in the future. From time to time, the Company also may be subject to requirements by customers to obtain certifications and qualifications which it does not currently possess. For example, GM has requested that by December 1997 the Company meet the QS 9000 standard, a standard jointly developed by GM, Ford Motor Company ("Ford") and Chrysler Corporation ("Chrysler") that has all the basic systems of ISO 9001 with additional requirements specific to the automotive industry. The Company believes that it will meet such registrations by such date and that, if it cannot, GM will extend the date for obtaining registrations. However, the Company is unable to anticipate or predict changes in the requirements to maintain existing certifications or qualifications, and there can be no assurance that the Company will be successful in obtaining any new certifications or qualifications. A failure to meet existing or additional certifications or qualifications requirements may have a material adverse effect on the business and results of operations of the Company. See "Business - Quality and Customer Service Programs."


     OPERATING RESULTS


          The Company's industry is characterized by relatively narrow profit margins and the Company's earnings depend significantly on its ability to manufacture and distribute products efficiently and to source products and components on favorable terms. Operating results between 1987 and 1991 were adversely affected by the Company's inability to service debt incurred in connection with its acquisition of Hyatt, resulting in the Company's filing in 1991 for protection under the federal bankruptcy laws. As of September 28, 1996, the Company had an accumulated deficit of approximately $9,368,000. The Company's performance has been, and future performance will be, subject to a number of factors, including those beyond its control. Such factors include, but are not limited to, economic downturns, increased competition and price increases of components, raw materials and finished products that the Company distributes. During periods of economic expansion, when industrial production is increasing, the demand for bearings normally increases. Likewise, during recessionary times, the bearing industry is affected adversely by declines in demand and possible increases in delinquent accounts receivable. In addition, operating results may be adversely affected by losses incurred at Company joint ventures, for which the Company accounts using the equity method. See

     "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Consolidated financial statements Summary of significant accounting policies."


     SUBSTANTIAL INDEBTEDNESS


          The Company has incurred substantial indebtedness to finance its needs for working capital in the form of a $15.0 million revolving credit facility ("Revolving Credit Facility") from the Bank of New York Commercial Corporation ("BNYCC"). At December 11, 1996, the Company had indebtedness under the Revolving Credit Facility of approximately $9,450,000, representing approximately 330% of stockholders' equity as of September 28, 1996. The Company's high level of indebtedness has the following important consequences: (i) significant interest expense resulting in substantial annual fixed charges; (ii) significant limitations on the Company's ability to obtain financing, fund working capital requirements, make capital expenditures and acquisitions and take advantage of other significant business opportunities that may arise; and (iii) increased vulnerability to adverse general economic and industry conditions. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."


     RELIANCE ON BORROWINGS UNDER REVOLVING CREDIT FACILITY


          Borrowings under the Revolving Credit Facility are secured by the Company's accounts receivable, inventory and various other assets, based on certain coverage ratios. The Revolving Credit Facility contains covenants which, among other things, limit the Company's ability to incur additional indebtedness and require the Company to maintain certain levels of working capital and satisfy other financial tests. The Company has obtained several amendments to the Revolving Credit Facility to increase the maximum amount permitted to be borrowed and to increase the percentage of receivables or inventory used to determine the amount available to be borrowed at any time. Since the beginning of fiscal 1994, BNYCC has agreed on two occasions to increase the amount available to be borrowed from the amount otherwise permitted by the applicable percentages of receivables and inventory ("Overadvances"). In each case, the increase in availability was based, in part, upon the agreement of David L. Gussack, the Company's President, to personally guarantee payment of the Overadvances. In addition, BNYCC may require the establishment of such reserves as it may reasonably deem proper and necessary from time to time, thus reducing the amounts that may otherwise be borrowed under the Revolving Credit Facility. There can be no assurances that BNYCC will agree to any future Overadvances, that David L. Gussack will provide, if needed, additional personal guarantees or that BNYCC will not require additional reserves. As a result of the effects of the recall of tapered journal bearings, as of December 31, 1995, the Company was not in compliance with covenants requiring the maintenance of minimum tangible net worth and of fixed charge coverage rates. BNYCC agreed to waive such noncompliance and amended such covenants. There can be no assurances, however, that BNYCC will grant any such waivers or amendments in the future. As of September 28, 1996, the Company was required to maintain a tangible net worth, as defined, of $2,835,000, a fixed charge ratio of 1.3 to 1.0 and a ratio of current assets to current liabilities of .90 to 1.0. The Company's actual results as of September 28, 1996 reflected a tangible net worth of $4,511,000, a fixed charge ratio of 1.85 to 1.0 and a ratio of current assets to current liabilities of 1.22 to 1.0. As of September 28, 1996, the Company was in compliance with all other covenants under the Revolving Credit Facility and all Overadvances due had been repaid. The Revolving Credit Facility expires in June 1998. Based upon the Company's performance and 20 year relationship with BNYCC, the Company intends to request and believes it may be able to obtain more favorable terms on the Revolving Credit Facility upon the completion of this Offering, although there can be no assurance that it will be able to do so. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."


     COMPETITION


          The ball and roller bearing industry is highly competitive. The Company believes that competition in the industry is based principally on engineering, experience, quality, price and the ability to meet customer delivery requirements. Price competition in the industry affects the Company's ability to increase prices on certain products and, in some cases, subjects the Company to pressure from its customers to reduce prices. While efforts to improve its manufacturing and assembly processes have permitted the Company to reduce costs through operating efficiencies, thereby improving profitability, there can be no assurance that continued pricing pressure will not have a material adverse effect on the Company's operations. The Company does not own any U.S. or foreign patents or proprietary protection that is material to its business. Additionally, many of the Company's competitors have greater financial resources than the Company and there can be no assurance that the Company will continue to be able to compete effectively with these larger manufacturers. The Company's ability to compete with foreign based competitors also may be adversely affected by an increase in the value of the U.S. dollar relative to foreign currencies. See "Business - Competition."


     RELIANCE ON UNAFFILIATED MANUFACTURERS


          The Company produces approximately 37% of the bearings that it sells and obtains another 24% of components and finished products from joint ventures in which it participates. The Company currently relies on approximately 82 unaffiliated manufacturers to produce the remaining 39% of the bearings that it distributes. The Company maintains long term relationships with its unaffiliated manufacturing sources, but does not have long term supply contracts with any of them. In the event any of the Company's key unaffiliated manufacturers become unable or unwilling to continue to manufacture the Company's products, the Company would have to rely on other current manufacturing sources or identify and qualify new unaffiliated manufacturers. In such event, there can be no assurance that the Company would be able to qualify such manufacturers for existing or new products in a timely manner or that such manufacturers would allocate sufficient capacity to the Company in order to meet the Company's requirements. Any significant delay in the Company's ability to obtain adequate supplies of its products from its current or alternative sources could materially and adversely affect the Company's business and results of operations. See "Business - Manufacturing and Sourcing."


     RELIANCE ON QUALITY CONTROL OF UNAFFILIATED MANUFACTURERS


          Although the Company believes that it maintains good control with respect to product specifications and quality, there can be no assurance that unaffiliated manufacturers will continue to produce products that are consistent with the Company's quality and performance standards. In this regard, the Company has occasionally received, and may in the future continue to receive, shipments of product from unaffiliated manufacturers that fail to conform to the Company's quality control standards. In such event, unless the Company is able to obtain replacement products in a timely manner, the Company risks the loss of revenue resulting from the sale of such products. Although, in the past, shipments from unaffiliated manufacturers of products that failed to conform to the Company's standards have not materially affected the Company's operations, there cannot be any assurance that any failure in the future would not materially and adversely affect the Company's results of operations and its reputation in the marketplace. See "Business Sourcing and Manufacturing."


     INTERNATIONAL OPERATIONS

          The Company imports over half of its raw materials, components and finished products from manufacturers, including joint ventures in which the Company participates, located outside of the U.S., primarily in the PRC.
     As a result, the Company's business is subject to the risks generally associated with doing business abroad, such as foreign governmental regulations, political unrest, disruptions or delays in shipments and changes in economic conditions in countries in which the Company's manufacturing sources, including both joint ventures and unaffiliated manufacturers are located. These factors, among others, could influence the Company's ability to manufacture its products or procure certain materials. If any such factors were to render the conduct of business in a particular country, including through joint ventures in which the Company participates, undesirable or impractical, there could be a material adverse effect on the Company's results of operations and financial condition. The Company's inventory purchases from manufacturers in the PRC, including both joint venture partners and unaffiliated manufacturers, generally are denominated in U.S. dollars. Unanticipated changes in the value of the U.S. dollar relative to the value of certain foreign currencies could have a material adverse effect on the Company's results of operations and financial condition. Additionally, the Company's business is subject to the risks associated with the imposition of additional U.S. legislation and regulations relating to the manufacture and importation of foreign manufactured products, including duties, tariffs, taxes and other charges or restrictions. The Company cannot predict whether additional U.S. duties, tariffs, taxes or other charges or restrictions will be imposed upon the importation of its products in the future, or what effect any such actions would have on its business, financial condition and results of operations. A significant portion of the Company's products is produced in the PRC. From time to time, the U.S. government has considered imposing punitive tariffs on certain exports from the PRC. Such sanctions, if implemented, could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Results of Operation and Financial Condition" and "Business - Sourcing and Manufacturing."

     LACK OF CONTROL OF JOINT VENTURES


          The Company currently obtains approximately 24% of the bearings that it sells from joint ventures in which it participates. Although the Company believes that its participation in joint ventures improves its ability to monitor and control production and quality, the Company does not exercise complete control over any such joint venture and may be limited from exercising such control by local law. The Company accounts for its investments in the joint ventures using the equity method, which would result in it recognizing a portion of any net losses incurred by a joint venture. Moreover, changes in foreign government regulations, political unrest or other disruptions could threaten or result in the forfeiture of the Company's investments in joint ventures or further limit the Company's involvement in their governance or access to their products. See "Business-Chinese Joint Ventures."


     EFFECT OF ANTIDUMPING CLAIMS


          In May 1987, Commerce found that TRBs from certain countries, including the PRC, were being sold in the U.S. at less than fair value. Commerce subsequently issued antidumping orders imposing duties on the unfairly traded TRBs equal to the percentage difference between the selling prices in the U.S. and the foreign market value of the imported TRBs during specified review periods. The order applied to the Company's joint venture, SGBC, as a result of its exports to the Company from the PRC, although SGBC has never itself been found to have dumped any bearings, and in each of four annual reviews of the antidumping order in which SGBC was a respondent and Commerce issued a final determination, Commerce imposed no antidumping margin on SGBC. In June 1995, SGBC requested a revocation of the antidumping order with respect to its products. Commerce issued a preliminary order granting such revocation based upon, among other factors, SGBC not having sold TRBs at less than foreign market value for three
     consecutive years.   A final determination revoking the antidumping order
     as it applies to SGBC would result in a direct benefit to the Company and SGBC by eliminating costs associated with antidumping duties, yearly antidumping investigations and other compliance requirements. However, there can be no assurance that there will be a final determination revoking the antidumping order as it applies to SGBC or that the Company or any of its sources and affiliated manufacturers will not be subject to future antidumping claims. See "Business - Manufacturing and Sourcing."


     PENDING LEGAL PROCEEDINGS


          In 1986 the Company entered into a joint venture with a former East German trade agency pursuant to which the parties jointly owned, through a holding company called Alurop Trading Corp. ("Alurop"), WMW Machinery, Inc., a New Jersey corporation ("WMW"). Pursuant to the joint venture agreement, WMW was, by separate agency contract, granted the exclusive right to distribute certain East German machine tools in the United States. After the reunification of Germany in 1990, the Company's joint venture partner and its successors, including Werkzeugmaschinenhandel GmbH im Aufbau ("WEMEX"), breached the joint venture agreement and the exclusive agency contract, causing damage to WMW by frustrating WMW's ability to sell machine tools and causing the rapid devaluation of its inventory. WMW could not ensure its customers that service and parts could be supplied, or that terms of the warranties could be met, causing its business to decline dramatically. The Company attempted unsuccessfully for a period of several years to amicably resolve the dispute.



          In February 1995, however, WMW commenced an action in the U.S. District Court for the Southern District of New York against WEMEX, Werner
     P. Muender, Treuhandanstalt and Bundesanstalt fuer Vereinigungsbedingte Sonderaufgaben (collectively, "Defendants") alleging, among other things, that: (i) WEMEX breached a joint venture agreement with the Company and a commercial sales agency agreement with WMW and violated its duties to the Company and WMW arising under such agreements; (ii) the Company relied to its detriment upon promises made by WEMEX to support WMW's marketing efforts; and (iii) Werner P. Muender, the liquidator of WEMEX, wrongfully converted property of WMW to his benefit. WMW also is seeking a declaratory judgment that any indebtedness it may owe to WEMEX be extinguished or diminished to the extent of existing value of machine tools purchased by WMW from or through WEMEX or its predecessor. Defendants answered the complaint, denying the allegations therein, and WEMEX asserted counterclaims against: (i) WMW for invoiced goods sold and delivered in the amount of $9,507,337; (ii) Seymour I. Gussack and WMW Machinery Company, Inc. ("WMW Machinery Co.") in the amount of $9,507,337, alleging that Seymour I. Gussack improperly caused the sale of WMW's assets to WMW Machinery Co.; and (iii) the Company in the amount of $9,507,337, alleging that the Company breached its fiduciary duty to WEMEX by failing to provide the working capital requirements of WMW. WMW, the Company, WMW Machinery Co. and Seymour I. Gussack have denied any liability to WEMEX and believe its counterclaims to be without merit. However, there can be no assurance the case will be resolved in a timely manner or settled to the satisfaction of the Company. Furthermore, the enforcement of an award favorable to the Company may be subject to further review by German courts. Defendants also have moved to dismiss the action based on various grounds including, among others, the Foreign Sovereign Immunities Act of 1976, the Act of State Doctrine, forum non conveniens, legal insufficiency of certain claims and improper venue. WMW, the Company, WMW Machinery Co. and Seymour I. Gussack have opposed Defendants' motion for dismissal, and argued that, if the Court dismisses the Company's claims, it also should dismiss the Defendants' counterclaims. There can be no assurance, however, that if the court dismisses the action in its entirety, the Defendants will not institute an action in Germany, which may be a less favorable forum for the Company. In addition, if the Defendants prevail in their counterclaim against the Company for the amount claimed and the Company is unsuccessful in its claims against the Defendants, there would be a material adverse effect on the Company's financial condition. See "Business Legal Proceedings."


     ENVIRONMENTAL COMPLIANCE


          The Company's operations involve the handling and use of substances, such as various cleaning fluids used to remove grease from metal, that are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the soil, air and water and establish standards for their storage and disposal. Based on information compiled to date, management believes that the Company's current operations are in material compliance with applicable environmental laws and regulations, the violation of which would have a material adverse effect on the Company. There can be no assurance, however, that currently unknown matters, new laws and regulations, or stricter interpretations of existing laws and regulations will not materially affect the Company's business or operations in the future. The Company and Gussack Realty Company ("Realty") are pursuing claims against Xerox (in the United States District Court for the Southern District of New York) related to the discharge by Xerox of contaminants into the subsurface at a property in the vicinity of property formerly leased by the Company and owned by Realty in Blauvelt, New York ("Blauvelt Property"). Realty and the Company, among other things, allege that the subsurface discharge by Xerox has adversely affected the Blauvelt Property. The New York State Department of Environmental Conservation ("DEC") has held Xerox responsible for such discharges and Xerox has entered into several consent orders with DEC since 1984 agreeing, among other things, to investigate and remediate the impact of the discharges. Neither DEC nor any other party has sought to impose liability on the Company or Realty for the discharges or the costs of investigation or remediation. The Company believes that it and Realty have meritorious claims against Xerox. However, there can be no assurance that the Company and Realty will be successful in their claims. See "Business - Environmental Compliance."


     DEPENDENCE ON EXISTING MANAGEMENT AND KEY PERSONNEL

          Seymour I. Gussack, Chairman of the Board of Directors of the Company, has been instrumental in the development and implementation of the Company's business strategy since the Company's inception in 1958. David
     L. Gussack, the Company's President, has been responsible for the daily operations of the Company since 1991 and has participated in the development of the Company's business strategy since 1987. Seymour I. Gussack currently devotes his time and attention primarily to matters of business strategy rather than to the daily operations of the Company. The loss or interruption of the continued services of either Seymour I. Gussack or David L. Gussack could have a material adverse effect on the Company.

     The Company has key man life insurance on Seymour I. Gussack and David L. Gussack. See "Management."

     TAX LOSS CARRYFORWARD


          At December 30, 1995, the Company had net operating loss carry forwards ("NOLs") aggregating approximately $13.2 million, which expire in various years through 2010. Under Section 382 of the Internal Revenue Code of 1986, as amended, ("Code"), the amount of NOLs that can be used in any year is subject to restriction if an ownership change occurs. Under
     Section 382 of the Code, an "ownership change" occurs if the percentage of stock of the corporation owned actually or constructively by one or more "5-percent Shareholders" increases by more than 50 percentage points relative to the lowest percentage of stock of the corporation owned by such 5-percent Shareholders at any time during the statutory "testing period" (generally, the past three years). An ownership change will not occur as a result of this Offering. A "5-percent Shareholder" is a person who, at any time during the testing period, owns at least five percent of the stock of the corporation (not including certain nonvoting, nonparticipating preferred stock), and all stock owned by shareholders who are not 5-percent Shareholders is generally treated as being owned by one 5-percent Shareholder. Accordingly, future equity offerings by the Company or sales by its principal stockholder could limit the use of NOLs. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."


     CONTROL BY EXISTING STOCKHOLDERS


          Upon completion of this Offering, World will hold approximately 71.4% of the Common Stock of the Company (68.5% if the Underwriters' over-allotment option is exercised in full). As a result, World will be in a position to control the management and policies of the Company, including, but not limited to, electing or removing the Company's Board of Directors, changing the core business of the Company, causing or restricting the sale of the Company, causing the Company to engage in transactions with affiliated companies and controlling the Company's dividend policy. World's two directors are Seymour I. Gussack and David L. Gussack, who own 19.6% and 17.6%, respectively, of the Common Stock of World. In addition, two other director designees of the Company, Harold S. Geneen and Nina M. Gussack, own 19.6% and 17.6% of the Common Stock of World respectively. See "Principal Stockholder."


     RELATIONSHIP WITH WORLD; CONFLICTS OF INTEREST


          The Company has engaged in certain transactions, and is a party to certain arrangements, with World and its affiliates, which will continue after the consummation of this Offering, including the purchase of bearings from joint ventures in which World has an interest, payments for and advances to such joint ventures by the Company and the sublease of a portion of the Company's principal facilities. Two of the six persons who will be members of the Company's Board of Directors also are directors and significant stockholders of World, and two other persons who will be directors of the Company also are significant stockholders of World. Ownership interests of directors of the Company in World or service as a director of both the Company and World could create, or appear to create, potential conflicts of interest. All future transactions between the Company and World will be approved by a majority of the Board of Directors, including a majority of the independent outside directors. See "Certain Relationships and Related Transactions" and "Description of Securities."


     EFFECT OF CERTAIN ANTITAKEOVER PROVISIONS


          It is possible that the ability of the Company to issue Preferred Stock and certain provisions of the General Corporation Law of the State of Delaware ("DGCL") may discourage other persons from making a tender offer for or acquiring substantial amounts of the Company's Common Stock. This could have the incidental effect of inhibiting changes in management and also may prevent temporary fluctuations in the market price for the Common Stock which can result from actual or rumored takeover attempts. In addition, the limited liability and indemnification provisions of the Company's COI and Amended and Restated By-laws ("By-laws") may discourage stockholders from bringing a lawsuit against directors for breaches of fiduciary duty and may also have the effect of reducing the likelihood of derivative litigation against directors and officers even though such action, if successful, might otherwise have benefitted the Company and its stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent that costs of settlement and damage awards against the Company's directors and officers are paid by the Company pursuant to the indemnification provisions of its Certificate of Incorporation or the indemnity provisions described above. See "Description of Securities."


     EFFECT OF BLANK CHECK PREFERRED STOCK


          The authorized capital stock of the Company includes 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). The Board of Directors is authorized to fix the rights, preferences, privileges and restrictions of any series of Preferred Stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares of such series subsequent to the issuance of shares of such series (but not below the number of shares of such series then outstanding). Because the terms of the Preferred Stock can be fixed by the Board of Directors without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat a proposed takeover of the Company or to make the removal of management more difficult. The Board of Directors, without stockholder approval, could issue Preferred Stock with dividend, voting and conversion rights which could be superior to and thereby adversely affect the rights of the holders of Common Stock. See "Description of Securities."


     DILUTION


          This Offering involves immediate and substantial dilution of $5.41 per share (or 68%) between the net tangible book value per share of Common Stock after this Offering and the per share public offering price. Based upon the proposed range of the initial public offering price, World will own shares of Common Stock with a market value of between $21.0 million and $27.0 million, and new investors in this Offering will be paying between $8.4 million and $10.8 million for 28.6% of the shares of the Common Stock to be outstanding after completion of this Offering, for a corporation with a net tangible book value of approximately $10,865,000 or $2.59 per share, after giving effect to this Offering. See "Dilution."


     DIVIDEND POLICY

          The Company's management expects that all of the Company's future earnings, if any, will be retained for expansion or development of the Company's business and that no dividends will be declared or paid for the foreseeable future. See "Dividend Policy."

     ABSENCE OF PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE


          Prior to this Offering, there was no public market for the Common Stock. The initial public offering price will be determined by negotiation between the Company and the Representative and may not reflect the market price of the Common Stock after this Offering. See "Underwriting" for factors considered in determining the initial public offering price.


     VOLATILITY OF SHARE PRICE; LACK OF ACTIVE TRADING MARKET


          The trading price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, general trends in the Company's industry and other factors. The Company has applied for inclusion of the Common Stock in the Nasdaq SmallCap Market and on the Pacific Stock Exchange. There can be no assurance, however, that an active trading market will develop in the Common Stock or that purchasers of the shares of Common Stock will be able to resell their shares at prices equal to or greater than the initial public offering price. The market for the Common Stock will depend upon, among other things, the number of holders thereof, the interest of securities dealers in maintaining a market for the Common Stock and other factors beyond the control of the Company. The limited number of freely tradeable shares available in this Offering may have a negative impact on the development of an active trading market. The Company has been advised by the Representative that it intends to seek market makers for the Common Stock, as the Company understands commonly is the practice of managing
     underwriters in connection with initial public offerings.   See
     "Underwriting."


     SHARES ELIGIBLE FOR FUTURE SALE


            The Company is unable to predict the effect that sales made under Rule 144 under the Act (as defined below) or otherwise may have on the market price of the Common Stock, but such sales could have a depressive effect in the public market price of the Common Stock offered hereby and may impair the Company's ability to raise additional capital by the sale of its equity securities. In addition, as a result of its ability to control the Board of Directors, World will have the ability to otherwise cause the Company to register under the Act the 3,000,000 shares of the Common Stock that it owns. The Company will enter into a registration rights agreement with World, providing the right to cause the Company to register shares for resale by World or its transferees commencing one year after the date of this Offering. World has agreed for a period of 18 months from the date of this Prospectus that it will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, without the prior written consent of the Representative. The holders of the Representative's Warrants also have been granted registration rights with respect to the 120,000 shares of Common Stock underlying such warrants. See "Risk Factors Exercise of Representative's Warrants," "Shares of Common Stock Eligible for Future Sale" and "Underwriting."


     EXERCISE OF REPRESENTATIVE'S WARRANTS


          The Company has sold warrants for the purchase of Common Stock to the Representative for nominal consideration as compensation for its services in this Offering. The Representative's Warrants are exercisable only upon the one-year anniversary of the closing of this Offering and will continue to be exercisable until the five-year anniversary of the closing of this offering, at a purchase price equal to 140% of the initial public offering price of the Common Stock. The Representative's Warrants may have certain dilutive effects because the holders thereof will be given the opportunity to profit from a rise in the market price of the underlying shares of Common Stock with a resulting dilution in the interest of the Company's other stockholders. The terms on which the Company could obtain additional capital during the life of the Representative's Warrants may be adversely affected because the holders of the Representative's Warrants may exercise them at a time when the Company would otherwise be able to obtain comparable additional capital in a new offering of securities at a price per share greater than the exercise price of the Representative's Warrants.


          The Company has agreed that, at the request of the holders of the Representative's Warrants under certain circumstances, it will register under federal and state securities laws the Representative's Warrants and the shares of Common Stock issuable thereunder. Exercise of these registration rights could involve substantial expense to the Company at a time when the Company may not be able to afford such expenditures and may adversely affect both the terms upon which the Company may obtain additional funding and the market price of the Common Stock. In addition, no prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares of Common Stock for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market upon the exercise of the Representative's Warrants may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Underwriting."

                                   COMPANY HISTORY

          The Company was founded in 1958 by Seymour I. Gussack, currently the Chairman of the Board of Directors, as an engineering-oriented supplier which designed bearings for a variety of special industrial applications. In 1965, using its established sales force, the Company began marketing standard precision bearings to OEMs. Product was manufactured by the Company and also sourced from a network of overseas producers. In 1975, the Company formed its Distribution Division, which sold the Company's full line of products, both manufactured and imported, to industrial distributors throughout the U.S. In 1969, the Company built a manufacturing facility in North Carolina and moved its domestic manufacturing operations there. Bearings and bearing components produced at this facility were sold primarily to the automotive industry. Sales of such products exceeded $18.0 million per year by 1985, when the Company sold the facility to an unrelated company, Nucor, and executed a non-competition agreement that expired in December 1991. The Company determined to sell the facility in view of the price to be received and its then strategic plans, including possible acquisitions then under consideration. In 1992, the Company initiated a marketing campaign to the automotive industry, which yielded orders from GM beginning in 1995.

          In October 1987, the Company purchased the assets of Hyatt, which was then in bankruptcy proceedings. Hyatt was primarily a manufacturer of TRBs for the automotive and railroad industries. The Company borrowed
     $12.0 million from Wells Fargo to finance the transaction and to provide the Company with working capital. The transaction presented to the Company the opportunity to: (i) acquire a large amount of equipment to establish new domestic manufacturing capabilities and to form a manufacturing joint venture in the PRC; (ii) utilize the well-recognized Hyatt(R) trademark and other intellectual property; (iii) gain entry into the TRB market; and
     (iv) access the railroad market for locomotive bearings. In 1985, Hyatt's last full year of production prior to filing for bankruptcy protection, its sales were approximately $70.3 million, of which approximately $11.0 million represented railroad product sales. In 1987, portions of the assets acquired from Hyatt were used to establish a new TRB manufacturing facility in Union, New Jersey.


          In 1987, the Company also established a joint venture, SGBC, in Shanghai, PRC. The joint venture agreement provided for SGBC to manufacture bearings and bearing components. The Company's initial contribution to the joint venture was the TRB production equipment acquired from Hyatt in 1987, including hot and cold forming equipment, heat treating, machining, grinding and roller manufacturing equipment to be used in a 100,000 square foot manufacturing facility in Shanghai, PRC. Until 1994, the facility operated as a captive supply source to the Company, exporting its production solely to the Company for sales in the U.S. to Company customers. In 1994, SGBC was certified as a supplier of bearings to Shanghai Volkswagen. Nonetheless, for the term of the joint venture SGBC still may only sell in the U.S. to the Company. See "Business."



          As a result of a number of factors, including litigation against the municipality that precluded the Company from establishing a production facility in New York adjacent to a Company distribution facility, the Company was delayed in starting production of the Hyatt product lines, which, combined with the requirements of establishing SGBC, adversely affected the Company's liquidity. In September 1991, as a result of its continuing inability to meet interest payments and related obligations under its loan agreements, principally its loan agreement with Wells
     Fargo, the Company filed for protection under Chapter 11 of the U.S. Bankruptcy Code. In connection with its reorganization in bankruptcy, the Company took significant steps to improve its operations and financial position. These steps included consolidating operations and facilities, reducing general, administrative and production costs, improving inventory management and refocusing the Company on certain core businesses, including the sale of higher margin TRBs of the Hyatt(R) brand. Partially as a result of these efforts, the Company increased sales from approximately $27.3 million for fiscal 1993, the last year in which the Company operated in bankruptcy, to approximately $37.0 million and $42.1 million for fiscal 1994 and fiscal 1995, respectively, and had operating income of $874,000 for fiscal 1994 and of $354,000 for fiscal 1995, despite an approximately $2.2 million charge in fiscal 1995 due to customer damage claims, compared to an operating loss of $387,000 for fiscal 1993. During the 1996 Interim Period, the Company recorded operating income of approximately $2.4 million. In connection with the bankruptcy reorganization, the Company also used proceeds from the liquidation of excess inventory to substantially reduce its obligations under its Revolving Credit Facility. In December 1992, World, a corporation controlled by Seymour I. Gussack and members of his family, including David L. Gussack, currently the Company's President and Chief Executive Officer, purchased the Discharged Obligation from Wells Fargo.

     The Company's Plan of Reorganization was confirmed by the U.S. Bankruptcy Court for the Southern District of New York in November 1993. In connection with the Plan of Reorganization, the Company issued to World, in exchange for the Discharged Obligation, the Secured Note, the Installment Note and 1,000 shares of Common Stock (3,000,000 shares after giving effect to the 3000-for-one stock split effective as of October 10, 1996), representing all of the Company's issued and outstanding shares of capital stock. See "Certain Relationships and Related Transactions."

                                       DILUTION


          At September 28, 1996, the net tangible book value of the Company was approximately $2,865,000, or $.89 per share (assuming the 3,000-for-one stock split effective as of October 10, 1996). Net tangible book value per share represents the Company's total tangible assets less total liabilities divided by the total number of shares of Common Stock outstanding. Net tangible book value dilution per share represents the difference between the amount per share paid by the purchasers of Common Stock in this Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this Offering. After giving effect to the sale by the Company of the 1,200,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $8.00 per share, and receipt by the Company of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company at September 28, 1996, would have been approximately $10,865,000, or $2.59 per share. This represents an immediate increase in net tangible book value of $1.70 per share to existing holders of Common Stock and an immediate dilution of $5.41 per share to purchasers of shares of Common Stock in this Offering, as illustrated by the following:



      Assumed initial public offering price
        per share (1) . . . . . . . . . . . . . . .                 $8.00
           Net tangible book value per share
             at September 28, 1996 (assuming the
           3,000-for-one
             stock split effective as of October 10,
           1996)  . . . . . . . . . . . . . . . . .       $ .89

           Increase per share attributable to             $1.70
             this Offering  . . . . . . . . . . . .       -----

      Pro forma net tangible book value per                         $2.59
        share after this Offering . . . . . . . . .                 -----

                                                                    $5.41
      Dilution per share to new investors(2)  . . .                 =====


     -----------
     (1) Before deducting the estimated underwriting discounts, commissions and expenses of this Offering.

     (2) Excludes (i) 500,000 shares reserved for issuance under the 1996 Option Plan, of which options to purchase 257,500 shares of Common Stock at the price to the public in this Offering have been granted subject to certain vesting periods, and (ii) 120,000 shares of Common Stock issuable upon exercise of the Representative's Warrants. See Management - 1996 Stock Option and Performance Award Plan.



          The following table summarizes, on a pro forma basis as of September 28, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholder and by new public investors purchasing shares in this Offering (at an assumed initial public offering price of $8.00 per share and before deduction of estimated underwriting discounts and commissions and offering expenses payable by the Company):


                      SHARES PURCHASED         TOTAL CONSIDERATION      AVERAGE
                   ----------------------     ----------------------     PRICE
                                                                          PER
                     NUMBER       PERCENT       AMOUNT       PERCENT     SHARE
                  -----------    ---------   ------------    -------    -------

      Existing
      stock-
      holder....  3,000,000(1)     71.4%     $        1 (2)     --       --

      New
      public      1,200,000        28.6%     $9,600,000        100.0%    $8.00
      investors.  ---------       -----      ----------        -----

        Total .   4,200,000       100.0%     $9,600,001        100.0%
                  =========       =====      ==========        =====

     ----------


     (1) The number of shares owned by World reflects a 3,000-for-one stock split effective as of October 10, 1996 which was effected in contemplation of this Offering and reflected the proposed initial public offering price of the Common Stock offered hereby determined by negotiation between the Company and the Representative. Such offering price is not necessarily related to the Company's asset value, net worth or any other established criterion of value. For the method of determining the initial public offering price of the Common Stock, see "Underwriting." Based upon the proposed range of the initial public offering price, World will own shares of Common Stock with a market value of between $21.0 million and $27.0 million, and new investors in this Offering will be paying between $8.4 million and $10.8 million for 28.6% of the shares of the Common Stock to be outstanding after completion of this Offering, for a corporation with a net tangible book value of approximately $10,865,000 or $2.59 per share, after giving effect to this Offering. The initial public offering price may not reflect the market price of the Common Stock after this Offering.



     (2) In December 1993, the Company emerged from a bankruptcy reorganization which commenced in September 1991. In connection with its Plan of Reorganization, the Company issued to World, which prior to this Offering owned all of the Common Stock: (i) the Secured Note in the original principal amount of $2.5 million; (ii) the Installment Note in the principal amount of $750,142; and (iii) 1,000 shares of Common Stock (3,000,000 after giving effect to a 3,000-for-one stock split effective as of October 10, 1996). The Secured Note, Installment Note and 1,000 shares of Common Stock were issued in exchange for a note in the original principal amount of $12.0 million, together with accrued interest thereon in the amount of $2,701,416. World acquired the Discharged Obligation from Wells Fargo, which had provided financing for the Company's purchase of Hyatt in March 1987 and for working capital.



                                   USE OF PROCEEDS


          The net proceeds to the Company from the sale of the 1,200,000 shares of Common Stock being offered by the Company hereby, at an assumed initial public offering price of $8.00 per share, after deducting estimated underwriting discounts and commissions and expenses of this Offering payable by the Company, are estimated to be approximately $8,000,000 ($9,274,400 if the Underwriter's over-allotment option is exercised in full). The Company intends to use the net proceeds approximately as follows:



                                                      AMOUNT      PERCENT
          Expansion of manufacturing capacity . . $2,000,000 25.0% Expansion of marketing and research and
          development . . . . . . . . . . . . . .     1,000,000     12.5%
          Working capital, including general
          corporate purposes                          5,000,000     62.5%
          and possible acquisitions  . . . . . .      ---------   ------

               Total . . . . . . . . . . . . . .     $8,000,000    100.0%
                                                     ==========   ======



          The Company anticipates using approximately $2.0 million to expand its manufacturing capacity, particularly for the production of TRBs and ball bearings supplied to the automotive industry, including possible investments in joint ventures abroad or by providing equipment to vendors for use at their facilities under the guidelines of certain supply agreements. As of the date hereof, the Company has not committed to enter into any joint venture or other arrangement with vendors that would be funded with the proceeds of this Offering. Of the remaining net proceeds, the Company anticipates using approximately $1.0 million for expanded marketing and research and development and approximately $5.0 million for working capital, including general corporate purposes and possibly the acquisition of the business or assets of other bearing manufacturers. However, the Company at the present time has not identified any acquisition candidates. Pending the application of the net proceeds for such purposes, the Company intends to use such proceeds to repay outstanding borrowings under the Revolving Credit Facility. As of December 11, 1996, the Company had outstanding borrowings under the Revolving Credit Facility of approximately $9,450,000. The Revolving Credit Facility currently terminates in June 1998 and will remain available through that date, with or without repayment of outstanding borrowings with the proceeds of this Offering. The Revolving Credit Facility allows for borrowings, from time to time, not to exceed the lesser of $15.0 million or an amount equal to the sum of (i) 85% of eligible receivables, as defined, (ii) 50% of eligible inventory, as defined, consisting of raw materials, (iii) 50% of eligible inventory, as defined, consisting of finished goods, and (iv) 50% of eligible inventory, as defined, in transit under letters of credit less the sum of (x) the aggregate amount of outstanding letters of credit and
     (y) such reserves as the lender may reasonably deem proper and necessary from time to time. Based upon such formula and Overadvances, as of December 11, 1996, the maximum amount the Company could borrow under the Revolving Credit Facility was approximately $10,076,000. Amounts outstanding under the Revolving Credit Facility bear interest at the bank's base rate (8.25% per annum at December 11, 1996) plus 2%. Based upon the Company's performance and 20 year relationship with BNYCC, the Company intends to seek and believes it may be able to obtain more favorable terms on the Revolving Credit Facility upon the completion of this Offering, although there can be no assurance it will be able to do so. See "Management's Discussion and Analysis of Results of Operations and Financial Condition." The foregoing represents the Company's best estimate of the allocation of the net proceeds of this Offering based upon current economic and industry conditions and the current state of its business operations and plans. The application of proceeds for any particular purpose will depend on a number of factors, including the timing of expenditures, other business and acquisition opportunities, and the availability of funds from operations or other sources. As a result, the Company may find it desirable, and reserves the right, to change the allocation of funds among the applications identified above. None of the net proceeds of this Offering will be paid, in the aggregate, to NASD members, affiliates, associated persons or related persons.


                                   DIVIDEND POLICY

          The Company currently expects that it will retain all future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company is subject to restrictions against the payment of dividends under the terms of the Revolving Credit Facility. See "Risk Factors - Substantial Indebtedness; Reliance on Borrowings under Revolving Credit Facility."

                                    CAPITALIZATION


          The following table sets forth the capitalization of the Company at September 28, 1996 and as adjusted to give effect to: (i) the sale by the Company of 1,200,000 shares of Common Stock at the assumed public offering price of $8.00 per share, less estimated underwriting discounts and commissions and expenses of this Offering payable by the Company; and (ii) the application of the estimated net proceeds of this Offering. See "Use of Proceeds."



                                                   ACTUAL         AS ADJUSTED
      Note payable-bank and current
      maturities of long-term debt  . . . . .   $10,521,272     $5,521,272(1)
                                                ===========     ============
      Long-term debt (less current
      maturities) . . . . . . . . . . . . . .    $4,667,502       $4,667,502
                                                -----------     ------------
      Stockholders' equity:
           Preferred Stock, par value $.01
           per share, 1,000,000 shares
           authorized; none issued                       --               --
           Common Stock, par value $.01 per
           share, 19,000,000 shares
            authorized; 3,000,000 shares
            issued and outstanding;
            4,200,000 shares issued and
            outstanding, as adjusted (2)  . .        30,000           42,000
           Additional paid-in capital . . . .    12,203,250       20,191,250
           Accumulated deficit  . . . . . . .    (9,368,083)      (9,368,083)
                                                 ----------       ----------
           Total stockholders' equity . . . .     2,865,167       10,865,167
                                                 ----------       ----------
                Total capitalization  . . . .    $7,532,669      $15,532,669
                                                 ==========      ===========


     ----------------


     (1) Pending the application of the net proceeds, the Company intends to use such proceeds to repay outstanding borrowings under the Revolving Credit Facility. The Revolving Credit Facility currently terminates in June 1998 and will remain available through that date, with or without repayment of outstanding borrowings with the proceeds of this Offering. The Revolving Credit Facility allows for borrowings, from time to time, not to exceed the lesser of $15.0 million or an amount equal to the sum of (i) 85% of receivables, as defined, (ii) 50% of eligible inventory, as defined, consisting of raw materials, (iii) 50% of eligible inventory, as defined, consisting of finished goods, and
          (iv) 50% of eligible inventory, as defined, in transit under letters of credit less the sum of (x) the aggregate amount of outstanding letters of credit and (y) such reserves as the lender may reasonably deem proper and necessary from time. See "Use of Proceeds" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."


     (2) Excludes: (i) 500,000 shares of Common Stock reserved for issuance under the 1996 Option Plan, of which options to purchase 257,500 shares of Common Stock at the price offered to the public in this Offering have been granted subject to certain vesting periods; and
          (ii) 120,000 shares of Common Stock issuable upon exercise of the Representative's Warrants.

                               SELECTED FINANCIAL DATA


               The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the financial statements and notes thereto that appear elsewhere herein. The statement of operations and balance sheet data for the 1991, 1992, 1993, 1994 and 1995 fiscal years have been derived from the financial statements of the Company, which financial statements have been compiled, but not audited, with respect to the 1991 and 1992 fiscal years, and audited with respect to the 1993 and 1994 fiscal years by Ferro, Berdon & Company, L.L.P. independent public accountants, as indicated in their report included elsewhere herein.
     The financial statements as of and for the 1995 fiscal year have been audited by BDO Seidman, LLP, independent public accountants, as indicated in their report included elsewhere herein. The selected financial data as of and for the 1995 and 1996 Interim Periods have been derived without audit from the Company's interim financial statements. In the opinion of Management, the unaudited financial statements include all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the results of operations for the periods. The results for the 1996 Interim Period are not necessarily indicative of the results that may be expected for 1996 fiscal year or in any other future period.




                                                  YEAR ENDED
     IN THOUSANDS EXCEPT
                                 DECEMBER 28,    DECEMBER 26,     DECEMBER 25,
     FOR SHARE AND                   1991            1992             1993
     PER SHARE DATA                  ----            ----             ----

          STATEMENT OF
          OPERATIONS DATA:
     Sales                       $   32,146      $   27,155       $   27,254

                                     24,289          20,738           20,725
     Cost of sales                   ------          ------           ------

                                      7,857           6,417            6,529
       Gross profit                  ------          ------           ------

     Selling, general
       and administra-
       tive expenses                  8,806           6,762            6,916

     Provision (recovery)
       for customer                      --              --               --
       damage claims(3)              ------          ------           ------

     Operating income                  (949)           (345)            (387)
       (loss)                        ------          ------           ------

     Interest expense                (2,517)           (671)            (513)

     Equity in income
       (loss) of affiliate             (390)           (662)            (183)

                                         98             (76)             718
     Other (expense) income          ------          ------           ------

     Income (loss) before
       reorganization items,
       income tax (benefit)          (3,758)         (1,754)            (365)
       and extraordinary item        ------          ------           ------

     Reorganization items(1)         (1,537)         (7,715)              --


                                         --              --               --
     Income tax (benefit)            ------          ------           ------

     Income (loss)
       before
       extraordinary
       item                          (5,295)         (9,469)            (365)

     Extraordinary                       --              --           15,836
       item (2)                      ------          ------           ------

                                 $   (5,295)     $   (9,469)      $   15,471
     Net income (loss)              =======         =======          =======

     Net income (loss) per
       share (before
       extraordinary item)       $     (.22)     $     (.39)      $     (.01)

     Net income (loss)           $     (.22)     $     (.39)      $      .67
       per share                     ======         =======          =======

     Shares used in
       calculating net           24,000,000      24,000,000       23,125,000
       income per share          ==========      ==========       ==========



                                                             YEAR ENDED
     IN THOUSANDS EXCEPT

                                           DECEMBER 31,        DECEMBER 30,
     FOR SHARE AND                             1994                1995
     PER SHARE DATA                            ----                ----

          STATEMENT OF
              OPERATIONS DATA:
     Sales                                   $   37,032           $   42,070

                                                 28,484               32,069
     Cost of sales                               ------               ------

                                                  8,548               10,001
       Gross profit                              ------               ------

     Selling, general
       and administra-
       tive expenses                              7,674                7,495

     Provision (recovery)
       for customer                                  --                2,152
       damage claims(3)                          ------               ------

     Operating income                               874                  354
       (loss)                                    ------               ------

     Interest expense                              (990)              (1,428)

     Equity in income
       (loss) of affiliate                          403                   78

                                                    (32)              (1,233)
     Other (expense) income                      ------               ------

     Income (loss) before
       reorganization items,
       income tax (benefit)                         255               (2,229)
       and extraordinary item                    ------               ------

     Reorganization items(1)                         --                   --

                                                     --                 (500)
     Income tax (benefit)                        ------               ------

     Income (loss)
       before
       extraordinary
       item                                         255               (1,729)

     Extraordinary                                  108                   --
       item (2)                                  ------               ------

     Net income (loss)                        $     363           $   (1,729)
                                                =======            ==========

     Net income (loss) per
       share (before
       extraordinary item)                    $     .08           $     (.58)

     Net income (loss)
       per share                              $     .12           $     (.58)
                                               ========            ==========

     Shares used in
       calculating net
       income per share                       3,000,000            3,000,000
                                              =========            =========



                                                  NINE MONTHS ENDED
     IN THOUSANDS EXCEPT
                                          SEPTEMBER 30,        SEPTEMBER 28,
     FOR SHARE AND                             1995                 1996
     PER SHARE DATA                            ----                 ----

          STATEMENT OF
             OPERATIONS DATA:

     Sales                                   $   31,963           $   29,800

                                                 24,146               21,939
     Cost of sales                               ------               ------

                                                  7,817                7,861
       Gross profit                              ------               ------

     Selling, general
       and administra-
       tive expenses                              5,548                5,568

     Provision (recovery)
       for customer                               2,152                 (101)
       damage claims(3)                          ------               ------

     Operating income                               117                2,394
       (loss)                                    ------               ------

     Interest expense                            (1,036)                (969)

     Equity in income
       (loss) of affiliate                           54                   --

                                                 (1,118)                  --
     Other (expense) income                      ------               ------

     Income (loss) before
       reorganization items,
       income tax (benefit)                      (1,983)               1,425
       and extraordinary item                    ------               ------

     Reorganization items(1)                         --                   --

                                                     --                  500
     Income tax (benefit)                        ------               ------

     Income (loss)
       before
       extraordinary
       item                                      (1,983)                 925

     Extraordinary                                   --                   --
       item (2)                                  ------               ------

                                             $   (1,983)          $      925
     Net income (loss)                        =========               ======

     Net income (loss) per
       share (before
       extraordinary item)                   $     (.66)          $      .31

     Net income (loss)                       $     (.66)          $      .31
       per share                                 ======               ======

     Shares used in
       calculating net                        3,000,000            3,000,000
       income per share                       =========            =========

                                             YEAR ENDED
     IN THOUSANDS


                         DECEMBER 28,     DECEMBER 26,     DECEMBER 25,
                             1991               1992            1993
                             ----               ----            ----

     BALANCE SHEET DATA:


     Working capital         $ 3,353          $ 3,091           $ 3,842

     Total assets             28,319           15,913            17,618

     Long-term debt
      (excluding current
      portion)                14,850           14,920             4,512

      Stockholders'
       equity                 (5,969)         (15,265)            3,306




                                 YEAR ENDED              NINE MONTHS ENDED
     IN THOUSANDS


                          DECEMBER 31,     DECEMBER 30,     SEPTEMBER 28,
                             1994              1995             1996
                             ----              ----             ----

     BALANCE SHEET DATA:

     Working capital       $  4,686          $  2,793         $  3,740

     Total assets            24,143            27,086           24,399

     Long-term debt
      (excluding current
      portion)                5,218             4,817            4,668

     Stockholder's
      equity                  3,670             1,941            2,865


     (1) On September 16, 1991, the Company filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. As part of its bankruptcy reorganization, the Company incurred losses on: (i) the liquidation of inventory of approximately $4.9 million; (ii) the write-down of plant and equipment of approximately $3.0 million;
          (iii) the write down of intangible assets of $1.0 million; and
          (iv) bankruptcy costs of approximately $360,000 in fiscal 1991 and 1992.


     (2) In December 1993, the Company emerged from a bankruptcy reorganization which commenced in September 1991. In connection with the Plan of Reorganization, the Company issued to World, which prior to this Offering owned all of the Company's Common Stock, the Secured Note, the Installment Note and 1,000 shares of Common Stock (3,000,000 shares after giving effect to the 3000-for-one stock split effective as of October 10, 1996) in exchange for the Discharged Obligation. World acquired the Discharged Obligation from Wells Fargo, which provided financing for the Company's purchase of Hyatt in March 1987 and for working capital. The difference between the amount of the Discharged Obligation and the principal amounts of the notes and the value attributed to the Common Stock issued to World in exchange for the Discharged Obligation, $11,451,174, has been recorded as "Extraordinary Item - settlement of debts at a discount." In addition, unsecured creditors were offered a cash settlement equal to 5% of their outstanding pre-petition claims or, in the alternative, 10% of such claims, payable 2% per year for five years resulting in a reduction in obligations of $3,974,480. See "Risk Factors - Bankruptcy Reorganization," "Company History," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 14 of Notes to Consolidated Financial Statements.


     (3) In April 1995, three railroads reported to the AAR problems with a total of eight bearing assemblies which had overheated due to friction that was attributed to misplaced seals on the Company's tapered journal bearings. The Company agreed with AAR to recall and replace all Company tapered journal bearings that had been shipped. In anticipation of the expenses related to the reimbursement, recall and rework, the Company accrued a one-time charge of approximately $2.2 million in fiscal 1995. See "Risk Factors - Product Recall."

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                          OPERATIONS AND FINANCIAL CONDITION

               The following discussion should be read in conjunction with, and is qualified in its entirety by, the Financial Statements and the Notes thereto and Selected Financial Data included elsewhere in this Prospectus. Historical operating results and percentage relationships among any amounts included in the Financial Statements are not necessarily indicative of trends in operating results.

     RESULTS OF OPERATIONS

               The following table sets forth for the periods indicated the percentage of the Company's sales represented by each income statement line item presented.
                                         AS A PERCENTAGE OF SALES
                              -----------------------------------------------
                               NINE MONTHS ENDED          YEARS ENDED
                              -------------------  --------------------------
                              SEPTEMBER SEPTEMBER  DECEMBER DECEMBER DECEMBER
                                  30,       28,       25,     31,     30,
                                 1995      1996      1993    1994     1995
                               -------- ---------  -------- -------- --------

     Sales . . . . . . . . .    100.0%    100.0%   100.0%   100.0%  100.0%

     Cost of sales . . . . .     75.5      73.6     76.0     76.9    76.2

     Gross profit  . . . . .     24.5      26.4     24.0     23.1    23.8

     Selling, general and
     administrative expenses     17.4      18.7     25.4     20.7    17.8

     Operating income (loss)      0.4       8.0     (1.4)     2.4     0.8

     Other (income) expense       6.6       3.3     (0.1)     1.7     6.1

     Income (loss) before
     extraordinary item  . .     (6.2)      3.1     (1.3)     0.7    (4.1)

                                 (6.2)      3.1     56.8      1.0    (4.1)
     Net income (loss) . . .     ====      ====     ====     ====    ====

     1996 INTERIM PERIOD COMPARED TO 1995 INTERIM PERIOD (UNAUDITED)

     Sales.
     -----   The Company's sales decreased 6.8% from approximately $32.0 million for the 1995 Interim Period to approximately $29.8 million for the 1996 Interim Period. Sales of the OEM Division and the Distribution Division represented 64% and 36% of total sales for 1996 Interim Period, respectively, as compared to 65% and 35% of total sales for the 1995 Interim Period. The decrease in sales between the two periods reflected a 28% to 30% decline in the production of truck trailers, which resulted in a reduction of truck trailer bearing sales of approximately $2.5 million, despite an increase in the Company's market share for such bearings. The Company expects that sales of bearings for truck trailers for the remainder of fiscal 1996 will decrease in part as the result of the filing for bankruptcy protection by two leading truck trailer manufacturers. In addition, a $300,000 reduction in sales of OEM ball bearings for various commodity applications was attributable to the Company's strategy to de-emphasize sales of low margin commodity bearings. These decreases in sales were partially offset by an increase of approximately $1.1 million in sales of tapered journal bearings used in railroad freight cars.

     Cost of Sales.
     ------------- The Company's cost of sales as a percentage of sales decreased from 75.5% for the 1995 Interim Period to 73.6% for the 1996 Interim Period. The decrease was partially the result of the commencement of a program to increase efficiency in plant operations. This program entails the consolidation of operations between the Company's Union, New Jersey and West Nyack, New York facilities, which will simplify tooling, personnel and quality control functions. The consolidation of operations began in the first quarter of 1996 and is not completed as of the date of this Prospectus. To date, the cost of consolidation has not been material and has been expensed as a component of cost of sales as incurred. The decrease of cost of sales as a percentage of sales also reflects the Company's strategy to de-emphasize sales of low margin commodity bearings. The Company operates on the principle that a flexible method of combining product and component purchasing with its own manufacturing and assembly capabilities can provide high-quality products and cost advantages. In the last several years, the Company has increased its sourcing from joint venture partners and unaffiliated suppliers, and the Company believes that improvements in cost of sales and gross margins reflect in part cost savings associated with increased sourcing. The improvement in cost of sales as a percentage of sales also reflected the settlement with one of the Company's suppliers related to the tapered journal bearings recall which resulted in the cancellation of a Company payable to such supplier of approximately $220,000.

     Selling, General and Administrative Expenses.
     --------------------------------------------  Selling, general and administrative expenses remained constant at approximately $5.6 million for each of the 1995 and 1996 Interim Periods, although, as a percentage of sales, such expenses increased from 17.4% to 18.7%, respectively, due to a decrease in sales.

     Provision for Customer Damage Claims.
     -------------------------------------  In April 1995, three railroads reported to the AAR problems with eight of the Company's bearings that were attributed to misplaced seals. The Company agreed to recall approximately 10,000 tapered journal bearings. As a result, the Company recorded a special provision of approximately $2.2 million during the 1995 Interim Period representing estimated liability for rework costs and customer damage claims. In comparison, during the 1996 Interim Period, the Company recorded a credit of approximately $101,000, representing recovery for customer damage claims. Since the recall and the conditional reapproval in September 1995 of the Company's sale of tapered journal bearings, the Company's sales of the product have not attained previous levels, however, the recall is not expected to affect the future operations and financial position of the Company. See "Risk Factors Product Recall."

     Operating Income.
     ----------------- Operating income increased to approximately $2.2 million for the 1996 Interim Period from approximately $117,000 for the 1995 Interim Period, which was the result of a customer damage claim of approximately $2.2 million recorded in fiscal 1995.

     Other Income (Expense).
     ----------------------   Other expenses decreased by 54% from approximately
     $2.1 million for the 1995 Interim Period to $969,000 for the 1996 Interim Period. The 1995 Interim Period included write-offs of the balance of the Company's (i) equity investment in a subsidiary ($960,000) and (ii) goodwill ($93,333) due to the uncertainty surrounding the future recovery of cash flows against these assets.

     Income Tax (benefit).
     --------------------   The Company accrued $500,000 for federal, state and
     local taxes on income during the 1996 Interim Period compared to no provision for taxes for the 1995 Interim Period, during which the Company had a loss. The Company will be able to use its past net operating losses to offset its tax liability for fiscal 1996.

     Net Income (Loss).
     ----------------- As a result of the factors discussed above, net income increased to $924,000 for the 1996 Interim Period from a net loss of approximately $2.0 million for the 1995 Interim Period.

     FISCAL 1995 COMPARED TO FISCAL 1994

     Sales.
     -----   The Company's sales increased 13.6% to approximately $42.1 million in fiscal 1995 from approximately $37.0 million in fiscal 1994. This increase in sales was attributable to increased penetration into the truck trailer bearing market, as well as the market for special bearings, locomotive journal boxes and ball bearings. Sales of the OEM Division increased 16.5% from approximately $23.8 million in fiscal 1994 to approximately $27.7 million in fiscal 1995 and represented 66% of total sales in fiscal 1995 as compared to 64% of total sales in fiscal 1994. Sales of the Distribution Division increased 8.5% to approximately $14.4 million in fiscal 1995 from approximately $13.3 million in fiscal 1994 and represented 34% of sales in fiscal 1995 as compared to 36% of sales in fiscal 1994.

     Cost of Sales.
     -------------- Cost of sales increased by 12.6% to approximately $32.1 million in fiscal 1995 from approximately $28.5 million in fiscal 1994, reflecting increased sales. However, cost of sales as a percentage of net sales declined from 76.9% in fiscal 1994 to 76.2% in fiscal 1995.

     Selling, General and Administrative Expenses.
     --------------------------------------------   Selling, general and
     administrative expenses remained stable at approximately $7.5 million in fiscal 1995 compared to approximately $7.7 million in fiscal 1994.
     However, such expenses decreased as a percentage of sales to 17.8% in fiscal 1995 from 20.7% in fiscal 1994, reflecting the increase in sales and measures to control selling, general and administrative expenses.

     Provision for Customer Damage Claims.
     -------------------------------------  In April 1995, three railroads reported to the AAR problems with eight of the Company's bearings that were attributed to misplaced seals. The Company agreed to recall approximately 10,000 tapered journal bearings. As a result, the Company recorded a special provision of approximately $2.2 million in fiscal 1995 representing estimated liability for rework costs and customer damage claims. See "Risk Factors Product Recall."

     Operating Income.
     ----------------- As a result of the factors described above, operating income decreased 59.5% to approximately $354,000 in fiscal 1995 from approximately $874,000 in fiscal 1994.


     Other Income (Expense).
     ---------------------- Other expenses increased 317% to approximately $2.6 million in fiscal 1995 from approximately $0.6 million in fiscal 1994.
     This increase reflected a 44.2% increase in interest expense to $1.4 million in fiscal 1995 from $1.0 million in fiscal 1994, primarily as a result of an increase in average borrowings under the Revolving Credit Facility to fund working capital requirements related to the increase in sales. Interest expense during fiscal 1995 also included $180,000 of interest accrued with respect to the Secured Note and 6% loans due December 1995 in the aggregate principal amount of $1,000,000 owed to World. In fiscal 1995, the Company had equity in income of an affiliate of approximately $79,000 compared to equity in the income of affiliates of approximately $403,000 during fiscal 1994. During fiscal 1995 the Company had other expenses of approximately $1.2 million compared to other expenses of approximately $32,000 in fiscal 1994 due to the write down of an investment in its Alurop subsidiary.


     Income Tax (benefit).
     --------------------  For fiscal 1995, the Company accrued a $500,000 benefit for anticipated use of net-operating loss carry-forwards, compared to no provision for income tax in fiscal 1994.

     Net Income (Loss).
     -----------------   Due to the provision for customer damage claims and the
     write down of an investment in a subsidiary, the Company had a net loss in fiscal 1995 of approximately $1.7 million. For fiscal 1994, the Company had net income of $363,237.

     FISCAL 1994 COMPARED TO FISCAL 1993

     Sales.
     ------ The Company's sales increased by 35.9% to approximately $37.0 million for fiscal 1994 from approximately $27.3 million for fiscal 1993. The increase was attributable to overall increases in orders from existing customers, particularly sales in the Truck Trailer market, following the Company's emergence from bankruptcy proceedings. Sales of the OEM Division increased 59.7% to approximately $23.8 million in fiscal 1994 from approximately $14.9 million in fiscal 1993 and represented 64% of total sales in fiscal 1994 compared to 55% of total sales in fiscal 1993. This increase included increased ball bearings sales of approximately $2.3 million, increased tapered roller bearings sales of approximately
     $4.9 million, and increased bearing component sales of approximately
     $1.4 million. Sales of the Distribution Division increased 6.7% to approximately $13.3 million in fiscal 1994 from approximately $12.4 million in fiscal 1993 and represented 36% of total sales in fiscal 1994 compared to 45% of total sales in fiscal 1993.

     Cost of Sales.
     -------------- Cost of sales increased by 37.4% to approximately $28.5 million for fiscal 1994 from approximately $20.7 million for fiscal 1993. Cost of sales as a percentage of sales increased to 76.9% in fiscal 1994 from 76.0% in fiscal 1993 due to cost increases from certain component and raw material vendors, which the Company could not completely pass through to customers.

     Selling, General and Administrative Expenses.
     ---------------------------------------------  Selling, general and administrative expenses increased by 11% to approximately $7.7 million from approximately $6.9 million in fiscal 1993. However, such expenses decreased as a percentage of sales to 20.7% in fiscal 1994 from 25.4% in fiscal 1993 due to increasing sales while controlling costs.

     Operating Income.
     ---------------- As a result of the factors discussed above, operating income was approximately $874,000 for fiscal 1994, compared to an operating loss of approximately $387,000 for fiscal 1993.


     Other Income (Expense).
     ----------------------   Other expense increased to approximately $619,000
     for fiscal 1994 compared to other income of approximately $22,000 for fiscal 1993. The increase reflected a 93% increase in interest expense to approximately $1.0 million, for fiscal 1994 from approximately $513,000 primarily as a result of increased borrowings required to finance increases in sales, offset in part by decreased average interest rates during fiscal 1994. Interest expense during fiscal 1994 also included $210,000 accrued with respect to the Secured Note and 6% loans due December 1995 in the aggregate principal amount of $1.0 million, each owed to World. In fiscal 1994, the Company also recognized equity in the income of an affiliate of approximately $403,000 compared to equity in the loss of an affiliate and other unconsolidated subsidiaries of approximately $183,000 during fiscal 1993. During fiscal 1994, the Company also had other expense of approximately $32,000, compared to other income of $717,355 during fiscal 1993 due, in part, to a recovery of legal fees from a settled lawsuit and the refund of a cash deposit and interest thereon from the U.S. Customs Service.



     Net Income.
     ----------- The Company had net income of approximately $363,000 for fiscal 1994, reflecting increased sales and operating income, partially offset by increased interest expense. For fiscal 1993, the Company had net income of approximately $15.5 million as a result of extraordinary income of $15.8 resulting from the settlement of debts at a discount in the Company's bankruptcy reorganization. Before giving effect to extraordinary income and minority interest, the Company had a loss for fiscal 1993 of approximately $365,000.


     LIQUIDITY AND CAPITAL RESOURCES


          During the three years ended December 30, 1995, the Company's primary sources of capital have been net cash provided by operating activities, bank borrowings and financing from affiliates. Working capital requirements also have been financed through revolving credit borrowings. The primary demands on the Company's capital resources have been the need to fund inventory and receivables growth created in normal business expansion. In 1996 there was an additional requirement for capital to fund expenses associated with the tapered journal bearing recall, as well as the absorption of the carrying costs of the build-up of inventory as the result of temporarily being prohibited from shipping tapered journal bearings during the recall until the conditional reapproval by the AAR in September 1995. Since the recall, sales of tapered journal bearings have not attained previous levels. These demands have been met through cash from operations and borrowings under the Revolving Credit Facility.

          The Company's arrangements with its North American customers typically provide that payments are due within 30 days following the date of the Company's shipment of goods, while arrangements with foreign customers are generally on a letter of credit basis. Due to the continuing expansion of the Company's sales, management believes that the Company's working capital requirements will increase. The Company expects to fulfill this need with a portion of the proceeds of this Offering.



          At December 31, 1994, December 30, 1995, and September 28, 1996, the Company had working capital of approximately $4.7 million, $2.8 million and $3.7 million, respectively. Cash flow from operations for 1995 was $194,000 as compared to cash outflow of $4.7 million during 1994. The improvement in the Company's cash flow from operations primarily reflects an increase in results of operations in 1995, offset by the effects of the tapered journal bearing recall.



          Historically, the Company has used cash provided by operations to fund a portion of its operating requirements and capital expenditures. The Company also has relied on borrowings under its $15.0 million Revolving Credit Facility to fund operations. As of December 11, 1996, $9,450,000 was outstanding under the Revolving Credit Facility, which sums are secured by the Company's accounts receivable, inventory and various other assets. The Revolving Credit Facility currently terminates in June 1998 and will remain available through that date, with or without payment of outstanding borrowings with the proceeds of this Offering. The Revolving Credit Facility allows for borrowings, from time to time, not to exceed the lesser of $15.0 million or an amount equal to the sum of (i) 85% of eligible receivables, as defined, (ii) 50% of eligible inventory, as defined, consisting of raw materials, (iii) 50% of eligible inventory, as defined, consisting of finished goods, and (iv) 50% of eligible inventory, as defined, in transit under letters of credit less the sum of the (x) the aggregate amount of outstanding letters of credit and (y) such reserves as the lender may reasonably deem proper and necessary from time to time. Based upon such formula and Overadvances, as of December 11, 1996, the maximum amount the Company could borrow under the Revolving Credit Facility was approximately $10,076,000. Amounts outstanding under the Revolving Credit Facility bear interest at the bank's base rate from time to time (8.25% per annum at December 11, 1996), plus 2%. Based upon the Company's performance and 20 year relationship with BNYCC, The Company intends to request and believes it may be able to obtain more favorable terms on the Revolving Credit Facility upon completion of this Offering, although there can be no assurances it will be able to do so. The Revolving Credit Facility contains covenants that, among other things, limit the Company's ability to incur additional indebtedness and requires the Company to maintain certain levels of working capital and satisfy other financial tests. As of September 28, 1996, the Company was required to maintain a tangible net worth, as defined, of $2,835,000, a fixed charge ratio of 1.3 to 1.0 and a ratio of current assets to current liabilities of .90 to 1.0. The Company's actual results as of September 28, 1996 reflected a tangible net worth of $4,511,000, a fixed charge ratio of 1.85 to 1.0 and a ratio of current assets to current liabilities of 1.22 to 1.0. As of September 28, 1996, the Company was in compliance with all other covenants under the Revolving Credit Facility.


          The Company anticipates that capital expenditures for the current fiscal year and the foreseeable future will be approximately $750,000 to $1.0 million per year. However, the Company, from time to time, may consider the implementation of programs to expand its operations, which could increase capital expenditures above such level.


          In June 1995, the Company obtained $1.56 million in term financing from BNYCC, bearing interest at the bank's base rate from time to time (8.25% at December 11, 1996) plus 2%. The term loan provides for 35 consecutive monthly payments of principal of $18,570, with the final payment due on July 1, 1998. Proceeds of the term loan were primarily used to reduce debt owed to World.

          In connection with the Company's bankruptcy reorganization, the Company issued the Secured Note and the Installment Note to World. The Installment Note does not bear interest. Interest on the Secured Note accrues annually on the initial principal amount but only is payable to the extent of net income in excess of $400,000. The Company has accrued $412,500 in unpaid interest under the Secured Note as of September 28, 1996. The Secured Note is subordinated in right of payment to all other creditors of the Company but is secured by a second lien on certain machines and equipment of the Company with an aggregate value of approximately $1.4 million. See "Certain Relationships and Related Transactions."

          The Company believes that funds generated from continuing operations, the net proceeds of this Offering and borrowings under the Revolving Credit Facility will be sufficient to finance the Company's anticipated working capital needs and capital expenditure requirements for the next 24 months.

     INFLATION

          The effect of inflation on the Company has not been significant during the last two fiscal years.

                                       BUSINESS

          The Company manufactures, sources, assembles and distributes a variety of bearing components and bearing products, including ball bearings, tapered roller bearings, spherical roller bearings and cylindrical roller bearings under the Hyatt(R) and The General(R) trademarks. The Company supplies OEMs and the industrial aftermarket principally in the U.S. and Canada. The Company's products are used in a broad range of applications, including automobiles, railroad cars, locomotives, trucks, machinery and appliances.

          The Company operates in two divisions: the OEM Division, which supplies OEMs, and the Distribution Division, which serves distributors that supply the repair and maintenance aftermarket and small OEMs. Current OEM Division customers include automotive and locomotive divisions of GM, Gunite, Strick, Trinity, Burlington Northern and Xerox. The Distribution Division has customers ranging in size from Motion Industries and Bearings, Inc., each of which has over 400 outlets, to independent single outlet operations. The Distribution Division's individual shipments are typically smaller in volume but have higher gross margins.

          Through flexibility in manufacturing and sourcing, as well as attentive customer service, the Company strives to be a reliable, innovative and cost effective provider of bearing component products to the approximately $5 billion per year U.S. bearing market. The Company's strategy to accomplish this objective includes the following:

          . PROVIDE HIGH QUALITY PRODUCTS AND SUPERIOR CUSTOMER SERVICE. The Company maintains a detailed and extensive Quality Assurance Program and has been certified to the M 1003 standard by the AAR and the MIL-I-45208 standard by General Dynamics, a military contractor. The Company currently is taking steps to obtain IS0 9001 and QS 9000 registrations from the ISO. The Company also requires that both its affiliated and unaffiliated suppliers conform to Company and customer quality and engineering standards. Certain of the Company's products also have been specifically certified by the AAR for use in locomotives and railroad cars. In addition, the Company has been qualified as an authorized supplier by leading automobile and truck trailer manufacturers (including GM, Freuhauf, Gunite, Stoughton and Strick), railroads (including Burlington Northern, Santa Fe, Missouri Pacific, Southern Pacific and Norfolk Southern) and national distributors of bearings (including Motion Industries and Bearings, Inc.). These certifications and qualifications, which take significant time to obtain because of testing and other requirements, enable the Company to supply large markets currently served by a limited number of competitors and to which the Company's access had been limited previously.


          . PRESENCE IN CHINA. In 1987, the Company formed a joint venture, SGBC, in the PRC to establish a low cost, quality controlled source for bearings and bearing components. The Company has formed other joint ventures in the PRC, and it continues to investigate joint venture opportunities. The Company believes that potential customers in the U.S. intending to establish or expand manufacturing and other facilities in the PRC have, and will continue to have, an incentive to purchase bearings from the Company in order to satisfy Chinese counterpurchasing and local content requirements. In addition, Commerce has granted a preliminary order with respect to SGBC revoking the applicability to it of an antidumping order covering TRBs issued in 1987. A final determination revoking the antidumping order as it applies to SGBC would result in a direct benefit to the Company and SGBC by eliminating costs associated with antidumping duties, yearly antidumping investigations and other compliance requirements related thereto. There cannot be any assurance that Commerce finally will determine to revoke the antidumping order as it applies to SGBC. However, in each of the four annual reviews of the antidumping order in which SGBC was a respondent and Commerce made a final determination, Commerce imposed no antidumping margin on SGBC. The Company knows of no such revocations pending for other companies and believes its own revocation, if granted, will provide it with a competitive advantage.


          . MANUFACTURING AND SOURCING FLEXIBILITY. The Company operates on the principle that a flexible method of combining product and component purchasing with its own manufacturing and assembly capabilities can provide customers with high quality products and cost advantages. The Company uses its manufacturing, engineering and purchasing expertise to determine the highest quality and most cost effective methods of production. The Company currently sources bearing components and products from over 20 factories outside the U.S. In order to maintain the Company's flexibility to change with the marketplace, the Company typically limits the term of its supply contracts to one year.

          . NICHE MARKET PRODUCTS. Since 1992, the Company increasingly has emphasized the sale of special and niche market bearings. Special bearings are manufactured according to the design specifications of a particular customer, often in cooperation with the Company's engineering staff. Niche market bearings are used in specific industries, served by a limited number of manufacturers and are often sold at higher profit margins than standard bearings. Sales of special and niche market bearings by the Company have increased by approximately 40% from fiscal 1993 to fiscal 1995.


          . IMPROVED FINANCIAL POSITION AND CUSTOMER CONFIDENCE. In September 1991, the Company filed for bankruptcy protection as a result of its inability to meet its obligations under a loan it incurred to acquire the assets of Hyatt, formerly a division of GM. In connection with the Company's reorganization, the Company took significant steps to improve its operations and financial position and reestablish the well-known Hyatt(R) brand. As a result of these efforts, the Company increased its sales from approximately $27.3 million in fiscal 1993, the last year in which the Company operated in bankruptcy, to approximately $42.1 million in fiscal 1995, and reported operating income of $354,000 for fiscal 1995, compared to an operating loss of $387,000 for fiscal 1993. Primarily as a result of a charge due to customer damage claims connected with a product recall of certain tapered journal bearings, the Company incurred a loss of approximately $1.7 million for fiscal 1995. However, during the 1996 Interim Period, the Company recorded operating income of approximately $2.4 million. During the bankruptcy, the Company lost its status as an approved vendor to certain distributors of bearings and bearing products. Although there cannot be any assurance that it will be the case, and while the Company has no basis for determining the effect of the product recall on customer confidence, the Company believes that as a result of this Offering it may be redesignated as an approved vendor by certain of such distributors, enabling the Company to increase its distribution sales and this Offering may enhance customer confidence in the Company's ability to undertake projects requiring greater capital commitments by the Company.


          As a result of the Company's improved financial condition, certifications and qualifications, a favorable operating environment for its Chinese joint ventures, its manufacturing and sourcing expertise and focus on niche markets, the Company believes it is well positioned to increase sales and profitability.

     INDUSTRY OVERVIEW


          Based upon statistics published by Commerce, shipments of antifriction bearings and components in the U.S. exceeded $5.2 billion for 1995, an
     increase of 11% over 1994.   There has been an approximately 5% annual rate
     of growth for antifriction bearings and components in the U.S. for the past 10 years. The industry's 1995 shipments included approximately
     $1.9 billion of ball bearings, $1.3 billion of TRBs, $900 million of other types of roller bearings, $450 million of mounted units and $589 million of bearing components. Timken dominates the TRB market with estimated sales in excess of $1 billion. The Company competes in segments of each of these bearing classifications. The antifriction bearings industry historically has been cyclical in nature. However, long-term growth prospects are expected to continue as the demand for application products requiring antifriction bearings increases. Antifriction bearings are used in practically every industrial and consumer product requiring reliable, continuous circular motion.


     PRODUCTS

          The Company and its joint ventures manufacture and market high quality, precision ball and roller bearings used in a broad range of applications including automotive and trucking (e.g., steering columns, drive trains and transmissions), railcar and locomotive (e.g., wheel and axle assemblies), appliances (e.g., washing machines, fans and vacuum cleaners), lawn and garden implements (e.g., lawn mowers), office equipment (e.g., copiers), consumer products (e.g., bicycles), medical equipment (e.g., wheelchairs), material handling (e.g., conveyor assemblies and hand trucks), power tools (e.g., drills and lathes), chemical processing and the oil industry (e.g., drilling rigs).

          The Company sells approximately 2,000 products. The Company's product line includes standard and metric precision ball bearings, double row ball bearings, unground bearings, and special ball bearings. The Company offers its products in standard, modified, and custom designs where appropriate. The Company produces both special and niche market bearings. Special bearings are specifically manufactured to the requirements of a customer, as determined in cooperation with the Company's engineering staff.
     Examples of these products include bearings for copier machines, automotive steering columns, postal equipment and wheelchairs. Niche bearings are bearings used in specific industries, and are produced by a limited number of manufacturers. The Company produces, under the Hyatt(R) brand, selected TRBs, spherical roller bearings and cylindrical roller bearings which are used in railroad, truck trailer, automotive and other industrial applications.

     MANUFACTURING AND SOURCING

          The Company primarily manufactures and assembles bearings at its facilities in New York and New Jersey, and, since 1987, at the Company's joint venture facility, SGBC, in Shanghai, PRC. Although certain imports from various locations have been subject to antidumping duties since 1987, requiring importing companies to post cash deposits, SGBC, the Company's Chinese joint venture and principal source of imported product, has not been required to pay cash deposits for antidumping duties on TRBs imported from the PRC since 1991, based upon Commerce's final determination as to the fairness of SGBC's pricing that year. Based on such determination and preliminary determinations for subsequent years, SGBC recently requested a revocation of the applicability of the antidumping order to it. The Company believes that of the approximately 400 bearing factories in the PRC, SGBC is the only factory that Commerce has found to have had at least three consecutive years of sales at not less than foreign market value. Additionally, as of October 1996, the Company believes SGBC is the only TRB producer in the PRC to have received a preliminary revocation of an antidumping duty order.

          The Company produces approximately 37% of the bearings that it sells and obtains an additional 24% from joint ventures in which it participates. The Company currently relies on approximately 82 unaffiliated manufacturers to produce the remaining 39% of the bearings and components that it distributes. The Company has no long-term contracts with its unaffiliated manufacturing sources. The Company attempts to maintain sourcing flexibility by not engaging in any purchasing contracts that exceed one year.

     CHINESE JOINT VENTURES

          The Company has entered into joint ventures with factories in the PRC to enable it to secure a reliable source of high quality low cost bearings and bearing components. By entering into joint ventures, rather than long term manufacturing contracts, the Company is better able to monitor and control production and quality assurance by having access to the factories at both management and production levels. Furthermore, by sourcing from joint ventures, the Company is not required to incur inventory carrying costs, since the joint ventures typically hold all inventory until needed by the Company. The joint ventures also provide a far less capital intensive alternative to building Company-owned facilities.


          SGBC was established by the Company and SRBF in June 1987 as a joint venture limited liability company in accordance with PRC law for an initial term of ten years, which was recently extended to June 2008. SGBC produces tapered roller and ball bearings, which the Company imports into the U.S. for further assembly, inspection, testing and distribution. The Company contributed 25% of the initial capital of SGBC in the form of capital equipment valued by the parties at $750,000 and the Company's joint venture partner, SRBF, contributed 75% of the initial capital of SGBC in the form of facilities and equipment, valued by the parties at $1,500,000 and $750,000, respectively. Subsequently, SGBC's capital was increased by $2,500,000, with the Company contributing 25% of such amount in the form of capital equipment and SRBF contributing 75% of such amount in the form of additional facilities, equipment and cash. The Company is not required, however, to contribute additional capital.


          The Company has the exclusive right to sell the products of SGBC in the U.S. In 1994 and 1995, the Company imported $4,900,000 and $5,500,000, respectively, in bearings from SGBC. Purchases are made upon terms and conditions established periodically by negotiation between the Company and SGBC and are subject to adjustment based upon certain events, including increases in the prices of raw materials. The Company is responsible for selecting and purchasing equipment and materials outside of the PRC. Governance, operations, distributions and the dissolution of SGBC are governed by PRC law and by SGBC's joint venture contract and articles of association. SGBC's eight-member Board of Directors, which consists of five directors chosen by SRBF and three directors chosen by the Company, exercises authority over the joint venture by majority vote. Certain decisions involving annual strategy, budgeting and production plans require the vote of at least one Director chosen by the Company. Unanimous consent of the Board of Directors is required for all fundamental corporate changes.

          Subject to PRC law and regulations providing for the payment of taxes, allocations to cover losses of prior years, and contributions to special funds for enterprise expansion, employee welfare and bonuses and general reserves, the profits of SGBC may be distributed, at the discretion of its Board of Directors, to the Company and SRBF in proportion to their registered capital contributions. A distribution of 450,000 Renminbi (the legal currency of the PRC) ("RMB") (approximately $51,967 at then current exchange rates) from 1993 operating profits was made by SGBC to the Company in February 1994. A distribution of another 740,000 RMB (approximately $89,156 at then current exchange rates) from 1994 operating profits, was declared in December 1995. The Company has agreed that this distribution will be invested in the Kong Qiao General Bearing Company ("KQGBC") subject to its formation. KQGBC is a proposed new joint venture between the Company and Shanghai Xinhua Industrial Corp. A distribution of 650,000 RMB ($78,313 at current exchange rates) from 1995 operating profits has been proposed by SGBC management for approval by the Board of Directors of SGBC.

          The joint venture contract and articles of association of SGBC provide that after the Company receives $1,375,000 in profits, its right to receive any additional dividends will terminate and all profits after that time will be distributed exclusively to SRBF. Furthermore, after termination of the joint venture, all equipment and machinery contributed by the Company will be turned over to SRBF without compensation to the Company.

          Wafangdian-Hyatt Bearing Manufacturing Co. Ltd. and Hyatt-ZWZ Bearing Corporation
     ("Wafangdian-Hyatt" and "Hyatt-ZWZ," respectively) were established pursuant to a Joint Venture Contract dated as of October 9, 1990, by and between the Company and Wafangdian Bearing Factory ("WBF"), a corporation organized under the laws of the PRC.

          Wafangdian-Hyatt is a joint venture limited liability company formed in accordance with PRC law by the Company and WBF for an initial term of ten years. Wafangdian-Hyatt is situated in Wafangdian, PRC and manufacturers journal boxes, traction motor bearings and components for exclusive shipment to Hyatt-ZWZ, which prepares them for distribution by the Company. The Company contributed 25% of the initial registered capital of Wafangdian-Hyatt in the form of capital equipment valued by the parties at $250,000 and WBF contributed 75% of the initial registered capital of Wafangdian-Hyatt in the form of facilities and capital equipment valued by the parties at $750,000. Provisions with respect to pricing, governance, administration and distributions are substantially similar in all material aspects to those of SGBC.


          Wafangdian-Hyatt was terminated by the end of 1996 and all of its operations will be assumed by Wafangdian General Bearing Co., Ltd. ("WGBC"), a new joint venture between World and Wafangdian Bearing Company. In its initial stage, WGBC will produce rear wheel automotive bearings in the PRC with machinery purchased from GM's Delphi plant in Bristol, Connecticut. The Company will sell the WGBC bearings in the U.S. In its second stage, WGBC will produce railroad bearings for sale in U.S. by the Company.


          Hyatt-ZWZ is a New York corporation whose share capital is owned 65% by the Company and 35% by WBF. The Company initially contributed $130,000 in capital equipment and cash to Hyatt-ZWZ. Hyatt-ZWZ purchases (from Wafangdian-Hyatt and others) and manufactures components for railroad bearing products exclusively for worldwide distribution by the Company. In 1994 and 1995, the Company purchased $1,263,012 and $965,159 of bearings, respectively, from Hyatt-ZWZ.

          Governance, operations, distributions and dissolution of Hyatt-ZWZ are governed by New York law and by the terms of the joint venture contract. Hyatt-ZWZ's seven-member Board of Directors, which consists of three directors (including its Chairman) chosen by WBF and four directors (including its Vice-Chairman) chosen by the Company, must unanimously approve all significant corporate actions.


          World has also granted to the Company options, exercisable prior to December 31, 1999, to purchase from World its interest in two joint ventures, Rockland Manufacturing Company ("Rockland") and Wafandgian General Bearing Company, Ltd. ("WGBC"), for $400,000 and $912,896 (subject to adjustment based on change in accounts payable by WGBC to World), respectively, representing the estimated capital contributions, advances for administrative expenses and other costs paid by World with respect to such ventures; provided, however, that if any such option is exercised after December 31, 1997, the applicable purchase price will be adjusted, to include any additional capital contributions made and administrative expenses incurred on behalf of the joint venture by World after such date.


     QUALITY AND CUSTOMER SERVICE PROGRAMS

          In order to meet the need for quality products, the Company has focused on the development and implementation of appropriate systems and controls to ensure that proper levels of quality are established and consistently maintained. These systems are documented in the Company's

     Quality Assurance Manual, which is also used as part of the operating standard of the Company's joint ventures and certain other suppliers. The systems were designed with special requirements to meet customers' specifications. Over the years, the Quality Assurance Manual has been revised to keep abreast with new and revised customer and industry requirements. The systems control not only the activities of the Quality Assurance Department, but also receiving inspection, in-process inspection, final audit procedures, and certain activities of other departments of the Company. These include procedures for design engineering, procurement, manufacturing, assembly and distribution. The system has been audited by certain of the Company's customers and the Company has been certified to the M1003 standard by the AAR and the MIL-I-45208-A standard by General Dynamics, a military contractor.


          The Company is seeking to obtain ISO 9001 and QS 9000 registrations by December 1997. Both of these are comprehensive industry-wide quality control systems. ISO 9001 is similar to ISO 9002, a quality standard applicable to manufacturing companies promulgated by the ISO, but contains specifications regarding engineering and design as well as manufacturing. QS 9000, a standard jointly developed by GM, Ford and Chrysler, has all the basic systems of ISO 9001 with certain additional requirements specific to the automotive industry. GM has requested that the Company meet the QS 9000 certification by December 1997. The Company believes that it will meet such registrations by such date and that, if it cannot, GM will extend the date for obtaining registrations.


          In order to obtain QS 9000 registration (which includes the requirements for ISO 9001) the Company has retained a full time consultant who has developed a 28 step program, which the Company believes should result in registration by November 1997. The benchmarking of the Company's current Quality Assurance system disclosed the need for re-writing of certain procedures, including the Management Responsibility section which has already been completed. In addition, the benchmarking revealed the need to supplement the Quality Assurance and Design Control documentation and this has also been instituted. The next step in the registration process is the implementation of systems which will be accomplished when and as each respective system is developed.

     SALES, MARKETING AND CUSTOMERS

          The Company markets its products in the U.S. and abroad through nine salaried sales employees as well as 33 commissioned independent sales representative organizations, aggregating 92 sales persons. In addition, the Company has seven customer service representatives responsible for handling orders and providing sales support. Products sold through the OEM Division bear The General(R) label for ball bearings and the Hyatt(R) brand for all types of roller bearings.

          The Company participates in trade shows sponsored by the Truck Maintenance Council, Society of Automotive Engineers and the Railway Supply Association. The Company's advertising budget for fiscal 1996 is $50,000 and it anticipates that its advertising budget for fiscal 1997 will be between $100,000 and $150,000.


          Current OEM customers include automotive and locomotive divisions of GM, Gunite (manufacturer of wheels and hubs for trucks and trailers), Strick (truck trailer manufacturer), Trinity (freight car manufacturer), Burlington Northern (railroad) and Xerox (office equipment manufacturer). The OEM Division has over 150 customers. The Distribution Division markets the same broad line of bearing products as the OEM division.
     The Distribution Division has over 1,200 customers, ranging in size from Motion Industries and Bearings, Inc., each of which has approximately 400 stores in the U.S., to independent single outlet operations. Since 1992, the Company increasingly has emphasized the sale of special and niche market bearings including certain TRBs. The OEM Division focuses on the transportation industry, specialty truck trailer manufacturers (to which the Company was the leading supplier in 1995), railroad locomotive and freight car manufacturers and automotive manufacturers. No customer accounted for more than 10% of the Company's consolidated revenues for fiscal 1995.


          The Distribution Division generally ships product within 24 hours of the time an order is placed. The OEM Division ships products within one to 365 days from the date an order is placed. Actual shipments are dependent upon production schedules of the Company's customers. The Company's arrangements with its North American customers typically provide that payments are due within 30 days following the date of shipment of goods. Foreign customers are generally required to pay by letter of credit. At September 28, 1996, in excess of 90% of accounts receivable were current or less than 30 days past due. Approximately 3.7% of accounts receivable were over 90 days old as of September 28, 1996.

     EMPLOYEES

          As of August 31, 1996, the Company had 172 full-time employees, of whom 122 were engaged in production, shipping and receiving and maintenance, and 16 of whom were engaged in sales and marketing. 110 of the Company's employees engaged in production, shipping and receiving, and maintenance, are subject to collective bargaining and are represented by the United Brotherhood of Carpenters and Joiners of America, AFL-CIO, Local 3127 ("Union"). The current collective bargaining agreement with the Union expires on April 30, 1997. The Company believes that relations with its employees, including those subject to collective bargaining, are good. The Company has a 20 year relationship with the Union and has never experienced a Union work stoppage.

     COMPETITION

          The ball and roller bearing industry is highly competitive. The Company believes that competition within the precision ball and roller bearing market is based principally on quality, price and the ability to meet customer delivery requirements. The Company's primary domestic and foreign competitors are Timken, SKF USA Inc., NSK Corporation, NTN Bearing Corporation of America, The Torrington Company and FAG Holding Corporation. Many of the Company's competitors have substantially greater financial resources than the Company. Management believes that the Company's manufacturing and sourcing capabilities and its reputation for consistent quality and reliability have positioned the Company for continued growth in both market share and sales.

     PATENTS, TRADEMARKS AND LICENSES


          Except for The General(R) trademark and the license from GM with respect to the Hyatt(R) trademark ("Hyatt License"), the Company does not own any U.S. or foreign patents, trademarks or licenses that are material to its business. The Company does rely on certain data, including costing and customer lists, and the success of its business depends, to some extent, on such information remaining confidential. Each employee who may have access to confidential information is subject to a confidentiality agreement.


          Under the Hyatt License, the Company has exclusive use of the terms "Hyatt," "Hyatt Railway," "Hyatt Railway Products," "Hyatt Manufacturing," "Hyatt General" and most derivatives of "Hyatt" in connection with locomotive journal boxes, traction motor bearings and component parts thereof, and non-exclusive rights to such trademarks with respect to other products. The term of the Hyatt License extends until January 1, 2000, and may be renewed at the option of the Company for an additional ten year term. The Company paid GM an initial fee of $30,000 upon execution of the Hyatt License and has paid or will pay an annual licensing fee to GM in an amount increasing from $20,000 in 1990 to $35,000 in 1999. The fee payable by the Company upon the exercise of its option to renew the Hyatt License is based upon a benchmark of $27,500 indexed for inflation as of 1999.

     PROPERTIES


          The Company leases facilities located in Union, New Jersey and West Nyack, New York, which have approximately 72,000 and 190,000 square feet of space, respectively. Management believes that the plants are adequate for the Company's present needs and anticipated expansion. The West Nyack facility, which is used principally for administrative, assembly, and distribution purposes, is owned by Realty and from January 1 to November 1, 1996 the Company held a month-to-month tenancy for the premises at a monthly rent of $61,885. Effective November 1, 1996, the Company and Realty entered into a lease for the West Nyack facility ("Lease"), which provides for an initial term expiring on October 31, 2003, and is renewable at the option of the Company for an additional six year term. The Company pays rent of $4.81 per square foot (or $912,840) annually, payable in monthly rent payments of $76,070. The Lease provides for an increase in the rent every other year, commencing in 1998, to the greater of (i) 106% of the next preceding year's rent or (ii) the preceding years rent multiplied by a fraction the numerator of which is the Consumer Price Index for the area including Rockland County or, if no such index is published, for Northern Jersey ("CPI") in effect 90 days prior to November 1 of the new rent year and the denominator of which is the CPI in effect 90 days prior to November 1 of the preceding year. Simultaneously, the Company entered into a sublease with WMW Machinery Co. and World for approximately 31,000 and 5,500 square feet of the West Nyack facility, respectively. See "Certain Relationships and Related Transactions." The lease for the Union facility, which is used principally for assembly, manufacturing and distribution purposes, expires on April 1, 1998, renewable at the option of the Company for an additional five year term. Rent expense for the Union location was approximately $238,000, $204,000 and $204,000 in 1993, 1994 and 1995, respectively. Rent expense was approximately $153,000 and $162,000 for each of the 1995 and 1996 Interim Periods, respectively.


     ENVIRONMENTAL COMPLIANCE


          The Company's operations and products are subject to extensive federal, state and local regulatory requirements relating to pollution control and protection of the environment. Based on information compiled to date, management believes that the Company's current operations are in material compliance with applicable environmental laws and regulations, the violation of which would have a material adverse effect on the Company. There can be no assurance, however, that currently unknown matters, new laws and regulations, or stricter interpretations of existing laws and regulations will not materially affect the Company's business or operations in the future. The Company and Realty are pursuing claims against Xerox in the United States District Court for the Southern District of New York related to the discharge by Xerox of contaminants into the subsurface at a property in the vicinity of the Blauvelt Property. Realty and the Company, among other things, allege that the subsurface discharge by Xerox has adversely affected the Blauvelt Property. The DEC has held Xerox responsible for such discharges and Xerox has entered into several consent orders with DEC agreeing, among other things, to investigate and remediate the impact of the discharges. Neither DEC nor any other party has sought to impose liability on the Company or Realty for the discharges or the costs of investigation or remediation. The Company believes that it and Realty have meritorious claims against Xerox. However, there can be no assurance that the Company and Realty will be successful in their claims.

     LEGAL PROCEEDINGS


          On August 25, 1986, Timken, a U.S. producer of TRBs, filed a petition on behalf of the U.S. TRB industry with both the ITC and Commerce seeking the imposition of antidumping duties on imports of TRBs from Japan, Italy, the former Yugoslavia, Romania, Hungary and the PRC. In May 1987, Commerce found that TRBs from each of the aforementioned countries were being sold in the U.S. at less than fair value, as determined by Commerce based upon an estimate of the foreign market value of TRBs (i.e. the price at which the same or similar merchandise is sold or offered for sale in the principal markets of the home market country). Commerce subsequently issued an antidumping order imposing duties on the unfairly traded TRBs equal to the percentage difference between the selling prices in the U.S. and the foreign market value of the imported TRBs during specified review periods. Among others, the order named SGBC, the Company's joint venture in the PRC. Importers subject to the antidumping order are required to post a cash deposit with the U.S. Customs Service equal to the antidumping margin percentage multiplied by the export price of any imported product covered by the dumping petition. The Company, as an importer of TRBs from SGBC, has not been required to post cash deposits since 1991, when Commerce allotted a 0% dumping margin to SGBC. In June 1995, SGBC requested a revocation of the order imposing antidumping duties on it with respect to its products. Commerce issued a preliminary order granting such revocation based upon, among other factors, the fact that SGBC had not sold TRBs at less than foreign market value for three consecutive years.






          In 1986 the Company entered into a joint venture with a former East German trade agency pursuant to which the parties jointly owned, through a holding company called Alurop, WMW. Pursuant to the joint venture agreement, WMW was, by separate agency contract, granted the exclusive right to distribute certain East German machine tools in the United States. After the reunification of Germany in 1990, the Company's joint venture partner and its successors, including WEMEX, breached the joint venture agreement and the exclusive agency contract, causing damage to WMW by frustrating WMW's ability to sell machine tools and causing the rapid devaluation of its inventory. WMW could not ensure its customers that service and parts could be supplied, or that terms of the warranties could be met, causing its business to decline dramatically. The Company attempted unsuccessfully for a period of several years to amicably resolve the WMW dispute.



          In February 1995, however, WMW and the Company commenced an action in the U.S. District Court for the Southern District of New York against WEMEX, Werner P. Muender, Treuhandanstalt and Bundesanstalt fuer Vereinigungsbedingte Sonderaufgaben alleging, among other things, that:
     (i) WEMEX breached a joint venture agreement with the Company and a commercial sales agency agreement with WMW and violated its duties to the Company and WMW arising under such agreements; (ii) the Company relied to its detriment upon promises made by WEMEX to support WMW's marketing efforts; and (iii) Werner P. Muender, the liquidator of WEMEX, wrongfully converted property of WMW to his benefit. WMW also is seeking a declaratory judgment that any indebtedness it may owe to WEMEX be extinguished or diminished to the extent of existing value of machine tools purchased by WMW from or through WEMEX. Defendants answered the complaint, denying the allegations therein, and WEMEX asserted counterclaims against: (i) WMW for goods sold and delivered in the amount of $9,507,337; (ii) Seymour I. Gussack and WMW Machinery Co. in the amount of $9,507,337, alleging that Seymour I. Gussack improperly caused the sale of WMW's assets to WMW Machinery Co.; and (iii) the Company in the amount of $9,507,337, alleging that the Company breached its fiduciary duty to WEMEX by failing to provide the working capital requirements of WMW. WMW, the Company, WMW Machinery Co. and Seymour
     I. Gussack have denied any liability to WEMEX and believe its counterclaims to be without merit. However, there can be no assurance the case will be resolved in a timely manner or settled to the satisfaction of the Company. Furthermore, the enforcement of an award favorable to the Company may be subject to further review by German courts. Defendants also have moved to dismiss the action based on various grounds including, among others, the Foreign Sovereign Immunities Act of 1976, the Act of State Doctrine, forum non conveniens, legal insufficiency of certain claims and improper venue. WMW, the Company, WMW Machinery Co. and Seymour I. Gussack have opposed Defendants' motion for dismissal and agrued that, if the Court dismisses the Company's claims, it should also dismiss the Defendants' counterclaims. There can be no assurance, however, that if the court dismisses the action in its entirety, the Defendants will not institute an action in Germany, which may be a less favorable forum for the Company. In addition, if the Defendants prevail in their counterclaim against the Company for the amount claimed and the Company is unsuccessful in its claims against the Defendants, there would be a material adverse effect on the Company's financial condition.

                                      MANAGEMENT

     DIRECTORS AND EXECUTIVE OFFICERS

          The directors and executive officers of the Company are as follows:

             Name          Age                Position
           ---------       ---               ----------


      Seymour I. Gussack   73       Chairman of the Board of
                                    Directors

      David L. Gussack     39       President and Director

      Jerome Johnson       85       Director

      Robert E. Baruc      45       Director Designee

      Harold S. Geneen     86       Director Designee

      Nina M. Gussack      41       Director Designee

      Lester M. White      37       Vice President
                                    Administration/MIS

      Eugene Passariello   65       Vice President
                                    Manufacturing

      William F. Kurtz     38       Vice President Technical
                                    Services

      Christopher Moore    40       Vice President Finance,
                                    Secretary and Treasurer

      Joseph J. Hoo        62       Vice President Advanced
                                    Technology and
                                    China Affairs

     ===========================================================================


          Set forth below is certain additional information with respect to the Directors, executive officers and Director Designees of the Company. Robert E. Baruc, Harold S. Geneen and Nina M. Gussack will be appointed as Directors upon completion of this Offering.


          Seymour I. Gussack founded the Company in 1958 and has served as Chairman of the Board of Directors and a Director of the Company since its formation. Seymour I. Gussack is also the Chairman of the Board of Directors and a Director of World and a partner of Realty. See "Certain Relationships and Related Transactions" and "Principal Stockholder." Seymour I. Gussack's son is David L. Gussack, President of the Company and a Director.

          David L. Gussack became President of the Company in 1993 and has been a Director of the Company since 1987. David L. Gussack has held various positions with the Company since 1983, including Executive Vice President from 1991 to 1992, General Manager of the OEM Division from 1988 to 1990, Supervisor and Coordinator, Hyatt Absorption Project from 1987 to 1988, Plant Manager from 1986 to 1987, Office Facilities Manager from 1985 to 1986, and Manager of Special Projects from 1983 to 1985. David L. Gussack is a Secretary and a Director of SGBC and Hyatt-ZWZ, respectively. He also is a partner of Realty. See "Certain Relationships and Related Transactions." David L. Gussack is a graduate of the University of Pennsylvania. David L. Gussack's father is Seymour I. Gussack, Chairman of the Board of Directors of the Company.

          Lester M. White has served as Vice President Administration/Management Information Systems of the Company since 1989. Mr. White is a graduate of University of Massachusetts, Boston (B.S. in Management and Economics).

          Eugene Passariello has served as Vice President Manufacturing of the Company since 1989. Mr. Passariello was a Plant Manager of the Company from 1989 to 1991. He is a graduate of Fairleigh Dickenson University (B.S. in Industrial Engineering), Brooklyn Technical College (M.S. in Metallurgy), and Rockland College (M.A. in Business Administration).

          William F. Kurtz has served as Vice President Technical Services of the Company since 1993. Mr. Kurtz was also a Chief Engineer of the Company from 1989 to 1993 and Senior Project Engineer of the Company from 1988-89. He is a graduate of Manhattan College (B.E. and M.E. in Mechanical Engineering).


          Christopher Moore has served as Vice President Finance of the Company since 1995 and as Secretary and Treasurer since 1993. Prior to that time, Mr. Moore held various positions in the Company, including Controller from 1986 to 1995 and Assistant Controller from 1984 to 1986. Mr. Moore is a graduate of Seton Hall University (B.S. in Accounting) and has been a certified public accountant since 1982.


          Joseph I. Hoo has served as Vice President Advanced Technology and China Affairs of the Company since August 1995. Mr. Hoo served as General Manager, Industrial Products Division, from 1991 to 1995 and as Chief Metallurgist from 1987 to 1991. Mr. Hoo is a graduate of the National University of Japan (B.S. in Engineering) and University of Michigan (M.S.E. in Metallurgy and Engineering).

          Jerome Johnson has been a director of the Company since September 1987. Mr. Johnson has been an attorney in private practice for more than 50 years. He also serves on the Board of Directors of Presidential Life Insurance Company. Mr. Johnson is a graduate of DePaul University (J.D. and L.L.B) and is a member of the Illinois and New York bars.


          Robert E. Baruc has agreed to serve as a Director of the Company upon the completion of this Offering. Since April 1994, Mr. Baruc has been an Executive Vice President of Unapix Entertainment, Inc., an independent distributor of film and television programming. Since August 1993, he has been the President and Chief Executive Officer of A Pix Entertainment, Inc. From December 1992 to August 1993, Mr. Baruc was President of Triboro Entertainment Group, a company engaged principally in home video distribution. From January 1991 to December 1992, Mr. Baruc primarily acted as an independent consultant to the entertainment industry. He is the son-in-law of Seymour I. Gussack and the brother-in-law of David L. Gussack and Nina M. Gussack.



          Harold S. Geneen has agreed to serve as a Director of the Company upon the completion of this Offering. Mr. Geneen served as Chief Executive Officer of ITT Corporation ("ITT") from 1959 until 1977, and as Chairman of the Board of Directors of ITT from 1965 until 1979. He has been Chairman Emeritus of ITT since 1983. Mr. Geneen is also a Director of IVAX Corporation, a pharmaceutical company and Gunther International, Ltd., a document assembly company.



          Nina M. Gussack has agreed to serve as a Director of the Company upon the completion of this Offering. Ms. Gussack has been litigation partner at the law firm of Pepper, Hamilton, & Scheetz in Philadelphia, Pennsylvania since 1986. She is a graduate of the University of Pennsylvania (B.S. in History and M.S. in Secondary Education) and Villanova University School of Law (J.D.). She is a member of the Pennsylvania bar. She is the daughter of Seymour I. Gussack and the sister of David L. Gussack.

          Seymour I. Gussack, David L. Gussack and Eugene Passariello were each officers of the Company at the time the Company filed for protection from creditors under Chapter 11 of the U.S. Bankruptcy Code in 1991. See "Company History."

          Directors hold office until the next annual meeting of stockholders following their election, or until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

          The standing committees of the Board of Directors are the Audit Committee and the Compensation/Stock Option Committee.


          The Audit Committee of the Board of Directors will consist of three directors, David L. Gussack, Robert E. Baruc and Jerome Johnson. The Audit Committee's function is to review and report to the Board of Directors with respect to the selection and the terms of engagement of the Company's independent public accountants, and to maintain communications among the Board of Directors, such independent public accountants, and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of the Company's internal controls and related matters. The Audit Committee also reviews certain related party transactions and any potential conflict of interest situations involving officers, directors or stockholders beneficially owning more than 10% of an equity security of the Company.


          The Compensation/Stock Option Committee will consist of Messrs. Harold
     S. Geneen and Robert E. Baruc, each of whom is an independent Director.
     The Compensation/Stock Option Committee's function is to review and approve annual salaries and bonuses for all employees with salaries in excess of $100,000 and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto, including the granting of stock options pursuant to the Company's 1996 Option Plan.

     EXECUTIVE COMPENSATION

          The following table sets forth the aggregate compensation paid for services rendered in all capacities to the Company's executive officer who received compensation of $100,000 or more during the fiscal year ended December 30, 1995:


                        ANNUAL COMPENSATION               LONG-TERM
                               (1)                      COMPENSATION
                        -------------------             ------------


          NAME AND                            RESTRICTED   STOCK        ALL
         PRINCIPAL     FISCAL                    STOCK    OPTIONS      OTHER
          POSITION      YEAR   SALARY   BONUS   AWARDS        #    COMPENSATION
       --------------  -----  -------  ------  --------   -------  ------------

      David L.Gussack,  1995  $155,232 $5,000      0         0      $28,000 (2)
         President

     --------------------

          (1) Perquisites and other personal benefits are not included because they do not exceed the lesser of $50,000 or 10% of the total base salary and annual bonus for the named executive officer.

          (2)  Represents deferred compensation.

     1996 STOCK OPTION AND PERFORMANCE AWARD PLAN


          Upon the successful completion of this Offering, the Company will adopt the 1996 Option Plan, which authorizes the grant to directors, officers and key employees of the Company and any parent or subsidiary of the Company, of incentive or non-qualified stock options, performance shares, restricted shares and performance units. The 1996 Option Plan covers up to 500,000 shares of the Company's Common Stock. Options to purchase 257,500 shares at this Offering price per share were granted certain officers, directors and other key employees, subject to the closing of this Offering.



          The 1996 Option Plan will be administered by a committee ("Stock Option Committee") consisting of Messrs. Harold S. Geneen and Robert E. Baruc. The Stock Option Committee determines the prices and terms at which options may be granted. Options may be exercisable in installments over the option period, but no options may be exercised after ten years from the date of grant.


          The exercise of any incentive stock option granted to an eligible employee may not be less than 100% of the fair market value of the shares underlying such option on the date of grant, unless such employee owns more than 10% of the outstanding Common Stock or stock of any subsidiary or parent of the Company, in which case the exercise price of any incentive stock option may not be less than 110% of such fair market value. No option may be exercisable more than ten years after the date of grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of the Common Stock or stock of any subsidiary or parent of the Company, no more than five years from its date of grant. Options are not transferable, except upon the death of the optionee. In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination immediately expire, and any options that are exercisable expire three months following termination of employment, if such termination is not the result of death or retirement, two years following such termination, if such termination was because of death, and one year following such termination if such termination was because of disability or retirement under the provisions of any retirement plan that may be established by the Company, or with the consent of the Company.

          At the time each grant of shares is made, the Stock Option Committee will determine the duration of the performance or restriction period, if any, the performance targets, if any, and the times at which restrictions placed on restricted shares shall lapse.

     DIRECTOR COMPENSATION

          The members of the Company's Board of Directors are not compensated for their service on the Board, but are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Directors will participate in the 1996 Option Plan.

                              CERTAIN RELATIONSHIPS AND
                                 RELATED TRANSACTIONS

     BANKRUPTCY AND RESULTING OBLIGATIONS TO WORLD

          In connection with the Plan of Reorganization, the Company issued to World, which prior to this Offering owned all of the Company's Common Stock, the Secured Note, the Installment Note, and 1,000 shares of Common Stock (3,000,000 shares after giving effect to the 3000-for-one stock split effective October 10, 1996) in exchange for the Discharged Obligation. World acquired for approximately $2.0 million the Discharged Obligation from Wells Fargo, which provided financing for the purchase by the Company in March 1987 of Hyatt and for working capital. The Secured Note is secured by a subordinated lien in certain machinery and equipment having a net book value of approximately $1.4 million at December 30, 1995.
     Interest on the Secured Note accrues annually but is only payable with respect to any fiscal year to the extent the Company's net income exceeds $400,000. The Company has never made any payments of principal or interest with respect to the Secured Note, and it has accrued $412,500 in interest thereon. World agreed to defer the payment under the Installment Note for fiscal 1993 and fiscal 1994, and received principal payments of $375,000 during fiscal 1995, which included the two installments previously deferred. The Installment Note does not bear interest. During 1994, World lent $1,000,000 to the Company, with interest payable quarterly at the rate of 6% per annum. The loan was repaid in full in December 1995, and interest payments for fiscal 1994 and fiscal 1995 were made in the amount of $45,000 each year.

     LEASES WITH REALTY


          From January 1 to November 1, 1996, the Company held a month-to-month tenancy for the premises located at West Nyack, New York comprising 189,833 square feet owned by Realty, whose partners include Seymour I. Gussack, David L. Gussack and Nina M. Gussack, each a member or a Director designee of the Board of Directors of the Company. The Company and Realty entered into the Lease effective as of November 1, 1996, which provides for an initial term expiring on October 31, 2003, renewable at the option of the Company for an additional six year term. The Company pays rent of $4.81 per square foot (or $912,840) annually, payable in monthly rent payments of $76,070. Although the Company has not obtained a formal appraisal, based upon an informal survey conducted by a real estate broker, the Company believes that the rent charged it by Realty approximates fair market rents in the area. The Lease provides for an increase every other year, commencing in 1998, to the greater of: (i) 106% of the next preceding year's rent; or (ii) the preceding year's rent multiplied by a fraction the numerator of which is the CPI for the area including Rockland County or if no such index is published, for Northern New Jersey in effect 90 days prior to November 1 of the new rent year and the denominator of which is the CPI in effect 90 days prior to November 1 of the preceding year.


          During 1993, 1994 and 1995, the Company leased facilities from Realty in Blauvelt, New York at which the Company located its headquarters and operations. The Company is the guarantor with respect to a mortgage loan currently in the principal amount of $679,586 from the Job Development Authority of Rockland County and a mortgage loan currently in the principal amount of $543,750 from the Industrial Development Authority of Rockland County on the property in Blauvelt, New York. The Company did not receive any consideration from Realty for its guarantee of such mortgage loans.
     The Company incurred rent and real estate taxes with respect to the facilities leased from Realty in Blauvelt, New York for 1993, 1994 and 1995 of approximately $786,000, $923,000 and $861,000, respectively.

     SUBLEASES TO WMW MACHINERY CO. AND WORLD

          The Company currently subleases 30,949 square feet and 5,500 square feet at the West Nyack facility to WMW Machinery Co., a subsidiary of World, and World, respectively, pursuant to subleases in each case effective November 1, 1996. The subleases are coterminous with the Lease. The sublease with WMW Machinery Co. provides for rent of $5.50 square feet or $170,220 per year until November 1998, payable to the Company in equal monthly installments. The sublease with World provides for rent of $33,000 per year until November 1998, payable to the Company in equal monthly installments. Each sublease provides for an increase in rent every other year, commencing in 1998, to the greater of: (i) 106% of the next preceding year's rent; or (ii) the preceding year's rent multiplied by a fraction the numerator of which is the CPI in effect 90 days prior to November 1 of the next rent year and the denominator of which is the CPI in effect 90 days prior to November 1 of the preceding year.

     OTHER TRANSACTIONS WITH WORLD AND WORLD AFFILIATES

          The Company made payments for and advances to World, World subsidiaries and joint ventures and certain affiliates for payroll, benefits and other expenses. Such payments aggregated approximately $84,000, $1,708,000, $1,742,000 and $1,262,000 and $1,204,000 for 1993,
     1994, 1995 and the 1995 and 1996 Interim Periods, respectively. The advances did not bear interest through the end of fiscal 1995, however, effective December 31, 1995, the balances bear interest at 8% which is accrued monthly. In certain cases, the obligation to repay advances made by the Company were satisfied by offsetting the price of bearings or bearing products purchased from joint ventures obligated to the Company. The Company has purchased bearings from four joint ventures and machinery from another joint venture in which World has interests. Such purchases aggregated $0, $600,000, $2,650,000 and $2,528,000 and $362,000 for 1993,
     1994, 1995 and the 1995 and 1996 Interim Periods, respectively. Following the completion of this Offering, the Company anticipates that it will continue to purchase bearings from joint ventures in which World has an interest and to make advances to or for the benefit of World and such joint ventures for the payment of their expenses related to the supply of products to the Company. These advances either will be repaid by World or the joint venture or will be offset against the price of bearings purchased by the Company.


          World has also granted to the Company options, exercisable prior to December 31, 1999, to purchase from World its interest in two joint ventures, Rockland and WGBC, for $400,000 and $912,896 (subject to adjustment based on change in accounts payable by WGBC to World), respectively, representing the estimated capital contributions, advances for administrative expenses and other costs paid by World with respect to such ventures; provided, however, that if any such option is exercised after December 31, 1997, the applicable purchase price shall be adjusted, to include any additional capital contributions made and administrative expenses incurred on behalf of the joint venture by World after such date.


     TAX SHARING AGREEMENT


          The Company has been, and will be, included in the consolidated federal income tax returns filed by World during all periods in which it has been or, will be, a wholly-owned subsidiary of World ("Affiliation Years"). Upon the completion of this Offering, the Company will cease to be included in the consolidated federal income tax returns filed by World, and will file on a separate basis. As a result, the Company and World have entered into an agreement ("Tax Sharing Agreement") providing for the manner of determining payments with respect to federal income tax liabilities and benefits arising during the Affiliation Years. Under the Tax Sharing Agreement, the Company has paid, or will pay, to World an amount equal to the Company's share of World's consolidated federal income tax liability, generally determined on a separate return basis, for the tax years which have ended and the portion of the tax year preceding consummation of this Offering, and World will pay the Company for the use of the Company's losses, and credits arising in such periods, in each case net of any amounts theretofore paid or credited by World or the Company to the other with respect thereto. In the event that World's consolidated federal income tax liability for any Affiliation Year is adjusted upon audit or otherwise, the Company will bear any additional liability or receive any refund which is attributable to adjustments of items of income, deduction, gain, loss or credit of the Company. World shall permit the Company to participate in any audits or litigation with respect to Affiliation Years, at the Company's expense, to the extent that such audit or litigation could result in an indemnification payment from the Company to World.


     REGISTRATION RIGHTS AGREEMENT


          World has certain rights with respect to the registration under the Act of shares of Common Stock owned by it as of the date hereof ("Registrable Shares"). Such rights will be exercisable by any person or entity (together with World, "Holders") acquiring Registrable Shares from World, including any options, warrant to purchase, or other security exchangeable for or convertible into Registrable Shares other than pursuant to an effective registration statement under the Act. If the Company proposes to register any securities under the Act (other than a registration on Form S-4 or Form S-8), whether or not for its own account, the Holders are entitled to include Registrable Shares, subject to the right of the managing underwriter of any such offering to exclude, due to market conditions, some or all of such Registrable Shares from such registration. In addition, commencing one year after the date of this Prospectus, the Holders will have the right to require the Company to prepare and file registration statements under the Act with respect to the Registrable Shares. The right may be requested by any Holder holding Registrable Shares aggregating at least 50,000 shares of the Company's Common Stock outstanding at the date of this Prospectus. The Company generally is required to bear the expenses (except underwriting discounts and commissions and fees and expenses of separate counsel) of all such registrations, whether or not initiated by any Holder.


     FUTURE TRANSACTIONS

          The Company believes, based upon an informal survey of rents in the area, that its transactions with Realty and its sublease with World approximate fair market value, however it has no basis upon which to determine if the terms of other past transactions with World and its affiliates have been at least as favorable to the Company as those that could have been obtained from unrelated parties. However, all future transactions between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unrelated third parties.

                                PRINCIPAL STOCKHOLDER


          The following table sets forth, as of the date of this Prospectus, and as adjusted to reflect the sale of the 1,200,000 shares of Common Stock offered hereby, certain information concerning the beneficial ownership of Common Stock as to each director and current executive officer of the Company, and each person who, to the Company's knowledge, beneficially owns more than 5% of the outstanding Common Stock.



                                                           PERCENTAGE OF SHARES
                                                               BENEFICIALLY
                                                                OWNED(1)(2)
                                                           --------------------

     NAME AND ADDRESS OF              NUMBER OF SHARES        BEFORE     AFTER
     BENEFICIAL OWNER(1)            BENEFICIALLY OWNED(3)    OFFERING   OFFERING
     ---------------------         -----------------------   ---------  --------

     World Machinery Company              3,000,000           100.0%     71.4%
     44 High Street
     West Nyack, New York  10994



     ------------------
     (1) Pursuant to Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.

     (2) Assumes the Underwriters' over-allotment option is not exercised. If such option is exercised, the percentage of the issued and outstanding Common Stock owned by World will be reduced to 68.5%.


     (3) Seymour I. Gussack, the Company's Chairman of the Board and David L. Gussack, the Company's President, own or control approximately 19.6% and 17.6%, respectively, of the Common Stock of World. The remaining children of Seymour I. Gussack and his spouse own or control an additional approximately 41.2% of the stock of World. Harold S. Geneen, a Director Designee of the Company, and Joseph J. Hoo, Vice President - Advanced Technology and China Affairs of the Company, own approximately 19.6% and 2.0% of the Common Stock of World, respectively.

                              DESCRIPTION OF SECURITIES

     GENERAL


          The Company is authorized to issue 19,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share. Upon completion of this Offering, there will be 4,200,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding.


          The following summary is qualified in its entirety by reference to the COI and By-laws, a copy of each of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     COMMON STOCK

          Each holder of Common Stock is entitled to cast one vote, either in person or by proxy, for each share of Common Stock owned of record on the record date (as defined in the By-laws) on all matters submitted to a vote of stockholders, including the election of directors. The holders of Common Stock do not possess cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of the class of directors to be elected by the Common Stock can elect all of such directors, and, in such event, the holders of the remaining shares of Common Stock will be unable to elect any of the Company's directors.

          Holders of outstanding shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of the Company, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of the holders of any outstanding shares of Preferred Stock.

          Holders of the shares of Common Stock have no preemptive rights. There are no conversion or subscription rights, and shares of Common Stock are not subject to redemption. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued and paid for in accordance with the terms thereof, duly authorized and issued, fully paid and nonassessable.

     PREFERRED STOCK

          The authorized capital stock of the Company includes 1,000,000 shares of Preferred Stock. The Board of Directors is authorized to fix the rights, preferences, privileges and restrictions of any series of Preferred Stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares of such series subsequent to the issuance of shares of such series (but not below the number of shares of such series then outstanding). Because the terms of the Preferred Stock can be fixed by the Board of Directors without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat a proposed takeover of the Company or to make the removal of management more difficult. The Board of Directors, without stockholder approval, could issue Preferred Stock with dividend, voting and conversion rights which could adversely affect the rights of the holders of Common Stock. At present, the Company has no plans to issue any Preferred Stock.

     CERTAIN DELAWARE LAW PROVISIONS

          Section 203 of the DGCL prevents an "interested stockholder" (defined in DGCL Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in DGCL Section 203) with a publicly held Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the date on which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. DGCL Section 203 may have a depressive effect on the market price of the Common Stock offered hereby.

     ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE COI AND BY-LAWS

          Certain provisions of the COI and By-laws of the Company summarized in the following paragraphs will become operative prior to consummation of this Offering and may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Common Stock held by such stockholders. These provisions also may have a depressive effect on the market price of the Common Stock.

          Special Meeting of Stockholders. The COI provides that special meetings of stockholders of the Company may be called only by the Board of Directors. This provision makes it more difficult for stockholders to take action opposed by the Board of Directors. The approval of the holders of two-thirds of the Company's outstanding Common Stock is necessary to amend or repeal this provision of the Company's Certificate of Incorporation.

          Advance Notice Requirements for Stockholder Proposals and Director Nominations. The By-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company: (i) in the case of an annual meeting that is called for a date that is within 30 days before or after anniversary date of the immediately preceding annual meeting of stockholders, not fewer than 60 days nor more than 90 days prior to such anniversary date; and (ii) in the case of the annual meeting to be held during the first complete fiscal year following the date of this Prospectus or that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The By-laws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting. As set forth below, the By-laws may not be amended or repealed by the stockholders of the Company, except with the approval of holders of two-thirds of the Company's outstanding Common Stock.

          Adjournment of Meetings of Stockholders. The By-laws provide that when a meeting of stockholders of the Company is convened, the presiding officer, if directed by the Board of Directors, may adjourn the meeting if:
     (i) no quorum is present for the transaction of business; or (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information the Board of Directors determines has not been made sufficiently or timely available to stockholders or to otherwise effectively exercise their voting rights.
     This provision will, under certain circumstances, make more difficult or delay actions by the stockholders opposed by the Board of Directors. The effect of such provision could be to delay the timing of a stockholders' meeting, including in cases where stockholders have brought proposals before the stockholders that are in opposition to those brought by the Board of Directors and therefore may provide the Board of Directors with additional flexibility in responding to such stockholder proposals. As set forth below, the By-laws may not be amended or repealed by the stockholders of the Company, except with the approval of holders of two-thirds of the Company's outstanding Common Stock.

          Amendment of the By-laws. The COI provides that the By-laws may be amended or repealed by the Board of Directors and may not be amended or repealed by the stockholders of the Company, except with the consent of holders of two-thirds of the Company's outstanding Common Stock. This provision will make it more difficult for stockholders to make changes to the By-laws that are opposed by the Board of Directors. This provision of the COI may not be amended or repealed by the stockholders of the Company, except with the approval of the holders of two-thirds of the Company's outstanding Common Stock.

     TRANSFER AGENT

          The transfer agent for the Company's Common Stock is American Stock Transfer & Trust Co., 40 Wall Street, New York, New York 10005.


                   SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE


          The Company has 4,200,000 shares of Common Stock issued and outstanding. Of these shares, 1,200,000 shares of Common Stock registered in this Offering (1,380,000 if the over-allotment option is exercised) will be freely tradeable without restriction or further registration under the Act, except for shares purchased by affiliates of the Company, which will be subject to certain resale limitations of Rule 144 under the Act. The remaining 3,000,000 shares were initially issued and sold by the Company in December 1993 as 1000 shares which were subject to a 3000-for-one stock split effective as of October 10, 1996.


          In general, Rule 144, as currently in effect, subject to the satisfaction of certain conditions, provides that a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three month period immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

                                     UNDERWRITING

          The Underwriters named below have agreed, subject to the terms and conditions of the Underwriting Agreement between the Company and H.J. Meyers & Co., Inc., as Representative of the Underwriters, to purchase from the Company the number of shares of Common Stock set forth opposite their names. The 9% underwriting discount set forth on the cover page of this Prospectus will be allowed to the Underwriters at the time of delivery to the Underwriters of the shares of Common Stock so purchased.


                                                 NUMBER OF
            NAME OF UNDERWRITER               SHARES PURCHASED
            ------------------                ----------------


      H.J. Meyers & Co., Inc. . . .



                                                  ---------

             Total  . . .   1,200,000             1,200,000
                                                  =========


          The Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the front cover page of this Prospectus, and at such price less a concession not in excess of $_______ per share of Common Stock to certain dealers who are members of the National Association of Securities Dealers, Inc., of which the Underwriters may allow and such dealers may reallow concessions not in excess of $______ per share of Common Stock to certain other dealers. The public offering price and concession and discount may be changed by the Underwriters after the initial public offering.


          The Company has granted to the Underwriters an over-allotment option expiring at the close of business on the 45th business day subsequent to the date of this Prospectus, to purchase up to an additional 180,000 shares of Common Stock at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to satisfy over-allotments in the sale of the shares of Common Stock.



          The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 2.5% of the total proceeds of this Offering, or $240,000 (and 2.5% of the total proceeds from the sale of any shares of Common Stock pursuant to the exercise of the over-allotment option, or $36,000 if the Underwriters exercise the over-allotment option in full). In addition to the Underwriters' commissions and the Representative's expense allowance, the Company is required to pay the costs of qualifying the shares of Common Stock under Federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this Offering.



          At the closing of this Offering, the Company will issue to the Representative, for nominal consideration, the Representative's Warrants to purchase up to 120,000 shares of Common Stock of the Company. The shares of Common Stock subject to the Representative's Warrants are identical to the shares of Common Stock sold to the public, except for the purchase price and certain registration rights. The Representative's Warrants will be exercisable for a four-year period commencing one year from the date of this Prospectus, at an exercise price of $_________ per share of Common Stock (that being 140% of the initial public offering price per share of Common Stock). The Representative's Warrants will not be transferable prior to their initial exercise date except to successors in interest to the Representative and/or one or more officers of the Representative.


          The Representative's Warrants will contain anti-dilution provisions providing for appropriate adjustment in the event of any recapitalization, reclassification, stock dividend, stock split or similar transactions. The Representative's Warrants do not entitle the Representative to any rights as a stockholder of the Company until such warrants are executed and the shares of Common Stock are purchased thereunder.


           The Representative's Warrants and the shares of Common Stock issuable thereunder may not be offered for sale to the public except in compliance with the applicable provisions of the Act. The Company has agreed that if it causes a post-effective amendment to the Registration Statement of which this Prospectus is a part, or a new registration statement or offering statement under Regulation A, to be filed with the Securities and Exchange Commission ("Commission"), the Representative shall have the right during the life of the Representative's Warrants to include therein for registration the Representative's Warrants and/or the shares of Common Stock issuable upon their exercise at no expense to the Representative. Additionally, the Company has agreed that, upon demand by the holder(s) of at least 50% of the (i) total unexercised Representative's Warrants and
     (ii) shares of Common Stock issued upon the exercise of the Representative's Warrants, made on no more than two separate occasions during the exercise period of the Representative's Warrants, the Company shall use its best efforts to register the Representative's Warrants and/or any of the shares of Common Stock issuable upon the exercise thereof, provided that the Company has available current financial statements, the initial such registration to be at the Company's expense and the second at the expense of the holder(s).


          For the period during which the Representative's Warrants are exercisable, the holder(s) will have the opportunity to profit from a rise in the market value of the Company's Common Stock, with a resulting dilution in the interests of the other stockholders of the Company. The holder(s) of the Representative's Warrants can be expected to exercise the warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Representative's Warrants. Such facts may materially adversely affect the terms on which the Company can obtain additional financing. To the extent that the Representative realizes any gain from the resale of the Representative's Warrants or the shares of Common Stock issuable thereunder, such gain may be deemed additional underwriting compensation under the Act.

          The Company has agreed to enter into a one year consulting agreement with the Representative, pursuant to which the Representative will act as financial consultant to the Company, commencing upon the closing date of this Offering. Under the terms of this agreement, the Representative, to the extent reasonably required in the conduct of the business of the Company and at the prior written request of the President of the Company, has agreed to evaluate the Company's managerial and financial requirements, assist in the preparation of budgets and business plans, advise with regard to sales planning and sales activities, and assist in financial arrangements. The Representative will make available qualified personnel for this purpose. The non-refundable consulting fee of $60,000 will be payable, in full, on the closing date of this Offering.

          The Company has agreed that it will engage a public relations firm acceptable to the Representative and the Company. The Company also has agreed to maintain a relationship with such public relations firm for minimum period of two years and on such other terms as are acceptable to the Representative.

          The Company has also agreed that, for a period of two years from the closing of this Offering, if it participates in any merger, consolidation or other transaction which the Representative has brought to the Company (including an acquisition of assets or stock for which it pays, in whole or in part, with shares of the Company's Common Stock or other securities), which transaction is consummated within three years of the closing of this Offering, then it will pay for the Representative's services an amount equal to 5% of the first $1.0 million of value paid or value received in the transaction, 4% of any consideration above $1.0 million and less than $2.0 million and 3% of any consideration in excess of $2.0 million and less than $3.0 million, 2% of any consideration above $3.0 million and less than
     $4.0 million and 1% of any consideration exceeding $4.0 million.   The
     Company has also agreed that if, during this two-year period, someone other than the Representative brings such a merger, consolidation or other transaction to the Company, and if the Company in writing retains the Representative for consultation or other services in connection therewith, then upon consummation of the transaction the Company will pay to the Representative as a fee the appropriate amount as set forth above or as otherwise agreed to between the Company and the Representative.

          The Company has agreed that for a period of one year from the date of this Prospectus the Company will not sell or otherwise dispose of any securities without the prior written consent of the Representative, which consent shall not be unreasonably withheld, with the exception of shares of Common Stock issued pursuant to the exercise of options, warrants or other convertible securities outstanding prior to the date of this Prospectus and described herein. The Company also has agreed that for a period of 18 months from the date of this Prospectus, the Company will not sell or issue any securities pursuant to Regulation S under the Securities Act without the Representative's prior written consent.

          The holders of all of the shares of Common Stock outstanding immediately prior to this Offering and the holders of all options and warrants to purchase Common Stock outstanding on the date hereof have agreed that for a period of 18 months from the date of this Prospectus they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock acquired prior to this Offering or purchasable under any option, warrant or convertible debt owned by them prior to this Offering, without the prior written consent of the Representative.

          The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Act.

          The Representative has advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

          Prior to this Offering, there has been no public market for the Common Stock. The offering price of the securities being offered hereby was determined by negotiation between the Company and the Representative. Factors considered in determining such price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the future prospects of the Company, the ability of the Company's management, the earnings, net worth and financial condition of the Company, the general condition of the securities markets at the time of this Offering, and the prices of similar securities of comparable companies.

                                    LEGAL MATTERS

          The validity of the securities offered hereby will be passed upon for
     the Company by Reid & Priest LLP, New York, New York.   Certain legal
     matters in connection with this Offering will be passed upon for the Representative by Harter, Secrest & Emery, Rochester, New York.



                                       EXPERTS

          The financial statements of the Company included in this Prospectus have been audited by BDO Seidman, LLP and Ferro, Berdon & Company, L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

                            CHANGE IN INDEPENDENT AUDITORS

          In September 1996, the Company's Board of Directors retained BDO Seidman, LLP as its independent public accountants and replaced the Company's former auditors Ferro, Berdon & Company, L.L.P. as its independent public accountants. During the period Ferro, Berdon & Company, L.L.P. was retained, there were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with respect to the Company's financial statements for the fiscal years ended December 25, 1993 and December 31, 1994 or up through the time of replacement which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. For the past two fiscal years, no accountant's report prepared by the former auditors contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. Prior to retaining BDO Seidman, LLP, the Company had not consulted with BDO Seidman, LLP regarding accounting principles.

                                AVAILABLE INFORMATION


          The Company has filed with the Commission, a Registration Statement on Form S-1 ("Registration Statement") under the Act, with respect to the shares of Common Stock offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits and schedules to the Registration Statement. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed as a part thereof, which may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or copied upon request to the Public Reference Section of the Commission and payment of the prescribed fee. The Commission also maintains a Web site that contains reports, proxy and information statements and other information reqarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     Reports of independent certified public accountants  F-2 - F-3

    Consolidated financial statements:
       Balance sheets                                           F-4
       Statements of operations                                 F-5

       Statements of changes in stockholders' equity            F-6

       Statements of cash flows                                 F-7
       Summary of significant accounting policies        F-8 - F-11
       Notes to consolidated financial statements       F-12 - F-30

     REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     General Bearing Corporation
     West Nyack, New York

     We have audited the accompanying consolidated balance sheet of General Bearing Corporation and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the years ended December 25, 1993 and December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Bearing Corporation and subsidiaries as of December 31, 1994, and the results of their operations and their cash flows for the years ended December 25, 1993 and December 31, 1994, in conformity with generally accepted accounting principles.




     Ferro, Berdon & Company, LLP



     New York, New York

     March 24, 1995

     REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     General Bearing Corporation
     West Nyack, New York

     We have audited the accompanying consolidated balance sheet of General Bearing Corporation and subsidiaries as of December 30, 1995, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Bearing Corporation and subsidiaries as of December 30, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.




     BDO Seidman, LLP



     New York, New York

     September 13, 1996, except for Note 15(a), which is as of October 10, 1996

   					          GENERAL BEARING CORPORATION
						             AND SUBSIDIARIES

				 	          CONSOLIDATED BALANCE SHEETS


                                    December 31,   December 30,   September 28,
                                        1994           1995           1996
     --------------------------------------------------------------------------
                                                                   (Unaudited)
     ASSETS
     CURRENT:
       Cash                            $66,953         $50,735         $8,551
       Accounts receivable - trade,
        less allowance for doubtful
        accounts of $255,000, $255,000
        and $294,000                 5,586,661       6,044,042      4,828,985
       Inventories                  13,662,631      16,626,234     14,985,073
       Prepaid expenses and other
        current assets                 210,141         184,139        149,675
       Advances to parent and
        affiliates                     413,978         215,350        634,304
     --------------------------------------------------------------------------
           TOTAL CURRENT ASSETS     19,940,364      23,120,500     20,606,588
     --------------------------------------------------------------------------
     FIXED ASSETS, NET               2,028,075       2,480,170      2,614,398
     --------------------------------------------------------------------------
     INVESTMENTS AND ADVANCES
       Investments in affiliates     1,568,867         687,454        687,454
       Advances to affiliate           255,824         255,824        255,824
     --------------------------------------------------------------------------
                                     1,824,691         943,278        943,278
     --------------------------------------------------------------------------
     DEFERRED TAX ASSET                      -         500,000              -
     -------------------------------------------------------------------------
     OTHER ASSETS                      349,436          42,460        234,740
     --------------------------------------------------------------------------
     TOTAL ASSETS                  $24,142,566     $27,086,408    $24,399,004
     -------------------------------------------------------------------------
     LIABILITIES AND STOCKHOLDERS'
     EQUITY
     CURRENT:
       Note payable - bank          $9,970,109     $10,862,894    $10,298,432
       Accounts payable:
        Trade                        2,615,446       4,811,677      2,124,418
        Affiliates                     724,859       1,398,525      2,110,938
       Accrued expenses and other
        current liabilities          1,944,074       1,467,563      1,648,477
       Accrued customer damage
        claims                               -       1,564,742        461,230
       Current maturities of
        long-term debt                       -         222,840        222,840
     -------------------------------------------------------------------------
           TOTAL CURRENT
            LIABILITIES             15,254,488      20,328,241     16,866,335
     -------------------------------------------------------------------------
     LONG-TERM DEBT, LESS CURRENT
     MATURITIES:
       Bank                                  -       1,225,740      1,058,610
       Parent                        4,460,142       2,875,142      2,875,142
       Affiliates                      758,173         716,422        733,750
     -------------------------------------------------------------------------
           TOTAL LONG-TERM
            LIABILITIES              5,218,315       4,817,304      4,667,502
     -------------------------------------------------------------------------
     COMMITMENTS AND CONTINGENCIES
     STOCKHOLDERS' EQUITY:
       Preferred Stock par value
        $.01 per share - shares
        authorized 1,000,000, none
        issued and outstanding                  -               -              -
       Common Stock par value $.01
        per share - shares authorized
        19,000,000, issued and
        outstanding 3,000,000           30,000          30,000         30,000
       Additional paid-in capital   12,203,250      12,203,250     12,203,250
       Deficit                      (8,563,487)    (10,292,387)    (9,368,083)
     -------------------------------------------------------------------------
           TOTAL STOCKHOLDERS'
            EQUITY                   3,669,763       1,940,863      2,865,167
     -------------------------------------------------------------------------
     TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY          $24,142,566     $27,086,408    $24,399,004
     -------------------------------------------------------------------------


                     See accompanying summary of significant accounting policies and notes to consolidated financial statements.

						GENERAL BEARING CORPORATION
							   AND SUBSIDIARIES

				       CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    Year ended
                                    ------------------------------------------
                                    December 25,     December 31,  December 30,
                                         1993             1994          1995
     -------------------------------------------------------------------------
     Sales                            $27,253,855    $37,031,669  $42,070,000

     Cost of sales                     20,724,474     28,483,348   32,068,789
     -------------------------------------------------------------------------
          Gross profit                  6,529,381      8,548,321   10,001,211
     Selling, general and
      Administrative expenses           6,916,056      7,674,250    7,495,208
     Provision (recovery) -
     customer damage claims                     -              -    2,152,000
     -------------------------------------------------------------------------
          Operating income
           (loss)                        (386,675)       874,071      354,003
     -------------------------------------------------------------------------
     Other (income) expense:

       Interest-net, including

          $-0-,  $210,000,
          $180,000, $142,500 and
          $46,972 to parent               512,965        989,912    1,428,451
       Equity in (income) loss
          of affiliate                    182,802       (403,071)     (78,587)
       Other                             (717,355)        32,268    1,233,039
     -------------------------------------------------------------------------
                                          (21,588)       619,109    2,582,903
     -------------------------------------------------------------------------
     Income (loss) before
       income tax (benefit) and
       extraordinary item                (365,087)       254,962   (2,228,900)
     Income tax (benefit)                       -              -     (500,000)
     -------------------------------------------------------------------------
     Income (loss) before
       extraordinary item                (365,087)       254,962   (1,728,900)
     Extraordinary item -
       settlement of debts at a
       discount                        15,835,639        108,275            -
     -------------------------------------------------------------------------
     Net income (loss)                 15,470,552        363,237   (1,728,900)
     -------------------------------------------------------------------------
     Income (loss) per common
     share:
     -------------------------------------------------------------------------
        Income (loss) before
          extraordinary item                $(.01)          $.08        $(.58)
       Extraordinary item                     .68            .04            -
     -------------------------------------------------------------------------
          Net income (loss)                  $.67           $.12        $(.58)
     -------------------------------------------------------------------------
     WEIGHTED AVERAGE NUMBER
      OF COMMON SHARES                  23,125,000      3,000,000    3,000,000
      -------------------------------------------------------------------------






                                                      Nine months ended
					     --------------------------------
                                              Sept. 30, 1995   Sept. 28, 1996
     -------------------------------------------------------------------------
                                                         (Unaudited)
     Sales                                       $31,962,550        $29,800,338

     Cost of sales                                24,145,538         21,939,282
     -------------------------------------------------------------------------
          Gross profit                             7,817,012          7,861,056
     Selling, general and administrative
      expenses                                     5,547,965          5,568,398
     Provision (recovery) - customer
       damage claims                               2,152,000           (100,959)
     -------------------------------------------------------------------------
          Operating income (loss)                    117,047          2,393,617
     -------------------------------------------------------------------------
     Other (income) expense:

       Interest-net, including $-0-,

        $210,000, $180,000, $142,500 and
        $46,972 to parent                          1,036,461            969,313
       Equity in (income) loss of affiliate          (54,571)                 -
       Other                                       1,118,261                  -
     -------------------------------------------------------------------------
                                                   2,100,151            969,313
     -------------------------------------------------------------------------
     Income (loss) before income tax
       (benefit) and extraordinary item           (1,983,104)         1,424,304
     Income tax (benefit)                                  -            500,000
     -------------------------------------------------------------------------
     Income (loss) before extraordinary
       item                                       (1,983,104)           924,304
     Extraordinary item - settlement of
       debts at a discount                                 -              -
     -------------------------------------------------------------------------
     Net income (loss)                           $(1,983,104)          $924,304
     -------------------------------------------------------------------------
     Income (loss) per common share:
        Income (loss) before
              extraordinary item                       $(.66)              $.31
       Extraordinary item                                  -                  -
     -------------------------------------------------------------------------
          Net income (loss)                            $(.66)              $.31
     -------------------------------------------------------------------------
     WEIGHTED AVERAGE NUMBER OF COMMON
     SHARES                                        3,000,000          3,000,000
     -------------------------------------------------------------------------


                     See accompanying summary of significant accounting policies and notes to consolidated financial statements.

						GENERAL BEARING CORPORATION
							   AND SUBSIDIARIES

					  CONSOLIDATED STATEMENTS OF CHANGES
						     IN STOCKHOLDERS' EQUITY


                               10.5% cumulative,       5% cumulative, Series
                              Series B preferred       A preferred stock, par
                             stock, par value $.01       value $894.50 per
                                   per share                   share
                             --------------------      ---------------------
                             Shares      Amount         Shares      Amount

      Balance, December 26,
        1992                 1,000   $3,000,000       10,000    $8,945,000

      Cancellation of
        outstanding shares
        pursuant to
        Chapter XI
        reorganization      (1,000)  (3,000,000)     (10,000)   (8,945,000)
      Shares issued to
        World Machinery
        Company pursuant to
        Chapter XI
        reorganization           -            -            -             -

      Contributed capital        -            -            -             -

      Net income                 -            -            -             -
      ----------------------------------------------------------------------
      Balance, December 25,
        1993                     -            -            -             -

      Net income                 -            -            -             -
      ----------------------------------------------------------------------
      Balance, December 31,
        1994                     -            -            -             -

      Net loss                   -            -            -             -
      ----------------------------------------------------------------------
      Balance, December 30,
        1995                     -            -            -             -

      Net income
        (unaudited)              -            -            -             -
      ----------------------------------------------------------------------
      Balance, September
        28, 1996 (unaudited)     -           $-            -            $-
      ----------------------------------------------------------------------





                                Preferred stock            Common stock
                                Shares   Amount        Shares        Amount
      ----------------------------------------------------------------------

      Balance, December 26,
        1992                       - $      -       24,000,000     $0240,000
      Cancellation of
        outstanding shares
        pursuant to
        Chapter XI
        reorganization             -        -      (24,000,000)     (240,000)

      Shares issued to
        World Machinery
        Company pursuant to
        Chapter XI
        reorganization             -        -        3,000,000        30,000

      Contributed capital          -        -                -             -

      Net income                   -        -                -             -
      ----------------------------------------------------------------------
      Balance, December 25,
        1993                       -        -        3,000,000        30,000

      Net income                   -        -                -             -

      ----------------------------------------------------------------------
      Balance, December 31,
        1994                       -        -        3,000,000        30,000

      Net loss                     -        -                -             -
      ----------------------------------------------------------------------
      Balance, December 30,
        1995                       -        -        3,000,000        30,000

      Net income
        (unaudited)                -        -                -             -
      ----------------------------------------------------------------------
      Balance, September           -      $ -        3,000,000       $30,000
        28, 1996 (unaudited)





                                   Additional paid-in
                                         capital                 Deficit

      ------------------------------------------------------------------------
      Balance, December 26, 1992             $(44,650)            $(24,397,276)
      Cancellation of
       outstanding shares
       pursuant to Chapter XI
       reorganization                      12,177,800                        -

      Shares issued to World
       Machinery Company pursuant
       to Chapter XI
       reorganization                         (29,900)                       -

      Contributed capital                     100,000                        -

      Net income                                    -               15,470,552
      ------------------------------------------------------------------------
      Balance, December 25, 1993           12,203,250               (8,926,724)

       Net income                                    -                  363,237
      ------------------------------------------------------------------------
      Balance, December 31, 1994           12,203,250               (8,563,487)

      Net loss                                      -               (1,728,900)
      ------------------------------------------------------------------------
      Balance, December 30, 1995           12,203,250              (10,292,387)

      Net income (unaudited)                        -                  924,304
      ------------------------------------------------------------------------
      Balance, September 28,
        1996 (unaudited)                  $12,203,250              $(9,368,083)
      ------------------------------------------------------------------------


                    See accompanying summary of significant accounting policies and notes to consolidated financial statements.

						GENERAL BEARING CORPORATION
							   AND SUBSIDIARIES

					CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                          Year ended
                                      -----------------------------------------
                                           December 25,December 31,December 30,
                                               1993        1994        1995
     Cash flows from operating activities:
      Net income (loss)                  $15,470,552    $363,237  $(1,728,900)
      Add (deduct) noncash items charged
       (credited) to income:
       Extraordinary income               (15,835,639)   (108,275)
       Deferred income taxes                                          (500,000)
       Depreciation and amortization          540,253     505,447      520,082
       Equity in (income) loss of affiliate   182,802    (403,071)     (78,587)
       Revaluation of equity investment                                960,000
       Revaluation of goodwill                                          93,333
       (Gain) loss on disposal of equipment
        and improvements                                  (24,073)     144,967
       Other                                  (38,172)     (9,787)      64,928
       Add (deduct) changes in operating
        assets and liabilities:
         Accounts receivable                 (517,949) (1,345,403)    (457,381)
         Inventories                         (523,371) (4,757,159)  (2,963,603)
         Prepaid expenses and other assets     13,845    (183,484)     169,234
         Due to (from) affiliates             (17,693)   (399,601)     617,296
         Accounts payable and accrued
          expenses                            930,688   1,665,002    1,788,263
         Accrued customer damage claims                              1,564,742
     ---------------------------------------------------------------------------
           Net cash provided by (used in)
            operating activities              205,316  (4,697,167)     194,374
     ---------------------------------------------------------------------------
     Cash flows from investing activities:
      Equipment purchases                    (156,412)   (253,892)  (1,111,653)
      Sale of machinery                                    86,000
      Net cash from acquisition               291,846
    ---------------------------------------------------------------------------
            Net cash provided by (used in)
              investing activities            135,434    (167,892)  (1,111,653)
    ---------------------------------------------------------------------------
     Cash flows from financing activities:
      Proceeds from long-term debt                                   1,560,000
      Repayment of long-term debt            (562,210)                (111,420)
      Increase (decrease) in note payable -
        bank                                             4,158,002      892,785
       Proceeds from long-term debt and other
        balances - parent                      500,000     500,000
       Repayment of long-term debt and other
        balances - parent                                 (50,918)  (1,440,304)
     ---------------------------------------------------------------------------
             Net cash provided by (used in)
             financing activities             (62,210)  4,607,084      901,061
     ---------------------------------------------------------------------------
     Net increase (decrease) in cash           278,540    (257,975)     (16,218)
     Cash, beginning of period                  46,388     324,928       66,953
     ---------------------------------------------------------------------------
     Cash, end of period                      $324,928     $66,953      $50,735
     ---------------------------------------------------------------------------




                                                        Nine months ended
                                                 ------------------------------
                                                 Sept. 30, 1995 Sept. 28, 1996
                                                           (Unadudited)

    Cash flows from operating activities:
      Net income (loss)                          $(1,983,104)         $924,304
      Add (deduct) noncash items charged
       (credited) to income:
       Extraordinary income
       Deferred income taxes                                           500,000
       Depreciation and amortization                 302,097           414,203
       Equity in (income) loss of affiliate          (54,571)
       Revaluation of equity investment              960,000
       Revaluation of goodwill                        93,333
       (Gain) loss on disposal of equipment and
        improvements
       Other                                          64,928
       Add (deduct) changes in operating assets
        and liabilities:
         Accounts receivable                         314,658         1,215,057
         Inventories                              (1,541,923)        1,641,161
         Prepaid expenses and other assets           221,936          (160,387)
         Due to (from) affiliates                    (41,935)          828,869
         Accounts payable and accrued expenses     1,128,547        (2,506,345)
         Accrued customer damage claims            1,824,547        (1,103,512)
     -------------------------------------------------------------------------
             Net cash provided by (used in)
              operating activities                  1,288,513         1,753,350
     -------------------------------------------------------------------------
    Cash flows from investing activities:
      Equipment purchases                           (940,831)         (545,860)
      Sale of machinery
      Net cash from acquisition
    -------------------------------------------------------------------------
            Net cash provided by (used in)
               investing activities                 (940,831)         (545,860)
    -------------------------------------------------------------------------
    Cash flows from financing activities:
      Proceeds from long-term debt                 1,560,000
      Repayment of long-term debt                    (55,710)         (167,130)
      Increase (decrease) in note payable - bank    (634,601)         (564,462)
      Proceeds from long-term debt and other
        balances - parent
       Repayment of long-term debt and other
        balances - parent                         (1,278,258)         (518,082)
    -------------------------------------------------------------------------
      Net cash provided by (used in) financing
       activities                                   (408,569)       (1,249,674)
   -------------------------------------------------------------------------
    Net increase (decrease) in cash                  (60,887)          (42,184)
    Cash, beginning of period                         66,953            50,735
    -------------------------------------------------------------------------
    Cash, end of period                               $6,066            $8,551
    -------------------------------------------------------------------------


  	           See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================


    The Company            General Bearing Corporation ("Company" or "General")
                           manufactures, sources, assembles and distributes a variety of bearing components and bearing products, including ball bearings, tapered roller bearings, spherical roller bearings and cylindrical roller bearings under the Hyatt(R) and The General(R) trademarks. The Company supplies original equipment manufacturers and the industrial aftermarket principally in the United States and Canada.
                           The Company's products are used in a broad range of applications, including automobiles, railroad cars, locomotives, trucks, office equipment, machinery and appliances. The Company is a wholly-owned subsidiary of World Machinery Company ("World" or "Parent").


    Principles of          The accompanying  consolidated financial  statements
    Consolidation          include   the   accounts   of    General   and   its
                           majority-owned subsidiaries. Investments in 20%- to 50%-owned companies are accounted for on the equity method.

                           All    significant   intercompany    accounts    and
                           transactions have been eliminated.


    Inventories            Inventories  are   stated  at  the  lower   of  cost
                           (first-in, first-out method) or market.

    Fixed Assets           The  cost  of  depreciable plant  and  equipment  is
                           depreciated for financial reporting purposes over the estimated useful lives using the straight-line or declining balance methods. The estimated lives for each property classification are as follows:

                             ------------------------------------------------
                             Machinery and equipment           3 to 10 years

                             Furniture and fixtures                 10 years
                             Transportation equipment           3 to 5 years

                            Leasehold improvements           Lesser of life
                                                               of lease or
                                                               useful life
                            ------------------------------------------------

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================



                        Expenditures   for   maintenance,  repairs   and  minor
                        renewals or betterments are charged against income. Major renewals and replacements are capitalized.


    Revenue             The   Company  recognizes  revenue  when  products  are
    Recognition         shipped.


    Reporting Period    The reporting period  for the Company  is a 52-53  week
                        period ending on the last Saturday in December. There were 52 weeks in the periods ended 1993 and 1995 and 53 weeks in the period ended 1994.


    Income Taxes        The  Company files  a consolidated  Federal income  tax
                        return with its Parent and separate state and local tax returns. Federal income taxes are calculated as if the Company filed its tax return on a separate return basis.

                        Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    Use of Estimates    The preparation  of financial statements  in conformity
                        with generally accepted accounting  principles requires
                        management  to  make  estimates  and  assumptions  that
                        affect the  reported amounts of assets  and liabilities
                        and disclosure of contingent assets and liabilities  at
                        the date  of the financial statements  and the reported
                        amounts of revenues  and expenses during  the reporting
                        period.   Actual  results   could  differ   from  those
                        estimates.



    Estimated Fair      Statement  of  Financial Accounting  Standards ("SFAS")
    Value of Financial  No.  107,  "Disclosure  About Fair  Value  of Financial
    Instruments         Instruments,"  requires  disclosures   of  fair   value
                        information about financial instruments, for which it is practicable to estimate the value, whether or not recognized on the balance sheet.

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================


                        The fair values of financial instruments, including cash, accounts receivable and accounts payable, approximate their carrying value because of the current nature of these instruments. The carrying amounts of the Company's note payable - bank and long-term debt - bank approximate fair value because the interest rates on these instruments are subject to changes with market interest rates. It is not practical to determine the fair value of receivables from, payables to and long-term debt payable to the parent and affiliates because the repayment terms are subject to management's discretion. Effective December 31, 1995, the balances bear interest at 8% which is accrued monthly.



    Concentrations of   The Company  extends credit  based on an  evaluation of
    Credit Risk         the customer's financial  condition, generally  without
                        requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

    Long-Lived Assets   Long-lived assets, such as goodwill and property and
                        equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value.
                        This policy is in accordance with Statement of Financial Accounting Standards No. 121 ("SFAS No.
                        121"), "Accounting for the Impairment of Long-Lived
                        Assets and for Long-Lived Assets to Be Disposed Of," which is effective for fiscal years beginning after December 15, 1995. The Company elected early adoption of this standard and has, accordingly, written down its goodwill as of December 30, 1995 (Note 10).

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================




    RECENT ACCOUNTING
    STANDARDS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 encourages entities to adopt the fair value method in place of the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB
    No. 25"), for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. The Company does not anticipate adopting the fair value method encouraged by SFAS No. 123 and will account for such transactions in accordance with APB No. 25.

    EARNINGS PER COMMON SHARE

    Earnings per common share are computed on the basis of the weighted average number of common shares outstanding during the year.


    Supplementally, earnings (loss) per share for the year ended December 30, 1995 and the nine months ended September 28, 1996 was ($.33) and $.36, respectively. These calculations reflect the number of shares that will be issued in connection with the proposed initial public offering for the purpose of paying down $5,000,000 of the Revolving Credit Facility.


    DEFERRED REGISTRATION COSTS

    Costs in connection with the proposed public offering have been deferred and are included in other assets. These costs will be offset against the proceeds of a successful offering, or expensed if the proposed offering is not consummated.

    INTERIM FINANCIAL INFORMATION

     The accompanying unaudited consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 28, 1996 are not necessarily indicative of the results that may be expected for the year ending
     December 28, 1996.

                                                    GENERAL BEARING CORPORATION
                                                               AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                           AND SEPTEMBER 28, 1996 IS UNAUDITED)
    ------------------------------------------------------------------------

   1.    INVENTORIES       Inventories consist of the following:


                                      December 31,  December 30,  September 28,
                                           1994          1995          1996
                     ----------------------------------------------------------

                     Finished goods    $8,597,545   $11,134,414    $8,938,913
                     Raw materials,
                       purchased parts
                       and
                       work-in-process  5,065,086     5,491,820     6,046,160
                     ----------------------------------------------------------
                                      $13,662,631   $16,626,234   $14,985,073
                     ===========================================================



  2.    FIXED ASSETS      Fixed assets consist of the following:

                                         December 31, December 30,September 28,
                                             1994         1995         1996
                        ------------------------------------------------------
                        Machinery and
                         equipment       $5,185,392   $6,071,074   $6,400,526
                        Furniture and
                         fixtures           601,303      608,468      808,459

                        Leasehold
                         improvements       821,318      389,729      431,207

                        Transportation
                          equipment         119,088       88,893       63,832
                      -------------------------------------------------------
                                          6,727,101    7,158,164    7,704,024

                        Less: Accumulated
                         depreciation and
                         amortization     4,699,026    4,677,994    5,089,626
                       -------------------------------------------------------
                                         $2,028,075   $2,480,170   $2,614,398
                        ========================================================

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================

                           Depreciation and amortization expense was $540,253, $505,447 and $518,368 for the years 1993, 1994 and
                           1995, respectively. Depreciation and amortization expenses for the nine months ended 1995 and 1996 were $302,097 and $411,632, respectively.
                           The   Company   purchased,  through   an  affiliate,
                           $750,000 of machinery and equipment in 1995 which has not been placed into service.



   3.    OTHER ASSETS      Other assets consist of the following:


                                          December 31,December 30,September 28,
                                              1994        1995         1996
                         -----------------------------------------------------

                          Security deposits
                           and other        $111,103     $20,174      $15,025

                          Deferred loan
                           costs                   -      22,286       19,715

                          Miscellaneous
                           receivables       145,000           -            -

                          Deferred charges
                            relating
                            to the offering        -           -      200,000

                          Goodwill, net of
                            accumulated
                            amortization of
                            $6,667
                            (Note 10)         93,333           -            -
                          -----------------------------------------------------
                                            $349,436     $42,460     $234,740
                          ======================================================

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================


    4.    INVESTMENTS AND
          ADVANCES


                                      December 31,    December 30,September 28,
                                          1994            1995         1996
                 -------------------------------------------------------------

               Investments in
                 affiliates:

                  50%-owned, at
                    equity -
                     Alurop
                     Trading Corp.,
                     a Panamanian
                     holding company
                     whose principal
                     asset is 100% of
                     the capital stock
                     of WMW Machinery
                     of New Jersey,
                     Inc. (a) (b)        $  977,479    $      -     $      -

                  Less than
                   50%-owned - at
                   equity:
                    Shanghai
                    General Bearing
                    Company Ltd.
                    (25%-owned) and
                    Wafangdian Hyatt
                    Bearing
                    Manufacturing Co.
                    Ltd.  (25%-owned)
                    (c)                    591,388     687,454      687,454
                 -------------------------------------------------------------
                                          $1,568,867    $687,454     $687,454
                 ==============================================================
                  Advances to
                  Parent and
                    affiliates:
                      Current:
                       Parent (d)           $260,918    $116,222     $634,304

                       Shar General
                           Corp.(e)           97,795      57,094            -
                       All others             55,265      42,034            -
                  -------------------------------------------------------------

                                            $413,978    $215,350     $634,304
                  ==============================================================
                     Long-term:
                      General IKL
                      Corp. (see
                      Note 11(e))            $255,824    $255,824     $255,824
                  ==============================================================

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================

                           ----------
                           (a) Condensed  financial  data of  WMW  Machinery of
                               New Jersey, Inc. ("WMW") is as follows:


                                 BALANCE SHEET
                                 (UNAUDITED)


                                 December 31, 1994
                                 ---------------------------------------------
                                 ASSETS
                                 Current assets                  $   121,000
                                 Other assets                        523,000
                                 Investment in redeemable
                                   preferred stock -
                                   affiliate                      12,049,000
                                 ---------------------------------------------
                                                                 $12,693,000
                                 ==============================================
                                 LIABILITIES

                                 Accounts payable                 $9,121,000
                                 Other current liabilities           845,000
                                 Notes and other payables -
                                   affiliates                        772,000
                                 ---------------------------------------------
                                                                  $10,738,000
                                 ==============================================
                                 STOCKHOLDERS' EQUITY            $ 1,955,000
                                 ==============================================

                                 STATEMENT OF OPERATIONS
                                 (UNAUDITED)


                                 Year ended December 31, 1994
                               ---------------------------------------------
                                Net sales                          $146,000
                                Operating loss                      (57,000)
                                Net income                          578,000
                                ==============================================

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================


                            ----------

                           (b) On  January  27,  1988,   the  Company  invested
                               $15,000 in Alurop Trading Corp. The Company was obligated to advance working capital to fund operating expenses, including payroll, advertising, administration and sales costs of the joint venture as required.

                               During 1995, the Company revalued its equity investment in Alurop Trading Corp. to properly reflect its share of equity to be realized from the investment. The Company determined that due to WMW being Alurop's only asset, the limited operations of WMW and the uncertain value of WMW's investment in preferred stock, the Company has written off its investment (Note 10).


                           (c) At  December 30, 1995,  the Company's investment
                               in Shanghai General Bearing Company Ltd. ("SGBC") was $687,454. SGBC was formed in June 1987 for an initial term of ten years. During 1996, the Company extended the term to June 2008 and can further extend the term for an additional ten year interval upon six months notice and unanimous consent of SGBC's board of directors. The Company is not required to contribute additional capital. Upon receipt of $1,375,000 in dividends, the Company will cease to receive any further dividends. Furthermore, after termination of the joint venture, all equipment and machinery contributed by the Company will be turned over to the joint venture partner without compensation to the Company. Condensed financial data of SGBC are as follows:


                              BALANCE SHEETS
                                                     December 31, December 30,
                                                         1994         1995
                             -------------------------------------------------
                             Current assets          $2,663,000   $2,585,000
                             Total assets             6,512,000    6,293,000
                             Current liabilities      3,318,000    3,319,000
                             Total liabilities        3,318,000    3,336,000
                             Stockholders' equity     3,194,000    2,957,000
                             ==================================================

	                                       GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================




                                                      Year ended
                                        --------------------------------------
                                         December 25, December 31,December 30,
                                             1993         1994        1995
                           ----------------------------------------------------
                          Net sales      $2,947,000   $5,875,000  $7,321,000
                          Gross profit       59,000    1,352,000   1,586,000
                          Operating
                           income           261,000      521,000     438,000
                          Net income        260,000      456,000     384,000
                          =====================================================


                              At December 30, 1995, the Company's investment in Wafangdian-Hyatt Bearing Manufacturing Co.
                              Ltd.   ("Wafangdian-Hyatt")   had   no   value.
                              Wafangdian-Hyatt was formed in October 1990 for an initial term of ten years, however, this joint venture will be terminated by the end of 1996. Provisions with respect to distributions and termination are substantially similar in all material aspects to those of SGBC.



                           (d) Includes accrued  interest payable to the parent
                               of  $150,000,   $300,000  and  $412,500   as  of
                               December   31,  1994,  December   30,  1995  and
                               September 28, 1996, respectively, relating to the subordinated note (Note 7).


                           (e) The Company made  advances on behalf  of World's
                               50% owned joint venture affiliate.   The amounts
                               due do not bear interest.

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================

   5.    NOTE PAYABLE -        The  Company is  obligated  to  a bank  under  a
         BANK                  revolving line  of credit which expires  on July
                               1, 1998 and a term loan (see Note 7). The loan and security agreement provide the Company with a secured line of credit of up to $15 million for working capital, acceptances and letters of credit.

                               Borrowings under the credit line are based upon percentage formulas relating to accounts receivable and inventories. The maximum amount available is reduced by the term loan balance outstanding. Interest on the outstanding obligation is payable at the bank's prime rate plus 2%, or 10.25% at September 28, 1996. The loan is secured by all of the Company's inventories, accounts receivable, general intangibles, and certain machinery and equipment. The loan and security agreement also contains certain restrictive covenants which include, among others, the maintenance of financial ratios relating to working capital and net worth, limitations on capital expenditures and payment of dividends, and prepayment penalties. At December 30, 1995, the Company was in violation of certain loan covenants; however, the bank agreed to waive those violations and amended the covenants going forward.

                               Commitments under letters of credit amounted to approximately $470,000 at September 28, 1996.


   6.    TAXES ON INCOME       Provisions for Federal,  state and local  income
                               taxes consist of the following:

                                 Year ended                 Nine months ended
                    ------------------------------------- --------------------
                     December 25,December 31, December 30, Sept. 30,  Sept. 28,
                        1993        1994         1995       1995       1996
       ----------------------------------------------------------------------
       Deferred
        (benefit):

         Federal        $ -          $ -      $(473,000)   $ -      $473,000

         State and
           local          -            -        (27,000)     -        27,000
        ----------------------------------------------------------------------
                        $ -          $ -      $(500,000)   $ -      $500,000
        =======================================================================

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================

                           The major  elements contributing  to the  difference
                           between   the   Federal  statutory   rate   and  the
                           Company's effective tax rate are as follows:


                                    Year ended                Nine months ended
                      ------------------------------------- ------------------
                      December 25,December 31, December 30, Sept. 30, Sept. 28,
                          1993        1994         1995       1995      1996
          ------------------------------------------------------------------
          Statutory
             rate         34.0%        34.0%       (34.0%)  (34.0%)    34.0%

          Increase
          (decrease)
          in
          valuation
           allowance
          (due primar
          ily to non-
          utilization
          of net
          operating
          loss)          (35.8)       (41.8)         9.1     33.0      (1.3)

          Permanent
           and
           differences     1.8          7.8         (1.0)     1.0       2.4
          -------------------------------------------------------------------
                             -%           -%       (25.9)%      -%     35.1%
          ====================================================================


                           Temporary   differences  which   give   rise  to   a
                           significant portion of deferred tax assets and liabilities are as follows:


                                          December 31,December 30,September 28,
                                              1994        1995         1996
                         -----------------------------------------------------
                         Gross deferred
                          tax assets:
                           Accounts
                            receivable
                            allowances       $90,000     $90,000   $0,088,000
                           Net operating
                            loss
                            carryforwards  4,230,000   4,693,000    4,282,000
                           Other             189,000     336,000      104,000
                                           4,509,000   5,119,000    4,474,000
                         -----------------------------------------------------
                         Gross deferred
                           tax liabilities:

                           Plant and
                           equipment,
                           depreciation
                           differences     (514,000)   (351,000)    (280,000)
                         -----------------------------------------------------
                                          3,995,000   4,768,000    4,194,000
                         Valuation
                          allowance      (3,995,000) (4,268,000)  (4,194,000)
                         -----------------------------------------------------
                                                 $ -    $500,000           $-
                         ======================================================

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================


                           Management believes that the remaining portion of the deferred tax asset will more likely than not be fully realized based on the Company's historical earnings and future expectations of adjusted taxable income.

                           As of December 30, 1995, the Company has Federal tax loss carryovers of approximately $13.2 million expiring at various dates through the year 2010.


    7.   LONG-TERM DEBT

                                         December 31, December 30,September 28,
                                             1994         1995         1996
                         -----------------------------------------------------
                    Bank:

                      $1,560,000 three
                        year loan from
                        the same bank
                        referred to in
                        Note 5. Interest
                        is calculated at
                        the bank's prime
                        rate plus 2%;
                        10.25% at
                        September 28,
                        1996; principal
                        of $18,570 plus
                        interest is
                        payable monthly,
                        through June 1,
                        1998 with final
                        payment of
                        $910,050 due
                        July 1, 1998.     $      -   $1,448,580   $1,281,450
                      Less: Current
                         maturities              -      222,840      222,840
                        -----------------------------------------------------
                                                 -    1,225,740    1,058,610
                        -----------------------------------------------------
                        ======================================================

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================


                                      December 31,  December 30, September 28,
                                           1994          1995          1996
                     -----------------------------------------------------
                 Parent:

                  6% subordinated
                     promissory note
                     due December
                     1998. Interest
                     is accruable but
                     is to be paid
                     annually only
                     out of net
                     income in excess
                     of $400,000. The
                     note is
                     subordinated to
                     the rights of
                     all creditors
                     and is secured
                     by machinery and
                     equipment having
                     a net book value
                     of approximately
                     $1,400,000 at
                     December 30,
                     1995              $2,500,000    $2,500,000   $2,500,000


                  Noninterest-bear
                     ing promissory
                     note, payable in
                     annual
                     installments of
                     $125,000
                     commencing
                     December 1993.
                     The 1993
                     and 1994
                     installments
                     were deferred
                     until, and paid
                     in, 1995.
                     Repayment is
                     subject to
                     management
                     discretion.          750,142       375,142      375,142

                  6% loan payable
                     due December
                     1995, interest
                     payable
                     quarterly          1,000,000             -            -

                  Accrued interest        210,000             -            -
                      -----------------------------------------------------
                                        4,460,142     2,875,142    2,875,142
                     -----------------------------------------------------
                     ======================================================

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================

                                        December 31, December 30, September 28,
                                            1994         1995          1996
                   ----------------------------------------------------------
                   Affiliates:
                    General-IKL Corp.
                    (see Note 11(e))      $758,173      $716,422     $733,750
                    -----------------------------------------------------------
                                        $5,218,315    $4,817,304   $4,667,502
                   ============================================================


                           At December 30, 1995, aggregate principal payments for the long-term bank debt agreements are $222,840 in 1996, $222,840 in 1997 and $1,000,900 in 1998.
                           The repayment terms of the long-term debt - parent and affiliates are stated above or are at the discretion of management.

    8. DISCRETIONARY The Company and certain of its affiliates maintain PROFIT SHARING profit sharing plans covering eligible salaried and
         PLAN              nonunion employees.  Contributions are  made to  the
                           plans at  the discretion  of the  management of  the
                           companies.   The   Company  made   contributions  of
                           $30,000  and $60,000  for 1993 and  1994. There were
                           no contributions recorded in 1995. For the nine months ended 1996, the Company recorded accrued contributions of $30,000.

    9. PROVISION FOR In 1995, the Company was notified that certain CUSTOMER DAMAGE wheel bearings supplied to the railroad industry
         CLAIMS            did   not   meet   specifications.   As  a   result,
                           substantially  all  these bearings  previously sold,
                           were recalled  to  be reworked.  In connection  with
                           this recall,  the Company  made a  special provision
                           against earnings  of $2,152,000, in  the year  ended
                           December 30,   1995,  representing   the   estimated
                           liability for rework costs and customer damage claims.

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================


    10.   OTHER (INCOME)    Other (income) expense consists of:
          EXPENSE

                   December    December    December     September   September
                        25,          31,         30,          30,        28,
                       1993         1994        1995         1996       1996
    --------------------------------------------------------------------------
     Revaluation of
     equity
     investment
     (Note 4) (b)        $ -         $  -       $960,000    $960,000     $-
     Revaluation of
     goodwill
     (Note 3)                -             -      93,333      93,333      -
     Interest income  (436,244)            -           -           -      -

     Litigation
     settlement       (235,013)            -           -           -      -
     Other             (46,098)      (32,268)    179,706      64,928      -
     --------------------------------------------------------------------------

                     $(717,355)     $(32,268) $1,233,039  $1,118,261     $-
    ===========================================================================


                           The Company incurred interest expense of $512,965, 989,912 and $1,428,451 in 1993, 1994 and 1995,
                           respectively. For the nine months ended 1995 and 1996, the Company incurred interest expense of $1,036,461 and $1,034,841, respectively.


   11.   TRANSACTIONS      (a) The  Company  made  purchases  of  approximately
         WITH AFFILIATES       $5.3 million,   $6.9 million   and  $9.1 million
                               from  affiliates   in  1993,   1994  and   1995,
                               respectively. For  the  nine months  ended  1995
                               and   1996, the   Company   made  purchases   of
                               approximately  $6.7  million  and $6.4  million,
                               respectively.  Accounts  payable   -  affiliates
                               relate primarily to these purchases.


                           (b) General  shares  office facilities  and provides
                               services for several affiliates. General charged these affiliates $108,000, $115,000 and $120,000 in 1993, 1994 and 1995, respectively.
                               General charged these affiliates $90,000 for each of the nine months ended 1995 and 1996.

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================


                        (c) General   leases    property,   including    its
                            corporate headquarters, from Gussack Realty Company ("Realty"), which is owned by shareholders of World. Rent and real estate taxes paid to Realty were approximately $786,000, $923,000 and $861,000 in 1993, 1994 and 1995, respectively (see Note 12). For the nine months ended 1995 and 1996, the Company paid rent and real estate taxes of approximately $786,000 and $725,000 respectively (Note 15(c)).


                        (d) The Company  made payments  for and  advances to
                             World, World subsidiaries and joint ventures and certain affiliates for payroll, benefits, and other expenses. Such payments aggregated approximately $84,000, $1,708,000 and
                             $1,742,000 for the fiscal years ended 1993, 1994 and 1995, respectively. For the nine months ended 1995 and 1996, such payments amounted to approximately $1,262,000 and $1,204,000, respectively.

                          (e) The amounts receivable from and payable to
                              General-IKL Corp., a corporate joint venture with a manufacturer located in the former Republic of Yugoslavia, are restricted due to the suspension of economic activity with that country. The Company believes that it will have the right to offset amounts due from General-IKL Corp. against amounts due to General-IKL Corp., when the restrictions are removed.


  12.   COMMITMENTS AND   (a) Effective January 1996, the Company  completed a
         CONTINGENCIES         move  to   new  facilities   owned  by   Realty.
                               Existing  obligations  under  a long-term  lease
                               for  the  previous  facilities,  also  owned  by
                               Realty,   were   waived.   The  facilities   are
                               currently leased on a month-to-month basis.

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================

                            Rent expense consists of the following:

                               Year ended                  Nine months ended
                   ----------------------------------   -----------------------
                 December 25, December 31,December 30,   Sept. 30,    Sept. 28,
                      1993       1994        1995          1995        1996
     --------------------------------------------------------------------------

     Gross rent
     paid
     (excluding
     taxes)         $596,016    $756,555    $748,320       $556,965   $556,965
     Less:
     Reimbursed
     from related
     companies      (108,000)   (123,791)   (224,820)      (168,615)   (19,500)
     --------------------------------------------------------------------------
                    $488,016    $632,764    $523,500       $388,350   $537,465
     ===========================================================================


                         (b) The Company  is  obligated  under  an  operating
                              lease for manufacturing facilities in New Jersey through May 1999. The lease requires payment of real estate taxes, insurance and maintenance. Rent expense was $238,000, $204,000 and $204,000 in 1993, 1994 and 1995,
                              respectively. Rent expense for each of the nine-month periods ended 1995 and 1996 was $153,000 and $162,000, respectively.

                          Minimum annual rentals as of December 30, 1995, under this lease, are as follows:

                                Year                                 Amount
                                ---------------------------------------------
                                 1996                               $216,000
                                 1997                                219,500
                                 1998                                239,500
                                 1999                                105,000
                                ---------------------------------------------
                                                                    $780,000
                                ==============================================

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================

                          (c) The  Company  has a  management  consulting  and
                              noncompetition agreement with a former officer and stockholder. The agreement, which commenced as of July 1, 1980, provides for quarterly payments aggregating $35,000 per annum for twenty years. As of December 30, 1995, future payments required under the agreement total $157,500.

                          (d) In  1995,  General  and  WMW  Machinery  of  New
                              Jersey, Inc. (formerly WMW Machinery, Inc.) commenced an action for damages in the United States District Court for the Southern District of New York against the successor to a former East German Foreign Trade Organization and certain other German parties.


                              The defendants filed an answer and counterclaim which included a claim against General in the amount of $9,507,337 for allegedly failing to provide the working capital requirements
                              of  WMW Machinery  of  New   Jersey, Inc.


                              Management believes the claim against the Company to be entirely without merit and anticipates that the claim will have no material impact on the Company.

                              The Company is subject to other proceedings and claims in the normal course of business. Management presently believes that the disposition of all such known proceedings and claims, individually or in the aggregate, will not have a material adverse effect on the Company's financial position, operations or liquidity.

                          (e) General  is   party  to   a  trademark   license
                              agreement which provides for increasing annual fees of between $25,000 and $35,000 through 1999, and $35,000 per year plus an inflation factor thereafter until 2009. The agreement contains an acceleration clause which provides for immediate payment of all remaining fees in the event of breach of contract.

                          (f) The Company has  guaranteed certain of  Realty's
                              outstanding    obligations   of    approximately
                              $1.2 million to a bank and other parties.

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================

  13.   SUPPLEMENTAL          For   the   periods  ended   December 25,  1993,
        CASH FLOW             December 31,  1994  and  December 30, 1995,  the
        INFORMATION           Company   paid    interest   of    approximately
                              $518,000,     $745,000,      and     $1,257,000,
                              respectively. For  the  nine months  ended  1995
                              and   1996,   the  Company   paid   interest  of
                              approximately    $1,031,000   and    $1,043,000,
                              respectively.

  14.   DISCHARGE FROM        In December 1993,  General successfully  emerged
        CHAPTER XI -          from a  Chapter XI  bankruptcy proceeding  which
        PLAN OF               commenced  in  September  1991.  Prior  to   the
        REORGANIZATION        reorganization  the  Company's common  stock was
                              owned  75% by Faiga  Tuba Corporation, 18.75% by
                              Harold Geneen  and 6.25%  by Robert  Duncan. The
                              Series  A  Preferred  Stock  was  owned 100% by
                              Faiga Tuba Corporation. Faiga Tuba Corporation was owned 100% by Seymour Gussack, his wife and children. World Machinery Company immediately subsequent to the reorganization was owned approximately 80% by Seymour Gussack, his wife and children and 20% by Harold Geneen. In connection with the plan of reorganization, the following significant transactions occurred:

                          (a) 100%  of  the  common   stock  of  General   was
                              acquired by World (see (b) below). (The shareholders of World, while not identical, were similar to the former owners of General).


                          (b) General was  obligated to World  for $14,701,416
                              (the "Obligation") resulting from World's purchase of a General obligation from the Wells Fargo Bank. The Obligation was satisfied by the issuance of a 6% secured promissory note in the amount of $2,500,000, a $750,142 unsecured promissory note and the issuance of 1,000 shares of Common Stock (3,000,000 as adjusted for a 3000-for-one stock split as of October 10, 1996). The difference between the face
                              value  of   the  Obligation  and  the  settled
                              amounts ($11,451,174) has been recorded in the accounts as "Extraordinary item - settlement of debts at a discount."



                          (c) To    assist   General   with    its   plan   of
                              reorganization, World agreed to make advances of up to $1,200,000; $500,000 was advanced on December 25, 1993, and $500,000 was advanced in January 1994 (see Note 7).

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================

                          (d) Unsecured   creditors   were   offered  a   cash
                              settlement equal to 5% of their outstanding pre-petition claims or in the alternative, 10% of such claims payable 2% per year for five years. Substantially all of the creditors opted for the cash settlement; the discount applicable to the five year settlements were immaterial.

                          (e) The holders of  the Company's redeemable  Series
                              B preferred stock, its Series A preferred stock and its common stock received no consideration.

                          (f) The Company entered  into a financing  agreement
                              with the Bank of New York Commercial Corporation ("BNYCC") replacing its existing arrangement with BNYCC.

                         In connection with the plan of reorganization, the Company settled its pre-petition obligations at a discount. A summary of the income arising from this settlement follows:

                         ----------------------------------------------------
                         Reduction in obligations owing to:

                            World                                $11,451,174

                            Unsecured creditors and reversals
                              of accruals                         3,974,480

                            Affiliates and shareholders             409,985
                         ----------------------------------------------------
                                                                $15,835,639
                        =====================================================

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================


  15.   SUBSEQUENT        (a) In  connection  with a  proposed  initial public
        EVENTS offering of its common stock, the Company, on October 10, 1996, filed an amendment to its
                              Certificate of Incorporation, increasing the authorized common shares from 10,600 to 19,000,000 and changing its $.10 par value per common share to $.01 par value, and effected a 3,000-for-one stock split. Additionally, the amendment authorizes 1,000,000 shares of preferred stock $.01 par value per share. The Board of Directors is authorized to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares of such series subsequent to the issuance of shares of such series (but not below the number of shares of such series then outstanding). All share and per share data in the consolidated financial statements have been adjusted to give retroactive effect to the stock split.


                          (b) Upon the successful completion of the  Offering,
                              the Company will adopt the 1996 Stock Option and Performance Award Plan ("1996 Plan"), which authorizes the granting to directors, officers and key employees of the Company of incentive or nonqualified stock options, performance shares, restricted shares and performance units. The 1996 Plan covers up to 500,000 shares of common stock. Subject to the completion of the proposed offering, 257,500 options at the offering price were granted.

                                               GENERAL BEARING CORPORATION
                                                          AND SUBSIDIARIES

                                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (INFORMATION RELATED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                       AND SEPTEMBER 28, 1996 IS UNAUDITED)
   ========================================================================

                              The exercise of any incentive stock option granted to an eligible employee may not be less than 100% of the fair market value of the shares underlying such option on the date of grant, unless such employee owns more than 10% of the outstanding common stock or stock of any subsidiary or parent of the Company, in which case the exercise price of any incentive stock option may not be less than 110% of such fair market value. No option may be exercisable more than ten years after the date of grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of the common stock or stock of any subsidiary or parent of the Company, no more than five years from its date of grant. Options are not transferable, except upon the death of the optionee. In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination immediately expire, and any options that are exercisable expire three months following termination of employment, if such termination is not the result of death or retirement, two years following such termination if such termination was because of death and one year following such termination if such termination was because of disability or retirement under the provisions of any retirement plan that may be established by the Company, or with the consent of the Company.

                          (c) On November,  1996, the Company  entered into  a
                              seven year lease expiring on October 31, 2003, with Realty, which provides for minimum annual lease payments of $912,840 plus rent increases beginning in 1998 of at least 106% of the next preceding year's rent. Additionally, the Company signed sublease agreements with World and an affiliate of World, to sublease a portion of the Company's space. The subleases run concurrent with the lease noted above and provide for aggregate minimum annual rents of $170,220 plus rent increases beginning in 1998 of at least 106% of the next preceding year's rent.

     ==========================================================================
         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ----------------------
                                  TABLE OF CONTENTS
                                ----------------------
                                                                         Page
                                                                         ----


     PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . .   3

     THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

     RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

     COMPANY HISTORY . . . . . . . . . . . . . . . . . . . . . . . . . .  16

     DILUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

     USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . .  19

     DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . .  20

     CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . .  21

     SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . .  22

     MANAGEMENT'S DISCUSSION AND ANALYSIS
       OF RESULTS OF OPERATIONS AND
       FINANCIAL CONDITION . . . . . . . . . . . . . . . . . . . . . . .  24

     BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

     MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

     CERTAIN RELATIONSHIPS AND
       RELATED TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . .  43

     PRINCIPAL STOCKHOLDER . . . . . . . . . . . . . . . . . . . . . . .  46

     DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . . .  47

     SHARES OF COMMON STOCK ELIGIBLE
       FOR FUTURE SALE . . . . . . . . . . . . . . . . . . . . . . . . .  49

     UNDERWRITING  . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

     LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

     EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

     CHANGE IN INDEPENDENT AUDITORS  . . . . . . . . . . . . . . . . . .  53

     AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . .  53

     INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . .  F-1

     ===========================================================================

     ===========================================================================



                                   1,200,000 SHARES



                                   GENERAL BEARING
                                     CORPORATION




                                     COMMON STOCK




                                 -------------------

                                      PROSPECTUS

                                 -------------------











                               H.J. MEYERS & CO., INC.



                                  ___________, 1997


     ==========================================================================

                                       PART II

     INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the expenses expected to be incurred in connection with this Offering described in this Registration Statement. All amounts are estimated except the Registration Fee.



          Registration fee ....................        $      4,222.00
          NASD filing fee  ....................               1,893.00
          Nasdaq listing fee ..................               7,000.00
          PSE listing fee .....................              20,000.00
          Underwriters' nonaccountable expense allowance    240,000.00
          Accounting fees and expenses ........             180,000.00
          Legal fees and expenses .............             175,000.00
          Blue Sky fees and expenses ..........              25,000.00
          Transfer agent fee ..................               3,000.00
          Printing and engraving ..............              75,000.00
          Miscellaneous .......................               4,885.00
                                                            -----------

                          Total ...............            $736,000.00
                                                            ===========


     ----------------------



          All of the above expenses of this Offering will be paid by the Company.

     ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     ARTICLE IX OF THE COI PROVIDES THAT:

          "The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the corporation to procure judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, in accordance with and to the full extent permitted by statute. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under this Certificate of Incorporation or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

     ARTICLE X OF THE COMPANY'S BY-LAWS PROVIDES THAT:

          "Any person made or threatened to be made a party to or involved in any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter, "proceeding") by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, loss and liability (including, without limitation, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees), actually and necessarily incurred or suffered by him in connection with the defense of or as a result of such proceeding, or in connection with any appeal therein. The Corporation shall have the power to purchase and maintain insurance for the indemnification of such directors, officers and employees to the full extent permitted under the laws of the State of Delaware from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights of indemnification to which such director, officer or employee may be entitled.

          The right to indemnification conferred in this By-Law shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law
                        --------  -------
     of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which services were or are rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this By-Law or otherwise."

     STATUTORY:

          Generally, DGCL Section 145 authorizes Delaware corporations, under certain circumstances, to indemnify their officers and directors against all expenses and liabilities (including attorneys' fees) incurred by them as a result of any suit brought against them in their capacity as a director or an officer, if they acted in good faith and in manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may also be indemnified against expenses incurred in connection with a suit by or in the right of the corporation if such director or officer acted in good faith and in a manner reasonably believed by him to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

          The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Act.

     ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

          In December 1993, the Company emerged from a bankruptcy reorganization which commenced in September 1991. In connection with its Plan of Reorganization, the Company issued to World: (i) a 6% Secured Promissory Note due 1998 in the original principal amount of $2.5 million (the "Secured Note"); (ii) a non-interest bearing, Unsecured Promissory Note in the principal amount of $750,142 payable in annual installments of $125,000 commencing December 1993 (the "Installment Note"); and (iii) 1,000 shares of Common Stock. The Secured Note, the Installment Note and the shares of Common Stock were issued in exchange for a note in the original principal amount of $12.0 million, together with accrued interest thereon in the amount of $2,701,416 that World had acquired from Wells Fargo Bank, N.A., one of the Company's lenders. The Secured Note, Installment Note and Common Stock were issued in a transaction exempt from registration under the Act pursuant to Section 1145 of Chapter 11 of the United States Bankruptcy Code (11 U.S. Code Section 1145). In connection with the issuance of such securities, no commissions or fees were paid.

     ITEM 16.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (A)  EXHIBITS

         Exhibit No.                    Description of Exhibit
         -----------                    ----------------------

          1.1            Form of Underwriting Agreement


          3.1            Second Restated Certificate of Incorporation*

          3.2            By-Laws of the Company*

          4.1            Specimen Stock Certificate+




          5              Opinion of Reid & Priest LLP+

          10.1 Loan and Security Agreement dated December 20, 1993 by and among the Bank of New York Commercial Corporation, the Company and Hyatt Railway Products Corp., including amendments 1 through 8 thereto*

          10.2 Contract dated June 1988 by and between Shanghai Rolling Bearing Factory and the Company, including Agreement for the Revision and Amendment to the Contract*

          10.3 Lease Agreement dated November 1, 1996 by and between Gussack Realty Company and the Company relating to West Nyack, New York premises*

          10.4 Lease dated March 15, 1988 by and between Lamington Associates II and the Company relating to the Union, New Jersey premises*

          10.5 Sublease Agreement dated November 1, 1996 between the Company and World Machinery Company*

          10.6 Sublease Agreement dated November 1, 1996 between the Company and WMW Machinery Co.*

       Exhibit No.                  Description of Exhibits
       -----------                  -----------------------

          10.9           1996 Stock Option and Performance Award Plan

          10.10          Form of Representative's Warrant

          10.11 Form of Registration Rights Agreement between the Company and World (previously filed exhibit as 4.2)*

          16.1           Letter re: Change in Certifying Accountant*

          16.2           Letter re: Change in Certifying Accountant (updated)*

          21             List of Subsidiaries of the Company*

          23.1           Consent of Ferro, Berdon & Company, L.L.P. (updated)

          23.2           Consent of BDO Seidman, LLP (updated)

          23.3 Consent of Reid & Priest LLP (contained in Exhibit 5 hereto)+

          24             Powers of Attorney*

          27             Financial Data Schedule*

          99.1           Consent of Harold S. Geneen pursuant to Rule 438 of the
                         Act*

          99.2           Consent of Nina M. Gussack pursuant to Rule 438 of the
                         Act*

          99.3           Consent of Robert E. Baruc pursuant to Rule 438 of the
                         Act*


          *    Previously filed.
          +    To be filed by amendment.



          (B)  FINANCIAL STATEMENT SCHEDULES:

                    Reports of Independent Certified Public Accountants
                    Schedule II Valuations and Qualifying Accounts

     ITEM 17.  UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt deliver to each purchaser.

          (c) Insofar as indemnification for liability arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (i) For determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.


          (ii) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hamlet of West Nyack, State of New York, on this 14th day of January 1997.



                                                GENERAL BEARING CORPORATION


                                                  /s/ David L. Gussack
                                                ------------------------------
                                                       David L. Gussack
                                                           President
                                                 (Principal Executive Officer)




          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  Signatures                    Title               Date
                 -----------                   -------             -----

         /s/ Seymour I. Gussack            Chairman of the    January 14, 1997
      ---------------------------             Board of
              Seymour I. Gussack              Directors


         /s/ David L. Gussack               President and     January 14, 1997
      ---------------------------             Director
               David L. Gussack              (Principal
                                              Executive
                                              Officer)


         /s/ Christopher Moore             Vice President     January 14, 1997
      ---------------------------              Finance
              Christopher Moore              (Principal
                                              Financial
                                           and Accounting
                                              Officer)


         /s/ Jerome Johnson*                  Director        January 14, 1997
      ---------------------------
                Jerome Johnson



        *By:    /s/ David L. Gussack                          January 14, 1997
           ----------------------------
               David L. Gussack
               Attorney-in-Fact

                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




     General Bearing Corporation
     West Nyack, New York

     The audit referred to in our report dated March 24, 1995 relating to the consolidated financial statements of General Bearing Corporation and Subsidiaries, which is contained in the Prospectus, included the audit of the financial statement schedule listed in the accompanying index for the years ended December 25, 1993 and December 24, 1994. This financial statement schedule is the responsibility of management. Our responsibility is to express an opinion on this financial statement schedule based upon our audit.

     In our opinion, such financial statement schedule presents fairly, in all material respects, the information set forth therein.




                              FERRO, BERDON & COMPANY, L.L.P.


     New York, New York
     March 24, 1995

                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




     General Bearing Corporation
     West Nyack, New York


     The audit referred to in our report dated September 13, 1996, except for
     Note 15(a) which is as of October 10, 1996 relating to the consolidated financial statements of General Bearing Corporation and Subsidiaries, which is contained in the Prospectus, included the audit of the financial statement schedule listed in the accompanying index for the year ended December 30, 1995. This financial statement schedule is the responsibility of management. Our responsibility is to express an opinion on this financial statement schedule based upon our audit.

     In our opinion, such financial statement schedule presents fairly, in all material respects, the information set forth therein.




                              BDO SEIDMAN, LLP


     New York, New York
     September 13, 1996

          (B)  SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

            Column A          Column B     Column C     Column D   Column E
           ---------          --------     --------     --------   --------

                                              Add
                                              ---

                             Balance at   Charged to               Balance at
                            beginning of    period     Deductions    end of
          Description          period      expenses       (1)        period
          -----------       ------------   ---------   ----------  ----------

      Year ended December 25, 1993
        Allowance for
        doubtful              $250,000      $5,119        $119     $255,000
        accounts  . . . .  -----------     -------      ------ ------------

                              $250,000      $5,119        $119     $255,000
                              ========     =======      ======     ========

      Year ended December 31, 1994
        Allowance for
        doubtful              $255,000        --           --      $255,000
        accounts  . . . .    ---------     --------     --------   --------

                              $255,000        --           --      $255,000
                              ========      =======      ======    ========

     Year ended December 30, 1995
        Allowance for
        doubtful              $255,000     $17,050     $17,050     $255,000
        accounts  . . . .     --------    --------    --------     --------

                              $255,000     $17,050     $17,050     $255,000
                              ========    ========    ========     ========

     (1)Uncollectible accounts written
            off net of recoveries

                              EXHIBIT INDEX


         Exhibit No.                    Description of Exhibit
         -----------                    ----------------------

          1.1            Form of Underwriting Agreement

          3.1            Second Restated Certificate of Incorporation*

          3.2            By-Laws of the Company*

          4.1            Specimen Stock Certificate+

          5              Opinion of Reid & Priest LLP+

          10.1 Loan and Security Agreement dated December 20, 1993 by and among the Bank of New York Commercial Corporation, the Company and Hyatt Railway Products Corp., including amendments 1 through 8 thereto*

          10.2 Contract dated June 1988 by and between Shanghai Roll-ing Bearing Factory and the Company, including Agree-ment for the Revision and Amendment to the Contract*

          10.3 Lease Agreement dated November 1, 1996 by and between Gussack Realty Company and the Company relating to West Nyack, New York premises*

          10.4 Lease dated March 15, 1988 by and between Lamington Associates II and the Company relating to the Union, New Jersey premises*

          10.5 Sublease Agreement dated November 1, 1996 between the Company and World Machinery Company*

          10.6 Sublease Agreement dated November 1, 1996 between the Company and WMW Machinery Co.*

          10.9           1996 Stock Option and Performance Award Plan

          10.10          Form of Representative's Warrant

          10.11 Form of Registration Rights Agreement between the Company and World (previously filed exhibit as 4.2)*

          16.1           Letter re: Change in Certifying Accountant*

          16.2           Letter re: Change in Certifying Accountant (updated)*

          21             List of Subsidiaries of the Company*

          23.1           Consent of Ferro, Berdon & Company, L.L.P. (updated)

          23.2           Consent of BDO Seidman, LLP (updated)

          23.3 Consent of Reid & Priest LLP (contained in Exhibit 5 hereto)+

          24             Powers of Attorney*

          27             Financial Data Schedule*

          99.1           Consent of Harold S. Geneen pursuant to Rule 438 of the
                         Act*

          99.2           Consent of Nina M. Gussack pursuant to Rule 438 of the
                         Act*

          99.3           Consent of Robert E. Baruc pursuant to Rule 438 of the
                         Act*

          *    Previously filed.
	  +    To be filed by amendment.

          (B)  FINANCIAL STATEMENT SCHEDULES:

                    Reports of Independent Certified Public Accountants
                    Schedule II - Valuations and Qualifying Accounts